Exhibit 99.1

Explanatory Note

As previously disclosed, on September 18, 2017, Rite Aid Corporation, a Delaware corporation (the “Company”) entered into the Amended and Restated Asset Purchase Agreement (the “Asset Purchase Agreement”) with Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”), and Walgreen Co., an Illinois corporation and a wholly owned subsidiary of WBA (“Buyer”). Under the Asset Purchase Agreement, Buyer has purchased or will purchase a total of 1,932 stores, three distribution centers and related inventory from the Company (the “Assets to Be Sold” or the “Disposal Group”) for an all-cash purchase price of $4.375 billion on a cash-free, debt-free basis (the “Sale”). As of March 27, 2018, all 1,932 stores and related inventory have been transferred to Buyer. The transfer of the three distribution centers and related inventory is expected to begin after September 1, 2018. The majority of closing conditions to the Sale have been satisfied, and the subsequent transfer of the Company’s distribution centers and related assets remain subject to minimal customary closing conditions applicable only to the distribution centers being transferred at such distribution center closing, as specified in the Asset Purchase Agreement.  As a result of the Sale, the Company will account for the Disposal Group as a discontinued operation.

The Company is filing this Exhibit 99.1 to our Current Report on Form 8-K to reissue our retrospectively revised and recast historical consolidated financial statements and other information included in our Annual Report on Form 10-K for the fiscal year ended March 4, 2017 (as amended, the “2017 Form 10-K”) to account for the Disposal Group as a discontinued operation. The recasted financial results for the years ended March 4, 2017, February 27, 2016 and February 28, 2015 are consistent with the presentation of discontinued operations included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 2, 2017, filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2018, and with rules of the SEC to reflect accounting changes, such as discontinued operations.

The information included in Exhibit 99.1 to this Current Report on Form 8-K is presented solely in connection with the reporting changes described above. Except as disclosed in Part I: Subsequent Event, this Current Report does not reflect events occurring after the Company filed its 2017 Form 10-K, including the pending merger between the Company and Albertsons Companies, Inc., and does not modify or update the disclosures therein in any way, in each case other than to reflect the presentation of the Disposal Group as a discontinued operation as described above. Therefore, Exhibit 99.1 to this Current Report on Form 8-K should be read in conjunction with our other filings made with the SEC, including, and subsequent to the date of, the 2017 Form 10-K.

We have revised the following portions of the 2017 Form 10-K to reflect the retrospective revisions that have been made as a result of the Sale to reflect the Disposal Group as a discontinued operation:

PART I

•           Item 6. Selected Financial Data — Continuing Operations

•           Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Continuing Operations

•           Item 8. Financial Statements and Supplementary Data

The revised portions of the 2017 Form 10-K described above are attached as Exhibit 99.1 hereto and incorporated herein by reference. All other information in the 2017 Form 10-K remains unchanged. References to the exhibits attached hereto to the 2017 Form 10-K or parts thereof refer to the 2017 Form 10-K, except to the extent portions of such 2017 Form 10-K have been recast in Exhibit 99.1 to this Current Report on Form 8-K, in which case they refer to the applicable revised portion in Exhibit 99.1 to this Current Report on Form 8-K.

The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2017, and which is incorporated herein by reference.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

Our operating results and financial condition have varied in the past and could in the future vary significantly depending on a number of factors. From time to time, information provided by us or statements made by our employees contain “forward-looking” information that involves risks and uncertainties. Such statements include, but are not limited to, statements regarding the expected timing of the distribution center closing of the Sale; the ability of the Company and WBA to complete the distribution center closing and related transactions considering the various closing conditions applicable to the distribution centers and related assets being transferred at such distribution center closing; the outcome of legal and regulatory matters in connection with the Sale; the expected benefits of the transactions such as improved operations, growth potential, market profile and financial strength; the competitive ability and position of the Company following completion of the proposed transactions; the ability of the Company to implement new business strategies following the completion of the proposed transactions; the ability of the Company to repay its debt using the proceeds from the proposed transactions with WBA and any assumptions underlying any of the foregoing. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” and “will” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, our high level of indebtedness and our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our debt agreements; general economic, industry, market, competitive, regulatory and political conditions; our ability to improve the operating performance of our stores in accordance with our long term strategy; the impact of private and public third-party payers continued reduction in prescription drug reimbursements and efforts to encourage mail order; our ability to manage expenses and our investments in working capital; outcomes of legal and regulatory matters; changes in legislation or regulations, including healthcare reform; our ability to achieve the benefits of our efforts to reduce the costs of our generic and other drugs; risks related to the inability to complete the remaining distribution center closing of the Sale and recognize the corresponding expected gain due to the failure to satisfy the minimal remaining conditions applicable only to the distribution centers being transferred at the distribution center closing and other risks related to obtaining the requisite consents to the remaining distribution center closing of the Sale; the risk that there may be a material adverse change of the Company, or the business of the Company may suffer as a result of uncertainty surrounding the Sale; risks related to the ability to realize the anticipated benefits of the proposed transactions with WBA; risks associated with the financing of the proposed transaction; disruption from the proposed transactions making it more difficult to maintain business and operational relationships; the effect of the pending Sale on the Company’s business relationships (including, without limitation, customers and suppliers), operating results and business generally; risks related to diverting management’s or employees’ attention from ongoing business operations; the risk that the Company’s stock price may decline significantly if the distribution center closing is not completed; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Sale; potential changes to our strategy in the event the remaining proposed transactions do not close, which may include delaying or reducing capital or other expenditures, selling assets or other operations, attempting to restructure or refinance our debt, or seeking additional capital, and other business effects.  These and other risks, assumptions and uncertainties are more fully described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and in other documents that we file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

Part 1 Subsequent event:

The discussion and presentation of the operating and financial results of our business segments and other information contained herein have been impacted by the following events.

Termination of Merger Agreement with WBA

On October 27, 2015, the Company, WBA and Victoria Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of WBA, entered into an Agreement and Plan of Merger (as amended by Amendment No. 1, dated as of January 29, 2017 (the “Amendment”)) (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub was to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a 100 percent owned direct subsidiary of WBA.  On June 28, 2017, the Company, WBA and Merger Sub entered into a Termination Agreement (the “Merger Termination Agreement”) under which the parties agreed to terminate the Merger Agreement.  The Merger Termination Agreement provides that WBA would pay to the Company a termination fee in the amount of $325.0 million, which was received on June 30, 2017.

Entry Into Amended and Restated Asset Purchase Agreement with WBA

On September 18, 2017, the Company entered into the Asset Purchase Agreement with WBA and Buyer, which amended and restated in its entirety the previously disclosed Asset Purchase Agreement, dated as of June 28, 2017, by and among the Company, WBA and Buyer.  Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer will purchase from the Company 1,932 stores (the “Acquired Stores”), three (3) distribution centers, related inventory and other specified assets and liabilities related thereto (collectively the “Assets to be Sold” or the “Disposal Group”) for a purchase price of approximately $4,375.0 million, on a cash-free, debt-free basis in the Sale.

The Company announced on September 19, 2017 that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired with respect to the Sale.  As of March 27, 2018, all 1,932 stores and related inventory have been transferred to Buyer.  The transfer of the three distribution centers and related inventory is expected to begin after September 1, 2018. The majority of closing conditions to the Sale have been satisfied, and the subsequent transfer of the Company’s distribution centers and related assets remain subject to minimal customary closing conditions applicable only to the distribution centers being transferred at such distribution center closing, as specified in the Asset Purchase Agreement.

The parties to the Asset Purchase Agreement have each made customary representations and warranties. The Company has agreed to various covenants and agreements, including, among others, our agreement to conduct our business at the Acquired Stores in the ordinary course during the period between the execution of the Asset Purchase Agreement and the subsequent closings.  The Company has also agreed to provide transition services to Buyer for up to three (3) years after the initial closing of the Sale.

In the event that the Company enter into an agreement to sell all of the remainder of the Company or over 50% of its stock or assets to a third party prior to the end of the transition period under the Transition Services Agreement (“TSA”), any potential acquirer would be obligated to assume our remaining obligations under the TSA.  Under the terms of the Asset Purchase Agreement, the Company has the option to purchase pharmaceutical drugs through an affiliate of WBA under terms, including cost, that are substantially equivalent to Buyer’s for a period of ten (10) years, subject to certain terms and conditions.

Divestiture of the Assets to be Sold

Based on its magnitude and because the Company is exiting certain markets, the Sale represents a significant strategic shift that has a material effect on our operations and financial results.  Accordingly, the Company applied discontinued operations treatment for the Sale as required by Accounting Standards Codification 210-05 — Discontinued Operations (ASC 205-20). In accordance with ASC 205-20, the Company reclassified the Disposal Group to assets and liabilities held for sale on its consolidated balance sheets as of the periods ended March 4, 2017 and February 27, 2016, and reclassified the financial results of the Disposal Group in its consolidated statements of operations and consolidated statements of cash flows for all periods presented and the notes thereto. The Company also revised its discussion and presentation of operating and financial results to be reflective of its continuing operations as required by ASC 205-20.

Item 6.         Selected Financial Data — Continuing Operations

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes.

	Fiscal Year Ended
	March 4, 2017 (53 weeks)(*)	February 27, 2016 (52 weeks)(*)	February 28, 2015 (52 weeks)	March 1, 2014 (52 weeks)	March 2, 2013 (52 weeks)
	(Dollars in thousands, except per share amounts)
Summary of Continuing Operations:
Revenues from continuing operations	$22,927,540	$20,770,237	$16,558,195	$15,874,638	$15,776,808
Net income from continuing operations	$4,080	$102,088	$2,011,846	$199,458	$38,092
Basic and diluted income per share:
Basic income per share — continuing operations	$0.00	$0.10	$2.07	$0.18	$0.03
Diluted income per share — continuing operations	$0.00	$0.10	$1.98	$0.17	$0.03
Year-End Financial Position:
Total assets(1)	11,593,752	11,277,010	8,777,425	6,860,672	6,985,038

	Fiscal Year Ended
	March 4, 2017 (53 weeks)(*)	February 27, 2016 (52 weeks)(*)	February 28, 2015 (52 weeks)	March 1, 2014 (52 weeks)	March 2, 2013 (52 weeks)
	(Dollars in thousands, except per share amounts)
Total debt(1)	7,328,693	6,994,136	5,559,116	5,672,944	5,939,850

(*)                                 Includes the results of the Pharmacy Services segment, which was acquired on June 24, 2015.

(1)                                 As of February 27, 2016, the Company early adopted Accounting Standard Update No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs issued by the Financial Accounting Standards Board in April 2015. The effect of the adoption on the Company’s consolidated balance sheet is a reduction in other assets and long-term debt, net of current maturities of $85,827, $84,199, and $93,681 as of February 28, 2015, March 1, 2014, and, March 2, 2013 respectively.

On June 24, 2015, the Company completed its acquisition of TPG VI Envision BL, LLC (“TPG”) and Envision Topco Holdings, LLC (“EnvisionRx”), pursuant to the terms of an agreement (“Agreement”) dated February 10, 2015 (the “Acquisition”). As a result of the Acquisition, and the related addition of the Pharmacy Services segment, we now refer to our cost of goods sold as our cost of revenues, as these costs are now inclusive of the cost of prescription drugs sold through the Pharmacy Services segment’s retail pharmacy network under contracts where it is the principal.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Continuing Operations

Overview

We are a pharmacy retail healthcare company, providing our customers and communities with the highest level of care and service through various programs we offer through our two reportable business segments, our Retail Pharmacy segment and our Pharmacy Services segment. We accomplish our goal of delivering comprehensive care to our customers through our 2,604 retail drugstores, 81 RediClinic walk-in retail health clinics and transparent and traditional EnvisionRx and MedTrak pharmacy benefit managers with approximately 4.0 million plan members. We also offer fully integrated mail-order and specialty pharmacy services through EnvisionPharmacies. Additionally through EIC, EnvisionRx also serves one of the fastest-growing demographics in healthcare: seniors enrolled in Medicare Part D. When combined with our retail platform, this comprehensive suite of services allows us to provide value and choice to customers, patients and payors and allows us to succeed in today’s evolving healthcare marketplace.

We have two reportable business segments: Retail Pharmacy segment and Pharmacy Services segment.

Retail Pharmacy Segment

Our Retail Pharmacy segment sells brand and generic prescription drugs, as well as an assortment of front-end products including health and beauty aids, personal care products, seasonal merchandise, and a large private brand product line. Our Retail Pharmacy segment generates the majority of its revenue through the sale of prescription drugs and front-end products at our 2,604 retail locations. In addition, the Retail Pharmacy segment includes 81 RediClinic walk-in retail clinics, of which 45 are located within Rite Aid retail stores in the Baltimore/Washington D.C, Philadelphia, Seattle and New Jersey markets.

Pharmacy Services Segment

Our Pharmacy Services segment, which was acquired on June 24, 2015 through our acquisition of EnvisionRx, provides a full range of pharmacy benefit services. The Pharmacy Services segment provides both transparent and traditional pharmacy benefit management (“PBM”) options through its EnvisionRx and MedTrak PBMs, respectively. EnvisionRx also offers fully integrated mail-order and specialty pharmacy services through EnvisionPharmacies; access to the nation’s largest cash pay infertility discount drug program via Design Rx; an innovative claims adjudication software platform in Laker Software; and a national Medicare Part D prescription drug plan through EIC’s EnvisionRx Plus product offering. The segment’s clients are primarily employers, insurance companies, unions, government employee groups, health plans, Managed Medicaid plans, Medicare plans, other sponsors of health benefit plans and individuals throughout the United States.

Pending Merger with Walgreens Boots Alliance, Inc.

On October 27, 2015, we entered into the original Merger Agreement, which was subsequently amended by the Amendment on January 29, 2017. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the Merger as a 100 percent owned direct subsidiary of WBA. Completion of the Merger is subject to various closing conditions, including but not limited to (i) approval of the Merger Agreement by the holders of our common stock, (ii) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or order prohibiting the Merger, and (iv) the absence of a material adverse effect on us, as defined in the Merger Agreement. Under the terms of the Merger Agreement, at the effective time of the Merger, each share of our common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time (other than shares owned by (i) WBA, Merger Sub or us (which will be cancelled), (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law, or (iii) any direct or indirect 100 percent owned subsidiary of ours or WBA (which will be converted into shares of common stock of the surviving corporation)) will be converted into the right to receive a maximum of $7.00 in cash per share and a minimum of $6.50 in cash per share, without interest. The exact per share merger consideration will be determined based on the number of retail stores that WBA agrees to divest in connection with the parties’ efforts to obtain the required regulatory approvals for the Merger, with the price set at $7.00 per share if 1,000 stores or fewer retail stores are required to be divested and at $6.50 per share if 1,200 retail stores are required to be divested (or more, if WBA agrees to sell more). If the required divestitures fall between 1,000 and 1,200 stores, then there will be a pro-rata adjustment of the price per share. While the exact per share merger consideration is not known as of the date of this report, based on discussions with the Federal Trade Commission (“FTC”) FTC regarding potential remedies after filing the preliminary proxy statement, if the Merger is completed, we believe that the per share merger consideration would likely be $6.50 per share.

We, WBA and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement, including, among other things, that (i) we and our subsidiaries will continue to conduct our business in the ordinary course consistent with past practice between the execution of the Merger Agreement and the closing of the Merger and (ii) we will not solicit proposals relating to alternative transactions to the Merger or engage in discussions or negotiations with respect thereto, subject to certain exceptions. Additionally, the Merger Agreement limits our ability to incur indebtedness for borrowed money and issue additional capital stock, among other things.

Pursuant to the Amendment, we and WBA extended the “End Date” (as defined in the Merger Agreement) to July 31, 2017.

On December 19, 2016, we entered into the an Asset Purchase Agreement (the “Fred’s Asset Purchase Agreement”), dated as of December 19, 2016, with AFAE, LLC, a Tennessee limited liability company and wholly owned subsidiary of Fred’s (“AFAE”) and Fred’s, Inc., a Tennessee corporation (solely for the purposes set forth in the Fred’s Asset Purchase Agreement), and WBA (solely for the purposes set forth in the Fred’s Asset Purchase Agreement). Pursuant to the terms and subject to the conditions set forth in the Fred’s Asset Purchase Agreement, we agreed to sell 865 Rite Aid stores (the “Divested Stores”) and certain specified assets related to store operations to AFAE for a purchase price of $950.0 million plus AFAE’s assumption of certain liabilities of Rite Aid and its affiliates (the “Divestiture”). Should the divestiture of up to 1,200 stores be required to obtain regulatory approval, all parties to the Fred’s Asset Purchase Agreement agree to negotiate in good faith to amend the Fred’s Asset Purchase Agreement accordingly.

Completion of the Divestiture is subject to various closing conditions, including but not limited to (i)  the closing of the proposed acquisition of Rite Aid by WBA (the “Rite Aid Acquisition”), (ii) the FTC having issued publicly the proposed final judgment relating to the Divested Stores in connection with the Rite Aid Acquisition identifying AFAE as being preliminarily approved as the purchaser of the assets purchased under the Fred’s Asset Purchase Agreement, (iii) filings with or receipt of approval from the applicable state boards of pharmacy, and (iv) the absence of a material adverse effect on the stores being acquired in the Divestiture.

The parties to the Fred’s Asset Purchase Agreement have each made customary representations and warranties. We have agreed to various covenants and agreements, including, among others, our agreement to conduct our business at the Divested Stores in the ordinary course during the period between the execution of the Fred’s Asset Purchase Agreement and the closing of the Divestiture, subject to certain exceptions. Fred’s and AFAE have also agreed to various covenants and agreements in the Fred’s Asset Purchase Agreement, including, among other things, (i) Fred’s and AFAE’s agreement to use their reasonable best efforts to obtain all authorizations and approvals from governmental authorities and (ii) Fred’s and AFAE’s agreement to (x) prepare and furnish all necessary information and documents reasonably requested by the FTC, (y) use reasonable best efforts to demonstrate to the FTC that each of Fred’s and AFAE is an acceptable purchaser of, and will compete effectively using, the assets purchased in the Divestiture, and (z) reasonably cooperate with WBA and us in obtaining all FTC approvals. In the event that the FTC requests changes to the Fred’s Asset Purchase Agreement, the parties agreed to negotiate in good faith to make the necessary changes. To the extent the FTC requests that additional stores be sold, and WBA agrees to sell such stores, each of Fred’s and AFAE has agreed to buy those stores.

The Fred’s Asset Purchase Agreement contains specified termination rights for us, WBA and AFAE, including a mutual termination right (i) in the event of the issuance of a final, nonappealable governmental order permanently restraining the Divestiture or (ii) in the event that the Merger Agreement is terminated in accordance with its terms. WBA has additional termination rights, if, among others thing, (i) AFAE or Fred’s is not preliminarily approved by the FTC or other necessary governmental authority as purchaser of the assets in the Divestiture or (ii) the FTC informs WBA or its affiliates in writing that the Director of the Bureau of Competition will not recommend approval of Fred’s or AFAE as purchaser of the assets in the Divestiture.

The Company expects that the Fred’s Asset Purchase Agreement will be amended to, among other things, make certain changes contemplated by the Amendment.

While we and WBA are actively engaged in discussions with the FTC regarding the transaction and are working towards a close of the Merger by July 31, 2017, there can be no assurance that the requisite regulatory approvals will be obtained, or that the Merger or the Divestiture will be completed within the time periods contemplated by the Merger Agreement and Fred’s Asset Purchase Agreement on the current terms, if at all. In the event the Merger Agreement is terminated in certain circumstances involving a failure to obtain required regulatory approvals or if the Merger is not completed by July 31, 2017, WBA is required to pay us a $325 million termination fee; provided that such termination fee is reduced to $162.5 million if (i) on the termination date we fail to satisfy the EBITDA threshold set forth in the Merger Agreement (the “EBITDA test”) or (ii) if WBA exercises its right to terminate the Merger Agreement as a result of our failure to satisfy the EBITDA test as of the End Date or as of the date on which closing is required to occur. Additionally, there may be changes to our strategy in the event that the Merger or Divestiture do not close, which may include delaying or reducing capital or other expenditures, selling assets or other operations, closing underperforming stores, attempting to restructure or refinance our debt, seeking additional capital, or incurring other costs associated with restructuring our business.

Overview of Financial Results from Continuing Operations

Net Income:  Our net income from continuing operations for fiscal 2017 was $4.1 million or $0.00 per basic and diluted share compared to net income from continuing operations for fiscal 2016 of $102.1 million or $0.10 per basic and diluted share. The operating results for fiscal 2017 include the operating results of EnvisionRx. The operating results for fiscal 2016 include the operating results of EnvisionRx subsequent to the June 24, 2015 acquisition date. The decline in our operating results was driven primarily by a decline in Adjusted EBITDA, an increase in the Pharmacy Services segment amortization expense and higher interest expense, partially offset by lower income tax expense and a $33.2 million loss on debt retirement in the prior year.

Adjusted EBITDA:  Our Adjusted EBITDA from continuing operations for fiscal 2017 was $740.1 million or 3.2 percent of revenues, compared to $849.3 million or 4.1 percent of revenues for fiscal year 2016. Adjusted EBITDA from continuing operations for fiscal 2017 includes the Adjusted EBITDA of EnvisionRx. Adjusted EBITDA for fiscal 2016 includes the Adjusted EBITDA of EnvisionRx subsequent to the June 24, 2015 acquisition date. The decline in our Adjusted EBITDA was due primarily to a decrease of $196.1 million in the Retail Pharmacy segment, resulting from lower pharmacy gross profit due to lower reimbursement rates. The decline in the Retail Pharmacy segment Adjusted EBITDA was partially offset by an increase of $86.9 million of Pharmacy Services segment Adjusted EBITDA. This increase was due to strong operating results in the current year and the fact that prior year’s Pharmacy Services segment results do not reflect a full year’s ownership of EnvisionRx. Please see the sections entitled “Segment Analysis” and “Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures” below for additional details.

Consolidated Results of Operations - Continuing Operations

Revenue and Other Operating Data

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
	(Dollars in thousands except per share amounts)
Revenues(a)	$22,927,540	$20,770,237	$16,558,195
Revenue growth	10.4%	25.4%	4.3%
Net income	$4,080	$102,088	$2,011,846
Net income per diluted share	$0.00	$0.10	$1.98
Adjusted EBITDA(b)	$740,051	$849,267	$748,535
Adjusted Net Income(b)	$68,247	$173,419	$181,574
Adjusted Net Income per Diluted Share(b)	$0.06	$0.17	$0.18

(a)                                 Revenues for the fiscal years ended March 4, 2017 and February 27, 2016 exclude $232,964 and $153,664, respectively, of inter-segment activity that is eliminated in consolidation.

(b)                                 See “Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures” for additional details.

Revenues

Fiscal 2017 compared to Fiscal 2016:  The 10.4% increase in revenues was due primarily to the increase in the Pharmacy Services segment, due to a full year of Pharmacy Services segment operating result being included in the current year as compared to a partial year in the prior year, partially offset by decreases in the Retail Pharmacy segment. Revenues for fiscal 2017 exclude $233.0 million of inter-segment activity that is eliminated in consolidation. Same store sales trends for fiscal 2017 and fiscal 2016 are described in the “Segment Analysis” section below.

Fiscal 2016 compared to Fiscal 2015:  The 25.4% increase in revenues were due primarily to the addition of the Pharmacy Services segment, which was acquired on June 24, 2015. Revenues for fiscal 2016 include revenues of $4,103.5 million relating to our Pharmacy Services segment and exclude $153.7 million of inter-segment activity that is eliminated in consolidation.

Please see the section entitled “Segment Analysis” below for additional details regarding revenues.

Costs and Expenses

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
	(Dollars in thousands)
Costs of revenues(a)	$17,862,833	$15,778,258	$11,838,785
Gross profit	5,064,707	4,991,979	4,719,410
Gross margin	22.1%	24.0%	28.5%
Selling, general and administrative expenses	$4,776,995	$4,581,171	$4,279,280
Selling, general and administrative expenses as a percentage of revenues	20.8%	22.1%	25.8%
Lease termination and impairment charges	45,778	40,477	37,204
Interest expense	200,065	186,132	116,997
Loss on debt retirements, net	—	33,205	18,512
(Gain) loss on sale of assets, net	(6,649)	(606)	(4,916)

(a)                                 Cost of revenues for the fiscal years ended March 4, 2017 and February 27, 2016 exclude $232,964 and $153,664, respectively, of inter-segment activity that is eliminated in consolidation.

Gross Profit and Cost of Revenues

Gross profit increased by $72.7 million in fiscal 2017 compared to fiscal 2016. Gross profit for fiscal 2017 includes incremental gross profit of $161.9 million relating to our Pharmacy Services segment due to a full year of Pharmacy Services segment operating results being included in the current year as compared to a partial year in the prior year and a decrease of $89.2 million in Retail Pharmacy segment gross profit. Gross margin was 22.1% for fiscal 2017 compared to 24.0% in fiscal 2016, due primarily to lower reimbursement rates in the Retail Pharmacy segment that were not offset by lower prescription drug costs and revenue growth in our Pharmacy Services segment, which carries a lower gross margin as a percentage of revenue. Please see the section entitled “Segment Analysis” for a more detailed description of gross profit and gross margin results by segment.

Gross profit increased by $272.6 million in fiscal 2016 compared to fiscal 2015. Gross profit for fiscal 2016 includes gross profit of $230.8 million relating to our Pharmacy Services segment and an increase of $41.8 million in Retail Pharmacy segment gross profit. Gross margin was 24.0% for fiscal 2016 compared to 28.5% in fiscal 2015, due to the inclusion of our Pharmacy Services segment in our fiscal 2016 results.

Selling, General and Administrative Expenses

Selling, General and Administrative Expenses (“SG&A”) increased by $195.8 million in fiscal 2017 compared to fiscal 2016. The increase in SG&A includes an incremental increase of $104.8 million relating to our Pharmacy Services segment due to a full year of Pharmacy Services segment operating results being included in the current year as compared to a partial year in the prior year and an increase of $91.0 million relating to our Retail Pharmacy segment. Please see the section entitled “Segment Analysis” below for additional details regarding SG&A.

SG&A increased by $301.9 million in fiscal 2016 compared to fiscal 2015. The increase in SG&A includes $188.6 million relating to our Pharmacy Services segment and an increase of $113.3 million relating to our Retail Pharmacy segment.

Lease Termination and Impairment Charges

Impairment Charges:

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that an asset group has a carrying value that may not be recoverable. The individual operating store is the lowest level for which cash flows are identifiable. As such, we evaluate individual stores for recoverability of assets. To determine if a store needs to be tested for recoverability, we consider items such as decreases in market prices, changes in the manner in which the store is being used or physical condition, changes in legal factors or business climate, an accumulation of losses significantly in excess of budget, a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection of continuing losses, or an expectation that the store will be closed or sold.

We monitor new and recently relocated stores against operational projections and other strategic factors such as regional economics, new competitive entries and other local market considerations to determine if an impairment evaluation is required. For other stores, we perform a recoverability analysis if they have experienced current-period and historical cash flow losses.

In performing the recoverability test, we compare the expected future cash flows of a store to the carrying amount of its assets. Significant judgment is used to estimate future cash flows. Major assumptions that contribute to our future cash flow projections include expected sales, gross profit, and distribution expenses; expected costs such as payroll, occupancy costs and advertising expenses; and estimates for other significant selling, and general and administrative expenses. Additionally, we take into consideration that certain operating stores are executing specific improvement plans which are monitored quarterly to recoup recent capital investments, such as an acquisition of an independent pharmacy, which we have made to respond to specific competitive or local market conditions, or have specific programs tailored towards a specific geography or market.

We recorded impairment charges of $22.7 million in fiscal 2017, $9.3 million in fiscal 2016 and $9.7 million in fiscal 2015. Our methodology for recording impairment charges has been consistently applied in the periods presented.

At March 4, 2017, approximately $1.3 billion of our long-lived assets, including intangible assets, were associated with 2,604 active operating stores.

If an operating store’s estimated future undiscounted cash flows are not sufficient to cover its carrying value, its carrying value is reduced to fair value which is its estimated future discounted cash flows. The discount rate is commensurate with the risks associated with the recovery of a similar asset.

An impairment charge is recorded in the period that the store does not meet its original return on investment and/or has an operating loss for the last two years and its projected cash flows do not exceed its current asset carrying value. The amount of the impairment charge is the entire difference between the current carrying asset value and the estimated fair value of the assets using discounted future cash flows. Most stores are fully impaired in the period that the impairment charge is originally recorded.

We recorded impairment charges for active stores of $20.6 million in fiscal 2017, $8.2 million in fiscal 2016 and $7.4 million in fiscal 2015.

We review key performance results for active stores on a quarterly basis and approve certain stores for closure. Impairment for closed stores, if any (many stores are closed on lease expiration), are recorded in the quarter the closure decision is approved. Closure decisions are made on an individual store or regional basis considering all of the macro-economic, industry and other factors, in addition to, the operating store’s individual operating results. We currently have no plans to close a significant number of active stores in future periods. We recorded impairment charges for closed facilities of $2.0 million in fiscal 2017, $1.0 million in fiscal 2016 and $2.3 million in fiscal 2015.

The following table summarizes the impairment charges and number of locations, segregated by closed facilities and active stores that have been recorded in fiscal 2017, 2016 and 2015:

	Year Ended
	March 4, 2017		February 27, 2016		February 28, 2015
(in thousands, except number of stores)	Number	Charge	Number	Charge	Number	Charge
Active stores:
Stores previously impaired(1)	174	$5,022	161	$4,582	179	$3,481
New, relocated and remodeled stores(2)	22	13,232	1	778	2	1,108
Remaining stores not meeting the recoverability test(3)	17	2,369	14	2,882	9	2,797
Total impairment charges-active stores	213	20,623	176	8,242	190	7,386
Total impairment charges-closed facilities	53	2,008	27	1,031	35	2,311
Total impairment charges-all locations	266	$22,631	203	$9,273	225	$9,697

(1)                                 These charges are related to stores that were impaired for the first time in prior periods. Most active stores, requiring an impairment charge, are fully impaired in the first period that they do not meet their asset recoverability test. However, we do often make ongoing capital additions to certain stores to improve their operating results or to meet geographical competition, which if later are deemed to be unrecoverable, will be impaired in future periods. Of this total, 173, 160 and 178 stores for fiscal years 2017, 2016 and 2015, respectively have been fully impaired. Also included in these charges are an insignificant number of stores, which were only partially impaired in prior years based on our analysis that supported a reduced net book value greater than zero, but now require additional charges.

(2)                                 These charges are related to new stores (open at least three years) and relocated stores (relocated in the last two years) and significant strategic remodels (remodeled in the last year) that did not meet their recoverability test during the current period. These stores have not met our original return on investment projections and have a historical loss of at least two years. Their future cash flow projections do not recover their current carrying value. Of this total, 18, 1 and 1 stores for fiscal years 2017, 2016 and 2015, respectively have been fully impaired.

(3)                                 These charges are related to the remaining active stores that did not meet the recoverability test during the current period. These stores have a historical loss of at least two years. Their future cash flow projections do not recover their current carrying value. Of this total, 16, 13 and 9 stores for fiscal years 2017, 2016 and 2015, respectively have been fully impaired.

The primary drivers of our impairment charges are each store’s current and historical operating performance and the assumptions that we make about each store’s operating performance in future periods. Projected cash flows are updated based on the next year’s operating budget which includes the qualitative factors noted above. We are unable to predict with any degree of certainty which individual stores will fall short or exceed future operating plans. Accordingly, we are unable to describe future trends that would affect our impairment charges, including the likely stores and their related asset values that may fail their recoverability test in future periods.

To the extent that actual future cash flows may differ from our projections materially certain stores that are either not impaired or partially impaired in the current period may be further impaired in future periods. A 50 basis point decrease in our future sales assumptions as of March 4, 2017 would have resulted in an additional fiscal 2017 impairment charge of $2.2 million. A 50 basis point increase in our future sales assumptions as of March 4, 2017 would have reduced the fiscal 2017 impairment charge by $0.1 million. A 100 basis point decrease in our future sales assumptions as of March 4, 2017 would have resulted in an additional fiscal 2017 impairment charge of $2.6 million. A 100 basis point increase in our future sales assumptions as of March 4, 2017 would have reduced the fiscal 2017 impairment charge by $0.3 million.

Lease Termination Charges:  Charges to close a store, which principally consist of continuing lease obligations, are recorded at the time the store is closed and all inventory is liquidated, pursuant to the guidance set forth in ASC 420, “Exit or Disposal Cost Obligations.” We calculate our liability for closed stores on a store-by-store basis. The calculation includes the discounted effect of future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations. We evaluate these assumptions each quarter and adjust the liability accordingly. As part of our ongoing business activities, we assess stores and distribution centers for potential closure and relocation. Decisions to close or relocate stores or distribution centers in future periods would result in lease termination charges for lease exit costs and liquidation of inventory, as well as impairment of assets at these locations.

In fiscal 2017, 2016 and 2015, we recorded lease termination charges of $23.1 million, $31.2 million and $27.5 million, respectively. These charges related to changes in future assumptions, interest accretion and provisions for 17 stores in fiscal 2017, 23 stores in fiscal 2016 and 10 stores in fiscal 2015. We have no plans to close a significant number of stores in future periods.

Interest Expense

In fiscal 2017, 2016, and 2015, interest expense was $200.1 million, $186.1 million and $117.0 million, respectively. The increase in interest expense in fiscal 2017 was the result of increased average borrowings and a full year of interest expense relating to our 6.125% senior notes due 2023 (the “6.125% Notes”), partially offset by the cycling of the amortization of the bridge loan commitment fee from the EnvisionRx acquisition in the prior year. The increase in interest expense in fiscal 2016 was a result of the $1.8 billion aggregate principal amount borrowings from the issuance of our 6.125% Notes, which were used to finance the majority of the cash portion of our acquisition of EnvisionRx and the amortization of the bridge loan commitment fee from the EnvisionRx acquisition, partially offset by interest expense reductions from the August 2015 redemption of the outstanding $650.0 million aggregate principal amount of our 8.00% senior secured notes due 2020 (the “8.00% Notes”), and the refinancing of our senior secured credit facility during the fourth quarter of fiscal 2015.

The annual weighted average interest rates on our indebtedness in fiscal 2017, 2016 and 2015 were 5.4%, 5.4% and 5.8%, respectively.

Income Taxes—Continuing Operations

Income tax expense of $44.4 million, income tax expense of $49.5 million and income tax benefit of $1,739.5 million, has been recorded for fiscal 2017, 2016 and 2015, respectively. Net income for fiscal 2017 included a provision for income tax based on an overall tax rate of 91.6%. The Company’s effective tax rate is disproportionately high in fiscal 2017 from comparative periods due to low income before taxes relative to items that impact the effective tax rate. Net income for fiscal 2016 included a provision for income tax based on an overall tax rate of 32.7%.

ASC 740, “Income Taxes” requires a company to evaluate its deferred tax assets on a regular basis to determine if a valuation allowance against the net deferred tax assets is required. We take into account all available positive and negative evidence with regard to the recognition of a deferred tax asset including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect recognition of a deferred tax asset, carryback and carryforward periods and tax planning strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The ultimate realization of deferred tax assets is dependent upon the existence of sufficient taxable income generated in the carryforward periods. Accordingly, changes in the valuation allowance from period to period are included in the tax provision in the period of change.

Net income for fiscal 2015 included income tax benefit of $1,839.1 million attributable to the reduction of the deferred tax valuation allowance. The reduction of the valuation allowance is the result of an accumulation of objective and verifiable positive evidence out weighing the negative evidence. Through fiscal 2014, we had a cumulative loss over a three year window. Our positive evidence of sustained profitability includes the following: the achievement of cumulative profitability in fiscal 2015, reported earnings for ten consecutive quarters, established a pattern of utilization of federal and state net operating losses against taxable income over the last three years and demonstrated the Company’s historical ability of predicting earnings such that management concluded that forecasts can be used to estimate the future utilization of our loss carryforwards. Based upon the Company’s projections of future taxable income over the periods in which the deferred tax assets are recoverable, management believes that it is more likely than not that the Company will realize the benefits of substantially all the net deferred tax assets existing at February 28, 2015.

We recognized tax expense of $46, $63,427 and $57,160 within Net loss (income) from discontinued operations, net of tax, in the Statement of Operations in fiscal 2017, fiscal 2016 and fiscal 2015, respectively. Our effective income tax rate from discontinued operations included adjustments to the valuation allowance of $15, $11,700 and ($2,173) for fiscal 2017, fiscal 2016 and fiscal 2015, respectively.

We maintained a valuation allowance of $226.7 million and $212.0 million against remaining net deferred tax assets at fiscal year-end 2017 and 2016, respectively.

Dilutive Equity Issuances

On March 4, 2017, 1,053.7 million shares of common stock, which includes unvested restricted shares, were outstanding and an additional 33.9 million shares of common stock were issuable related to outstanding stock options.

On March 4, 2017, our 33.9 million shares of potentially issuable common stock consisted of the following (shares in thousands):

Strike price	Outstanding Stock Options(a)
$0.99 and under	461
$1.00 to $1.99	22,670
$2.00 to $2.99	3,741
$3.00 to $3.99	—
$4.00 to $4.99	2
$5.00 to $5.99	1
$6.00 to $6.99	1,324
$7.00 to $7.99	2,490
$8.00 and over	3,201
Total issuable shares	33,890

(a)                                 The exercise of these options would provide cash of $93.1 million.

Segment Analysis

We evaluate the Retail Pharmacy and Pharmacy Services segments’ performance based on revenue, gross profit, and Adjusted EBITDA. The following is a reconciliation of our segments to the consolidated financial statements:

	Retail Pharmacy	Pharmacy Services	Intersegment Eliminations(1)	Consolidated
	(Dollars in thousands)
March 4, 2017:
Revenues	$16,766,620	$6,393,884	$(232,964)	$22,927,540
Gross Profit	4,671,975	392,732	—	5,064,707
Adjusted EBITDA(*)	551,816	188,235	—	740,051
February 27, 2016:
Revenues	$16,820,388	$4,103,513	$(153,664)	$20,770,237
Gross Profit	4,761,153	230,826	—	4,991,979
Adjusted EBITDA(*)	747,910	101,357	—	849,267
February 28, 2015:
Revenues	$16,558,195	$—	$—	$16,558,195
Gross Profit	4,719,410	—	—	4,719,410
Adjusted EBITDA(*)	748,535	—	—	748,535

(1)                                 Intersegment eliminations include intersegment revenues and corresponding cost of revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Retail Pharmacy and Pharmacy Services segments record the revenue on a stand-alone basis.

(*)                                 See “Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures” for additional details.

Retail Pharmacy Segment Results of Continuing Operations

Revenues and Other Operating Data

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
	(Dollars in thousands)
Revenues	$16,766,620	$16,820,388	$16,558,195
Revenue (decline) growth	(0.3)%	1.6%	4.3%
Same store sales (decline) growth	(0.8)%	1.7%	4.8%
Pharmacy sales (decline) growth	(1.6)%	2.3%	5.7%
Same store prescription count growth, adjusted to 30-day equivalents	0.6%	2.2%	6.4%
Same store pharmacy sales (decline) growth	(1.9)%	2.4%	6.7%
Pharmacy sales as a % of total retail sales	66.7%	67.5%	67.0%
Third party sales as a % of total pharmacy sales	99.7%	99.7%	99.6%
Front-end sales growth	2.2%	0.1%	0.6%
Same store front-end sales growth	1.6%	0.3%	1.3%
Front-end sales as a % of total retail sales	33.3%	32.5%	33.0%
Adjusted EBITDA(*)	$551,816	$747,910	$748,535
Store data:
Total stores (beginning of period)	2,632	2,645	2,662
New stores	10	4	2
Store acquisitions	2	3	9
Closed stores	(40)	(20)	(28)
Total stores (end of period)	2,604	2,632	2,645
Relocated stores	12	15	12
Remodeled and expanded stores	176	271	281

(*)                                 See “Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures” for additional details.

Revenues

Fiscal 2017 compared to Fiscal 2016:  The 0.3% decrease in revenue was due primarily to a decrease in pharmacy same store sales, partially offset by the extra week in fiscal 2017. Same store sales trends for fiscal 2017 and fiscal 2016 are described in the following paragraphs. We include in same store sales all stores that have been open at least one year. Stores in liquidation are considered closed. Relocation stores are not included in same store sales until one year has lapsed.

Pharmacy same store sales decreased 1.9%. Pharmacy same store sales were negatively impacted by continued reimbursement rate pressures and the continued impact of increases in generic drugs, which have a substantially lower selling price than their brand counterparts but higher gross profit. We expect lower reimbursement rates to continue to have a negative impact on our revenues.

Front end same store sales increased 1.6%. The increase in same store front end sales was impacted by incremental sales from our 1,537 Wellness format stores, and other management initiatives to increase front end sales.

Fiscal 2016 compared to Fiscal 2015:  The 1.6% increase in revenue was due primarily to an increase in pharmacy and front end same store sales.

Pharmacy same store sales increased 2.4%. Pharmacy same store sales were positively impacted by an increase of 2.2% in same store prescription count, which reflects higher utilization in Medicaid expansion states and an increase in immunizations, and brand drug inflation. The increases were partially offset by the continued impact of increases in generic drugs, which have a substantially lower selling price than their brand counterparts but higher gross profit. Pharmacy same store sales were also negatively impacted by continued reimbursement rate pressures.

Front end same store sales increased 0.3%. The increase in same store front end sales was impacted by incremental sales from our 1,346 Wellness format stores, and other management initiatives to increase front end sales.

Costs and Expenses

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
	(Dollars in thousands)
Costs of revenues	$12,094,645	$12,059,235	$11,838,785
Gross profit	4,671,975	4,761,153	4,719,410
Gross margin	27.9%	28.3%	28.5%
FIFO gross profit(*)	4,668,254	4,769,045	4,709,387
FIFO gross margin(*)	27.8%	28.4%	28.4%
Selling, general and administrative expenses	$4,483,496	$4,392,523	$4,279,280
Selling, general and administrative expenses as a percentage of revenues	26.7%	26.1%	25.8%

(*)                                 See “Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures” for additional details.

Gross Profit and Cost of Revenues

Gross profit decreased by $89.2 million in fiscal 2017 compared to fiscal 2016. The decrease in gross profit is due to lower pharmacy gross profit driven by reductions in reimbursement rates that we could not offset through generic purchasing efficiencies, partially offset by the extra week in fiscal 2017.

Overall gross margin was 27.9% for fiscal 2017 compared to 28.3% in fiscal 2016. Gross margin was lower due primarily to continued pharmacy reimbursement rate pressures that we could not offset through generic purchasing efficiencies, partially offset by a last-in, first-out (“LIFO”) credit as compared to a LIFO charge in the prior year. We expect lower reimbursement rates to continue to have a negative impact on our gross margin.

Gross profit increased by $41.7 million in fiscal 2016 compared to fiscal 2015. The increase in gross profit was due to an increase in front end gross profit, partially offset by lower pharmacy gross profit and a LIFO charge of $7.9 million in fiscal 2016 versus a LIFO credit of $10.0 million in fiscal 2015. The fiscal 2016 LIFO charge was primarily due to lower deflation on pharmacy generics, than in fiscal 2015. Overall gross margin was 28.3% for fiscal 2016 compared to 28.5% in fiscal 2015.

We use the LIFO method of inventory valuation, which is determined annually when inflation rates and inventory levels are finalized. Therefore, LIFO costs for interim period financial statements are estimated. The LIFO credit for fiscal 2017 was $3.7 million compared to a LIFO charge of $7.9 million in fiscal 2016 and a LIFO credit of $10.0 million in fiscal 2015. The LIFO credit for fiscal 2017 as compared to the prior year LIFO charge is due primarily to lower brand drug inflation and deflation in generic prescription drug costs.

During fiscal 2015, we experienced higher generic deflation and lower pharmacy inventory in our distribution centers resulting from our Purchasing and Delivery Arrangement, which contributed to a LIFO credit of $10.0 million.

Selling, General and Administrative Expenses

SG&A as a percentage of revenue was 26.7% in fiscal 2017 compared to 26.1% in fiscal 2016, an increase of $91.0 million. The increase in SG&A for fiscal 2017 was a result of the extra week in fiscal 2017 and declining Retail Pharmacy segment sales leverage.

SG&A as a percentage of revenue was 26.1% in fiscal 2016 compared to 25.8% in fiscal 2015, an increase of $113.2 million. The increase in SG&A for fiscal 2016 was a result of increased payroll and benefit costs, higher depreciation and amortization related to our increased capital spending, and expenses relating to our acquisition of EnvisionRx and our pending Merger with WBA.

Pharmacy Services Segment Results of Operations

Acquisition of EnvisionRx

On June 24, 2015, we completed our acquisition of EnvisionRx. EnvisionRx, our Pharmacy Services segment, is a full-service pharmacy benefit provider. EnvisionRx provides both transparent and traditional PBM options through its EnvisionRx and MedTrak PBMs. EnvisionRx also offers fully integrated mail-order and specialty pharmacy services through EnvisionPharmacies; access to the nation’s largest cash pay infertility discount drug program via Design Rx; an innovative claims adjudication software platform in Laker Software; and a national Medicare Part D prescription drug plan through EIC’s EnvisionRx Plus Silver product for the low income auto-assign market and its Clear Choice product for the chooser market. EnvisionRx operates as our 100 percent owned subsidiary. We believe that the acquisition of EnvisionRx will enable us to expand our retail healthcare platform and enhance our health and wellness offerings by combining EnvisionRx’s broad suite of PBM and pharmacy-related businesses with our established retail platform to provide our customers and patients with an integrated offering across retail, specialty and mail-order channels.

Pharmacy Services Segment Results of Operations

Pharmacy Services segment revenue for fiscal 2017 was $6,393.9 million as compared to fiscal 2016 revenue of $4,103.5 million. The increase in the fiscal 2017 revenue for the segment is primarily due to a full year of Pharmacy Services segment operations being included in the current year as compared to a partial year in the prior year. In addition, revenues for fiscal 2017 were positively impacted by revenue growth at EnvisionPharmacies and DesignRx.

Gross profit for fiscal 2017 was $392.7 million as compared to gross profit of $230.8 million for fiscal 2016. The increase in the fiscal 2017 gross profit for the segment is primarily due to a full year of Pharmacy Services segment operating results being included in the current year as compared to a partial year in the prior year. In addition, gross profit for fiscal 2017 was positively impacted by customer additions and growth at EnvisionPharmacies and DesignRx.

Pharmacy Services segment selling, general and administrative expenses for fiscal 2017 was $293.5 million as compared to $188.6 million of selling, general and administrative expenses for fiscal 2016. The increase in the selling, general and administrative expenses for fiscal 2017 is primarily the result of a full period of operating results in the current year as compared to a partial period of operating results in the prior year, as well as from additional costs to service new Pharmacy Services customers. Selling, general and administrative expenses as a percentage of Pharmacy Services segment revenue was 4.6% in fiscal 2017 and fiscal 2016.

Pharmacy Services Adjusted EBITDA for fiscal 2017 was $188.2 million or 2.9 percent of Pharmacy Services revenue as compared to $101.4 million or 2.5 percent of Pharmacy Services revenue for fiscal 2016. The increase in fiscal 2017 Adjusted EBITDA for the segment is primarily due to an increase in revenues and the fact that prior year’s Pharmacy Services segment results do not reflect a full year’s ownership of EnvisionRx.

Liquidity and Capital Resources

General

We have disclosed debt and interest expense on a continuing operations and discontinued operations basis on our consolidated balance sheets and consolidated statements of operations.  However, the following discussion regarding liquidity and capital resources is at the total enterprise level, as we are contractually obligated for the payment of all outstanding debt instruments and related interest under our various indentures, including borrowings under the $3.7 billion amended and restated senior secured revolving credit facility (“Amended and Restated Senior Secured Credit Facility”).

We have two primary sources of liquidity: (i) cash provided by operating activities and (ii) borrowings under our Amended and Restated Senior Secured Credit Facility. Our principal uses of cash are to provide working capital for operations, to service our obligations to pay interest and principal on debt and to fund capital expenditures. Total liquidity as of March 4, 2017 was $1,288.0 million, which consisted of revolver borrowing capacity of $1,207.7 million and invested cash of $80.3 million.

Credit Facilities

Our Amended and Restated Senior Secured Credit Facility has a borrowing capacity of $3.7 billion and matures in January 2020. Borrowings under the revolver bear interest at a rate per annum between (i) the London Interbank Offered Rate (“LIBOR”) plus 1.50% and LIBOR plus 2.00% with respect to Eurodollar borrowings and (ii) the alternate base rate plus 0.50% and the alternate base rate plus 1.00% with respect to ABR borrowings, in each case, based upon the average revolver availability (as defined in the Amended and Restated Senior Secured Credit Facility). We are required to pay fees between 0.250% and 0.375% per annum on the daily unused amount of the revolver, depending on the Average Revolver Availability (as defined in the Amended and Restated Senior Secured Credit Facility). Amounts drawn under the revolver become due and payable on January 13, 2020.

Our ability to borrow under the revolver is based upon a specified borrowing base consisting of accounts receivable, inventory and prescription files. At March 4, 2017, we had $2,430.0 million of borrowings outstanding under the revolver and had letters of credit outstanding against the revolver of $62.3 million, which resulted in additional borrowing capacity of $1,207.7 million. If at any time the total credit exposure outstanding under our Amended and Restated Senior Secured Credit Facility and the principal amount of our other senior obligations exceeds the borrowing base, we will be required to make certain other mandatory prepayments to eliminate such shortfall. Additionally, the Merger Agreement limits our ability to incur additional indebtedness for borrowed money, including a requirement that borrowings under the revolver not exceed $3.0 billion in the aggregate immediately prior to the closing of the Merger.

The Amended and Restated Senior Secured Credit Facility restricts us and all of our subsidiaries that guarantee our obligations under the Amended and Restated Senior Secured Credit Facility, second priority secured term loan facilities, secured guaranteed notes and unsecured guaranteed notes (the “Subsidiary Guarantors”) from accumulating cash on hand in excess of $200.0 million at any time when revolving loans are outstanding (not including cash located in our store and lockbox deposit accounts and cash necessary to cover our current liabilities) and from accumulating cash on hand with revolver borrowings in excess of $100.0 million over three consecutive business days. The Amended and Restated Senior Secured Credit Facility also states that if at any time (other than following the exercise of remedies or acceleration of any senior obligations or second priority debt and receipt of a triggering notice by the senior collateral agent from a representative of the senior obligations or the second priority debt) either (a) an event of default exists under our Amended and Restated Senior Secured Credit Facility or (b) the sum of revolver availability under our Amended and Restated Senior Secured Credit Facility and certain amounts held on deposit with the senior collateral agent in a concentration account is less than $275.0 million for three consecutive business days or less than or equal to $200.0 million on any day (a “cash sweep period”), the funds in our deposit accounts will be swept to a concentration account with the senior collateral agent and will be applied first to repay outstanding revolving loans under the Amended and Restated Senior Secured Credit Facility, and then held as collateral for the senior obligations until such cash sweep period is rescinded pursuant to the terms of our Amended and Restated Senior Secured Credit Facility.

The Amended and Restated Senior Secured Credit Facility allows us to have outstanding, at any time, up to $1.5 billion in secured second priority debt, split-priority term loan debt, unsecured debt and disqualified preferred stock in addition to borrowings under the Amended and Restated Senior Secured Credit Facility and existing indebtedness, provided that not in excess of $750.0 million of such secured second priority debt, split-priority term loan debt, unsecured debt and disqualified preferred stock shall mature or require scheduled payments of principal prior to 90 days after the latest of (a) the fifth anniversary of the effectiveness of the Amended and Restated Senior Secured Credit Facility and (b) the latest maturity date of any Term Loan or Other Revolving Loan (each as defined in the Amended and Restated Senior Secured Credit Facility) (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such date and, with respect to any escrow notes issued by the Company, excluding any special mandatory redemption of the type described in clause (iii) of the definition of “Escrow Notes” in the Amended and Restated Senior Secured Credit Facility). Subject to the limitations described in clauses (a) and (b) of the immediately preceding sentence, the Amended and Restated Senior Secured Credit Facility additionally allows us to issue or incur an unlimited amount of unsecured debt and disqualified preferred stock so long as a Financial Covenant Effectiveness Period (as defined in the Amended and Restated Senior Secured Credit Facility) is not in effect; provided, however, that certain of our other outstanding indebtedness limits the amount of unsecured debt that can be incurred if certain interest coverage levels are not met at the time of incurrence or other exemptions are not available. The Amended and Restated Senior Secured Credit Facility also contains certain restrictions on the amount of secured first priority debt we are able to incur. The Amended and Restated Senior Secured Credit Facility also allows for the voluntary repurchase of any debt or other convertible debt, so long as the Amended and Restated Senior Secured Credit Facility is not in default and we maintain availability under our revolver of more than $365.0 million.

The Amended and Restated Senior Secured Credit Facility has a financial covenant that requires us to maintain a minimum fixed charge coverage ratio of 1.00 to 1.00 (a) on any date on which availability under the revolver is less than $200.0 million or (b) on the third consecutive business day on which availability under the revolver is less than $250.0 million and, in each case, ending on and excluding the first day thereafter, if any, which is the 30th consecutive calendar day on which availability under the revolver is equal to or greater than $250.0 million. As of March 4, 2017, we had availability under our revolver of $1,207.7 million, our fixed charge coverage ratio was greater than 1.00 to 1.00, and we were in compliance with the senior secured credit facility’s financial covenant. The Amended and Restated Senior Secured Credit Facility also contains covenants which place restrictions on the incurrence of debt, the payments of dividends, sale of assets, mergers and acquisitions and the granting of liens.

The Amended and Restated Senior Secured Credit Facility provides for customary events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if we fail to make any required payment on debt having a principal amount in excess of $50.0 million or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity or require the repayment repurchase, redemption or defeasance of such debt.

We also have two second priority secured term loan facilities, the  $470.0 million Tranche 1 Term Loan due August 2020 (the “Tranche 1 Term Loan”) and the $500.0 million Tranche 2 Term Loan due June 2021 (the” Tranche 2 Term Loan”). The Tranche 1 Term Loan matures on August 21, 2020 and currently bears interest at a rate per annum equal to LIBOR plus 4.75% with a LIBOR floor of 1.00%, if we choose to make LIBOR borrowings, or at Citibank’s base rate plus 3.75%. The Tranche 2 Term Loan matures on June 21, 2021 and currently bears interest at a rate per annum equal to LIBOR plus 3.875% with a LIBOR floor of 1.00%, if we choose to make LIBOR borrowings, or at Citibank’s base rate plus 2.875%.

The second priority secured term loan facilities and the indentures that govern our secured and guaranteed unsecured notes contain restrictions on the amount of additional secured and unsecured debt that can be incurred by us. As of March 4, 2017, the amount of additional secured debt that could be incurred under the most restrictive covenant of the second priority secured term loan facilities and these indentures was approximately $1.6 billion (which amount does not include the ability to enter into certain sale and leaseback transactions). Assuming a fully drawn revolver and the outstanding letters of credit, we could incur an additional $350.0 million in secured debt. The ability to issue additional unsecured debt under these indentures is generally governed by an interest coverage ratio test. As of March 4, 2017, we had the ability to issue additional unsecured debt under the second lien credit facilities and other indentures.

2016 Transactions

On April 2, 2015, we issued $1.8 billion aggregate principal amount of our 6.125% Notes to finance the majority of the cash portion of our acquisition of EnvisionRx, which closed on June 24, 2015. Our obligations under the notes are fully and unconditionally guaranteed, jointly and severally, on an unsubordinated basis, by all of our subsidiaries that guarantee our obligations under the Amended and Restated Senior Secured Credit Facility, the Tranche 1 Term Loan, the Tranche 2 Term Loan, the 9.25% senior notes due 2020 (the “9.25% Notes”) and the 6.75% senior notes due 2021 (the “6.75% Notes”) (the “Rite Aid Subsidiary Guarantors”), including EnvisionRx and certain of its domestic subsidiaries other than EIC (the “EnvisionRx Subsidiary Guarantors” and, together with the Rite Aid Subsidiary Guarantors, the “Subsidiary Guarantors”). The guarantees are unsecured. The 6.125% Notes are unsecured, unsubordinated obligations of the Company and rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness.

During May 2015, $64.1 million of our 8.5% convertible notes due 2015 were converted into 24.8 million shares of common stock, pursuant to their terms. The remaining $0.1 million of our 8.5% convertible notes due 2015 were repaid by us upon maturity.

On August 15, 2015, we completed the redemption of all of our outstanding $650.0 million aggregate principal amount of our 8.00% Notes. In connection with the redemption, we recorded a loss on debt retirement, including call premium and unamortized debt issue costs of $33.2 million during the second quarter of fiscal 2016.

2015 Transactions

On October 15, 2014, we completed the redemption of all of the outstanding $270.0 million aggregate principal amount of 10.25% senior notes due October 2019 at their contractually determined early redemption price of 105.125% of the principal amount, plus accrued interest. We funded this redemption with borrowings under our revolver. We recorded a loss on debt retirement of $18.5 million related to this transaction.

Off-Balance Sheet Arrangements

As of March 4, 2017, we had no material off balance sheet arrangements, other than operating leases as included in the table below.

Contractual Obligations and Commitments

The following table details the maturities of our indebtedness and lease financing obligations as of March 4, 2017, as well as other contractual cash obligations and commitments.

	Payment due by period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years	Total
	(Dollars in thousands)
Contractual Cash Obligations
Long term debt(1)	$390,681	$3,203,220	$3,136,487	$2,526,800	$9,257,188
Capital lease obligations(2)	22,759	20,838	10,684	23,706	77,987
Operating leases(3)	678,863	1,208,750	896,326	2,075,544	4,859,483
Open purchase orders	201,685	—	—	—	201,685
Other, primarily self insurance and retirement plan obligations(4)	98,669	86,271	25,113	69,632	279,685
Minimum purchase commitments(5)	168,723	341,643	26,191	—	536,557
Total contractual cash obligations	$1,561,380	$4,860,722	$4,094,801	$4,695,682	$15,212,585
Commitments
Lease guarantees(6)	$16,624	$22,604	$4,823	$1,371	$45,422
Outstanding letters of credit	56,678	5,594	—	—	62,272
Total commitments	$1,634,682	$4,888,920	$4,099,624	$4,697,053	$15,320,279

(1)                                 Includes principal and interest payments for all outstanding debt instruments. Interest was calculated on variable rate instruments using rates as of March 4, 2017.

(2)                                 Represents the minimum lease payments on non-cancelable leases, including interest, net of sublease income on a continuing operations basis as the minimum lease payments on non-cancelable leases, including interest, net of sublease income is being assumed by WBA as part of the Divestiture.

(3)                                 Represents the minimum lease payments on non-cancelable leases, including interest, net of sublease income on a continuing operations basis as the minimum lease payments on non-cancelable leases, including interest, net of sublease income is being assumed by WBA as part of the Divestiture.

(4)                                 Includes the undiscounted payments for self-insured medical coverage, actuarially determined undiscounted payments for self-insured workers’ compensation and general liability, and actuarially determined obligations for defined benefit pension and nonqualified executive retirement plans.

(5)                                 Represents commitments to purchase products and licensing fees from certain vendors.

(6)                                 Represents lease guarantee obligations for 67 former stores related to certain business dispositions. The respective purchasers assume the obligations and are, therefore, primarily liable for these obligations.

Obligations for income tax uncertainties pursuant to ASC 740, “Income Taxes” of approximately $0.9 million are not included in the table above as we are uncertain as to if or when such amounts may be settled.

Net Cash Provided By (Used In) Operating, Investing and Financing Activities from Continuing Operations

Cash flow provided by operating activities was $183.0 million in fiscal 2017. Cash flow was positively impacted by noncash charges of $407.4 million of depreciation and amortization expense, partially offset by cash used by accounts receivable, which relates primarily to our Pharmacy Services segment accounts receivable growth, cash used by other assets and liabilities, net, which relates primarily to increased prepaid rent and decreases in various accrued liabilities, and cash used by inventory, which relates primarily to increasing store pharmacy inventory following a period of inventory reductions.

Cash flow provided by operating activities was $710.3 million in fiscal 2016. Cash flow was positively impacted by net income and a decrease in inventory. The cash provided by accounts receivable and used by other assets and liabilities, relate primarily to the receipt of amounts due from CMS and the corresponding payment of amounts due under certain reinsurance contracts, as well as residual amounts due to TPG under the Acquisition agreement, which relate to the December 31, 2014 CMS plan year.

Cash flow provided by operating activities was $359.7 million in fiscal 2015. Cash flow was positively impacted by net income and a decrease in inventory. These cash inflows were partially offset by a reduction of accounts payable resulting from the inventory reduction and the timing of payments, cash used in other assets and liabilities, net, due primarily to lower closed store reserves and self-insurance liability and higher accounts receivable due primarily to increased pharmacy sales and the timing of payments.

Cash used in investing activities was $276.9 million in fiscal 2017. Cash used in investing activities decreased as compared to the prior year due to expenditures of $1,778.4 million, net of cash acquired, related to the acquisition of EnvisionRx in the prior year. Cash used for the purchase of property, plant, and equipment was also lower than in the prior year due to fewer Wellness store remodels in the current year.

Cash used in investing activities was $2,222.7 million in fiscal 2016. Cash used in investing activities increased due to expenditures of $1,778.4 million, net of cash acquired, related to the acquisition of EnvisionRx compared to the fiscal 2015 expenditures of $37.2 million, net of cash acquired, related to the acquisitions of Health Dialog and RediClinic in April 2014. Cash used for the purchase of property, plant, and equipment was higher than in fiscal 2015 due to a higher investment in Wellness store remodels.

Cash used in investing activities was $396.7 million in fiscal 2015. Cash used for the purchase of property, plant, and equipment and prescription files was higher than in fiscal 2014 due to a higher investment in Wellness store remodels and prescription file buys. Proceeds from the sale of assets were lower as compared to fiscal 2014. Also reflected in investing activities are expenditures of $37.2 million, net of cash acquired, related to the acquisitions of Health Dialog and RediClinic.

Cash provided by financing activities was $357.7 million in fiscal 2017, which reflects net proceeds from the revolver of $330.0 million. Cash provided by financing activities also reflects an increase in our zero balance bank accounts and proceeds from the issuance of common stock, partially offset by scheduled payments on our capital lease obligations.

Cash provided by financing activities was $1,400.7 million in fiscal 2016, which reflects $1.8 billion in proceeds from our 6.125% Notes, which was used to finance the majority of the cash portion of our acquisition of EnvisionRx, which is included in investing activities, as well as net proceeds from the revolver of $375.0 million. We also redeemed $650.0 million of our 8.00% Notes. Additionally, we paid an early redemption premium of $26.0 million in connection with the redemption of our 8.00% Notes and deferred financing costs paid in connection with the January 2015 senior secured credit facility refinancing and 6.125% Notes proceeds. Cash provided by financing activities also reflects proceeds from the issuance of common stock and excess tax benefit on stock options, partially offset by scheduled payments on our capital lease obligations and a reduction in our zero balance bank accounts.

Cash used in financing activities was $96.1 million in fiscal 2015, which reflects proceeds from the issuance of our $1,152.3 million Tranche 7 Term Loan due 2020 (“Tranche 7 Term Loan”), net proceeds from our revolver of $1,325.0 million (which includes borrowings for the repayment and retirement of our $1,143.7 million Tranche 7 Term Loan), the repayment of our $1,152.3 million Tranche 6 Term Loan due 2020 and the redemption of $270.0 million of our 10.25% senior secured notes due 2019. We also made scheduled payments of $8.6 million on our Tranche 7 Term Loan. Additionally, we paid an early redemption premium of $13.8 million in connection with the redemption of our 10.25% senior secured notes due 2019 and deferred financing costs of $1.5 million and $18.8 million in connection with our Tranche 7 Term Loan due 2020 and January 2015 senior secured credit facility refinancing, respectively. Cash provided by financing activities also reflects proceeds from the issuance of common stock and excess tax benefit on stock options and an increase in our zero balance bank accounts, partially offset by scheduled payments on our capital lease obligations.

Capital Expenditures

During the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015 capital expenditures were as follows:

	Year Ended
	March 4, 2017 (53 weeks)	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)
	(Dollars in thousands)
New store construction, store relocation and store remodel projects	$122,760	$236,672	$201,252
Technology enhancements, improvements to distribution centers and other corporate requirements	131,389	154,527	94,723
Purchase of prescription files from other retail pharmacies	39,648	89,874	79,054
Total capital expenditures	$293,797	$481,073	$375,029

Future Liquidity

We are highly leveraged. Our high level of indebtedness could: (i) limit our ability to obtain additional financing; (ii) limit our flexibility in planning for, or reacting to, changes in our business and the industry; (iii) place us at a competitive disadvantage relative to our competitors with less debt; (iv) render us more vulnerable to general adverse economic and industry conditions; and (v) require us to dedicate a substantial portion of our cash flow to service our debt. Based upon our current levels of operations and after giving effect to limitations in the Merger Agreement, we believe that cash flow from operations together with available borrowings under the revolver and other sources of liquidity will be adequate to meet our requirements for working capital, debt service and capital expenditures at least for the next twelve months. Based on our liquidity position, which we expect to remain strong throughout the year, we do not expect to be subject to the fixed charge covenant in our senior secured credit facility in the next twelve months. We will continue to assess our liquidity position and potential sources of supplemental liquidity in light of our operating performance, and other relevant circumstances. Subject to the limitations set forth in the Merger Agreement, including the requirement that we obtain WBA’s consent prior to engaging in certain transactions, from time to time, we may seek deleveraging transactions, including entering into transactions to exchange debt for shares of common stock, issuance of equity (including preferred stock and convertible securities), repurchase or redemption of outstanding indebtedness, or seek to refinance our outstanding debt (including our revolver) or may otherwise seek transactions to reduce interest expense and extend debt maturities. Additionally, the Merger Agreement contains a requirement that borrowings under the revolver not exceed $3.0 billion in the aggregate immediately prior to the closing of the Merger. Any of these transactions could impact our financial results. Upon closing of the Merger, we expect that all amounts due under the Amended and Restated Senior Secured Credit Facility, Tranche 1 Term Loan and Tranche 2 Term Loan will be paid in accordance with the terms of the Merger Agreement. Additionally, upon closing of the Merger, the indentures governing the 9.25% Notes, the 6.75% Notes and the 6.125% Notes require the Company or WBA to make a change of control offer to repurchase such notes from the noteholders at 101% plus accrued and unpaid interest, to the extent such notes remain outstanding at the closing.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to inventory shrink, goodwill impairment, impairment of long-lived assets, revenue recognition, vendor discounts and purchase discounts, self-insurance liabilities, lease exit liabilities, income taxes and litigation. Additionally, we have critical accounting policies regarding revenue recognition and vendor allowances and purchase discounts for our Pharmacy Services segment. We base our estimates on historical experience, current and anticipated business conditions, the condition of the financial markets and various other assumptions that are believed to be reasonable under existing conditions. Variability reflected in the sensitivity analyses presented below is based on our recent historical experience. Actual results may differ materially from these estimates and sensitivity analyses.

The following critical accounting policies require the use of significant judgments and estimates by management:

Inventory shrink:  The carrying value of our inventory is reduced by a reserve for estimated shrink losses that occur between physical inventory dates. When estimating these losses, we consider historical loss results at specific locations, as well as overall loss trends as determined during physical inventory procedures. The estimated shrink rate is calculated by dividing historical shrink results for stores inventoried in the most recent six months by the sales for the same period. Shrink expense is recognized by applying the estimated shrink rate to sales since the last physical inventory. There have been no significant changes in the assumptions used to calculate our shrink rate over the last three years. Although possible, we do not expect a significant change to our shrink rate in future periods. A 10 basis point difference in our estimated shrink rate for the year ended March 4, 2017, would have affected pre-tax income by approximately $6.1 million.

Goodwill Impairment:  Our policy is to perform an impairment test of goodwill at least annually, and more frequently if events or circumstances occurred that would indicate a reduced fair value in our reporting units could exist. Typically, we perform a qualitative assessment in the fourth quarter of the fiscal year to determine if it is more likely than not that the carrying value of the goodwill exceeds the fair value of the goodwill. However, as part of this qualitative assessment, we do perform a quantitative assessment at least once every three years to re-establish a baseline fair value that can be used in our current and future qualitative assessments. During our qualitative assessment we make significant estimates, assumptions, and judgments, including, but not limited to, the overall economy, industry and market conditions, financial performance of the Company, changes in our share price, and forecasts of revenue, profit, working capital requirements, and cash flows. We consider each reporting unit’s historical results and operating trends when determining these assumptions; however, our estimates and projections can be affected by a number of factors and it is possible that actual results could differ from the assumptions used in our impairment assessment. If we determine that it is more likely than not that the carrying value of the goodwill exceeds the fair value of the goodwill, we perform the first step of the impairment process, which compares the fair value of the reporting unit to its carrying amount, including the goodwill. Fair value estimates used in the quantitative impairment test are calculated using an average of an income and market approaches. The income approach is based on the present value of future cash flows of each reporting unit, while the market approach is based on certain multiples of selected guideline public companies or selected guideline transactions. The approaches incorporate a number of assumptions including future growth rates, discount rates, income tax rates and market activity in assessing fair value and are reporting unit specific. If the carrying value of the reporting unit exceeds the fair value, the second step of the impairment process is performed and the implied fair value of the reporting unit is compared to the carrying amount of the goodwill. The implied fair value of the goodwill is determined the same way as the goodwill recognized in a business combination. We assign the fair value of a reporting unit to all of the assets and liabilities of that unit (including unrecognized intangible assets) and any excess goes to the goodwill (its implied fair value). Any excess carrying amount of the goodwill over the implied fair value of the goodwill, is the amount of the impairment loss recognized.

Impairment of long-lived assets:  We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that an asset group has a carrying value that may not be recoverable. The individual operating store is the lowest level for which cash flows are identifiable. As such, we evaluate individual stores for recoverability. To determine if a store needs to be tested for recoverability, we consider items such as decreases in market prices, changes in the manner in which the store is being used or physical condition, changes in legal factors or business climate, an accumulation of losses significantly in excess of budget, a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection of continuing losses, or an expectation that the store will be closed or sold.

We monitor new and recently relocated stores against operational projections and other strategic factors such as regional economics, new competitive entries and other local market considerations to determine if an impairment evaluation is required. For other stores, we perform a recoverability analysis if they have experienced current-period and historical cash flow losses.

In performing the recoverability test, we compare the expected future cash flows of a store to the carrying amount of its assets. Significant judgment is used to estimate future cash flows. Major assumptions that contribute to our future cash flow projections include: expected sales and gross profit, pharmacy reimbursement rates, expected costs such as payroll, and estimates for other significant selling, general and administrative expenses.

If an operating store’s estimated future undiscounted cash flows are not sufficient to cover its carrying value, its carrying value is reduced to fair value which is its estimated future discounted cash flows. The discount rate is commensurate with the risks associated with the recovery of a similar asset.

We regularly approve certain stores for closure. Impairment charges for closed stores, if any, are evaluated and recorded in the quarter the closure decision is approved.

We also evaluate assets to be disposed of on a quarterly basis to determine if an additional impairment charge is required. Fair value estimates are provided by independent brokers who operate in the local markets where the assets are located.

If our actual future cash flows differ from our projections materially, certain stores that are either not impaired or partially impaired in the current period may be further impaired in future periods. A 50 basis point decrease in our future sales assumptions as of March 4, 2017 would have resulted in an additional fiscal 2017 impairment charge of $2.2 million. A 50 basis point increase in our future sales assumptions as of March 4, 2017 would have reduced the fiscal 2017 impairment charge by $0.1 million. A 100 basis point decrease in our future sales assumptions as of March 4, 2017 would have resulted in an additional fiscal 2017 impairment charge of $2.6 million. A 100 basis point increase in our future sales assumptions as of March 4, 2017 would have reduced the fiscal 2017 impairment charge by $0.3 million.

Revenue recognition for our loyalty program:  We offer a chain wide customer loyalty program, “wellness+”. Members participating in our wellness+ loyalty card program earn points on a calendar year basis for eligible front end merchandise purchases and qualifying prescriptions. One point is awarded for each dollar spent towards front end merchandise and 25 points are awarded for each qualifying prescription.

Members reach specific wellness+ tiers based on the points accumulated during the calendar year, which entitle them to certain future discounts and other benefits upon reaching that tier. For example, any customer that reaches 1,000 points in a calendar year achieves the “Gold” tier, enabling the customer to receive a 20% discount on qualifying purchases of front end merchandise for the remaining portion of the calendar year and the next calendar year. There is also a similar “Silver” level with a lower threshold and benefit level.

As wellness+ customers accumulate points, we defer the value of the points earned as deferred revenue based on the expected usage. The amount deferred is based on historic and projected customer activity (e.g., tier level, spending level). As customers receive discounted front end merchandise, we recognize an allocable portion of the deferred revenue. If the achieved combined Gold and Silver levels differ from the assumptions by 5.0% it would have affected pretax income by $0.8 million. If the assumed spending levels, which are the drivers of future discounts, differ by 5.0% it would have affected pretax income by $0.8 million.

The Company has partnered with American Express Travel Related Services Company, Inc. to be part of a coalition loyalty program titled Plenti. This awards program allows a customer to earn points based on qualifying purchases at participating retailers. Each Plenti point is worth the equivalent of $0.01. The customer has the opportunity to redeem their accumulated points on a future purchase at any of the participating retailers. All points are redeemed using a FIFO methodology (e.g., first points earned are the first to be redeemed). Points expire on December 31st of each year for any point that has aged a minimum of two years that has not been redeemed by the customer.

For a majority of the Plenti point issuances, funding is provided by our vendors through contractual arrangements. This funding is treated as deferred revenue and remains in deferred revenue until a customer redeems their points. Upon redemption, the deferred revenue account is decremented with an offsetting credit to sales. For Plenti point redemptions that are not vendor funded, deferred revenue is recorded and not recognized until the points are redeemed.

Self-insurance liabilities:  We expense claims for self-insured workers’ compensation and general liability insurance coverage as incurred including an estimate for claims incurred but not paid. The expense for self-insured workers’ compensation and general liability claims incurred but not paid is determined using several factors, including historical claims experience and development, severity of claims, medical costs and the time needed to settle claims. We discount the estimated expense for workers’ compensation to present value as the time period from incurrence of the claim to final settlement can be several years. We base our estimates for such timing on previous settlement activity. The discount rate is based on the current market rates for Treasury bills that approximate the average time to settle the workers’ compensation claims. These assumptions are updated on an annual basis. A 30 basis point difference in the discount rate for the year ended March 4, 2017, would have affected pretax income by approximately $2.6 million.

Lease termination charges:  We record reserves for closed stores based on future lease commitments, anticipated ancillary occupancy costs and anticipated future subleases of properties. The reserves are calculated at the individual location level and the assumptions are assessed at that level. The reserve for lease exit liabilities is discounted using a credit adjusted risk free interest rate. Reserve estimates and related assumptions are updated on a quarterly basis.

Changes in the real estate leasing markets can have an impact on the closed store reserve. Additionally, some of our closed stores were closed prior to our adoption of ASC 420, “Exit or Disposal Cost Obligations.” Therefore, if interest rates change, reserves may be increased or decreased. As of March 4, 2017, a 50 basis point variance in the credit adjusted risk free interest rate would have affected pretax income by approximately $0.6 million for fiscal 2017.

Income taxes:  We currently have net operating loss (“NOL”) carryforwards that can be utilized to offset future income for federal and state tax purposes. These NOLs generate significant deferred tax assets. Realization is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards.

We regularly review the deferred tax assets for recoverability considering the relative impact of negative and positive evidence including our historical profitability, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The weight given to the potential effect of the negative and positive evidence is commensurate with the extent to which it can be objectively verified. In evaluating the objective evidence that historical results provide, we consider three years of cumulative pretax book income (loss).

We establish a valuation allowance against deferred tax assets when we determine that it is more likely than not that some portion of our deferred tax assets will not be realized. There have been no significant changes in the assumptions used to calculate our valuation allowance over the last three years.

On an ongoing basis, we will continue to monitor our deferred tax assets to ensure their utilization prior to their expiration. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would impact the provision for income taxes.

We recognize tax liabilities in accordance with ASC 740, “Income Taxes” and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities.

Litigation reserves:  We are involved in litigation on an on-going basis. We accrue our best estimate of the probable loss related to legal claims. Such estimates are based upon a combination of litigation and settlement strategies. These estimates are updated as the facts and circumstances of the cases develop and/or change. To the extent additional information arises or our strategies change, it is possible that our best estimate of the probable liability may also change. Changes to these reserves during the last three fiscal years were not material.

Revenue recognition for our Pharmacy Services segment:  Our Pharmacy Services segment sells prescription drugs indirectly through our retail pharmacy network and directly through our mail service dispensing pharmacy. We recognize revenues in our Pharmacy Services segment from (i) our mail service dispensing pharmacy and (ii) prescription drugs sold under retail pharmacy network contracts where we are the principal using the gross method at the contract prices negotiated with our clients, primarily employers, insurance companies, unions, government employee groups, health plans, Managed Medicaid plans, Medicare plans, and other sponsors of health benefit plans, and individuals throughout the United States. Revenue from our Pharmacy Services segment includes: (i) the portion of the price the client pays directly to us, net of any volume-related or other discounts paid back to the client, (ii) the price paid to us (“Mail Co-Payments”) by individuals included in our clients’ benefit plans, (iii) customer copayments made directly to the retail pharmacy network, and (iv) administrative fees. Sales taxes are not included in revenue.

We recognize revenue in the Pharmacy Services segment when: (i) persuasive evidence that the prescription drug sale has occurred or a contractual arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The following revenue recognition policies have been established for the Pharmacy Services segment.

•                  Revenues generated from prescription drugs sold by third party pharmacies in the Pharmacy Services segment’s retail pharmacy network and associated administrative fees are recognized at the Pharmacy Services segment’s point-of-sale, which is when the claim is adjudicated by the Pharmacy Services segment’s online claims processing system.

•                  Revenues generated from prescription drugs sold by our mail service dispensing pharmacy are recognized when the prescription is delivered. At the time of delivery, the Pharmacy Services segment has performed substantially all of its obligations under its client contracts and does not experience a significant level of returns or reshipments.

•                  Revenues generated from administrative fees based on membership or claims volume are recognized monthly based upon active membership in the plan or actual claims volume.

In the majority of its contracts, the Pharmacy Services segment has determined it is the principal due to it: (i) being the primary obligor in the arrangement, (ii) latitude in establishing price, (iii) performs part of the service, (iv) having discretion in supplier selection and v) having involvement in the determination of product or service specifications. The Pharmacy Services segment’s obligations under its client contracts for which revenues are reported using the gross method are separate and distinct from its obligations to the third party pharmacies included in its retail pharmacy network contracts. Pursuant to these contracts, the Pharmacy Services segment is contractually required to pay the third party pharmacies in its retail pharmacy network for products sold after payment is received from its clients. The Pharmacy Services segment’s responsibilities under its client contracts typically include validating eligibility and coverage levels, communicating the prescription price and the co-payments due to the third party retail pharmacy, identifying possible adverse drug interactions for the pharmacist to address with the prescriber prior to dispensing, suggesting generic alternatives where clinically appropriate and approving the prescription for dispensing. Although the Pharmacy Services segment does not have credit risk with respect to its pharmacy benefit manager operations and retail co-payments, management believes that all of the other applicable indicators of gross revenue reporting are present.

We deduct from our revenues that are generated from prescription drugs sold by third party pharmacies the manufacturers’ rebates that are earned by our clients based on their members’ utilization of brand-name formulary drugs. For the majority of our clients, we pass these rebates to clients at point-of-sale based on actual claims data and our estimates of the manufacturers’ rebates earned by our clients. We base our estimates on the best available data and recent history for the various factors that can affect the amount of rebates earned by the client. We also deduct from our revenues pricing guarantees and guarantees regarding the level of service we will provide to the client or member as well as other payments made to our clients. Because the inputs to most of these estimates are not subject to a high degree of subjectivity or volatility, the effect of adjustments between estimated and actual amounts have not been material to our results of operations or financial condition.

We participate in the federal government’s Medicare Part D program as a PDP through our EIC subsidiary. Our net revenues include insurance premiums earned by the PDP, which are determined based on the PDP’s annual bid and related contractual arrangements with CMS. The insurance premiums include a beneficiary premium, which is the responsibility of the PDP member, but is subsidized by CMS in the case of low-income members, and a direct premium paid by CMS. Premiums collected in advance are initially deferred as accrued expenses and are then recognized ratably as revenue over the period in which members are entitled to receive benefits.

We have recorded estimates of various assets and liabilities arising from our participation in the Medicare Part D program based on information in our claims management and enrollment systems. Significant estimates arising from our participation in the Medicare Part D program include: (i) estimates of low-income cost subsidy, reinsurance amounts and coverage gap discount amounts ultimately payable to or receivable from CMS based on a detailed claims reconciliation, (ii) an estimate of amounts receivable from CMS under a risk-sharing feature of the Medicare Part D program design, referred to as the risk corridor (iii) estimates for claims that have been reported and are in the process of being paid or contested and (iv) our estimate of claims that have been incurred but have not yet been reported. Actual amounts of Medicare Part D-related assets and liabilities could differ significantly from amounts recorded. Historically, the effect of these adjustments has not been material to our results of operations or financial position.

Vendor allowances and purchase discounts for our Pharmacy Services segment:  Our Pharmacy Services segment receives purchase discounts on products purchased. Contractual arrangements with vendors, including manufacturers, wholesalers and retail pharmacies, normally provide for the Pharmacy Services segment to receive purchase discounts from established list prices in one, or a combination, of the following forms: (i) a direct discount at the time of purchase or (ii) a discount (or rebate) paid subsequent to dispensing when products are purchased indirectly from a manufacturer (e.g., through a wholesaler or retail pharmacy). These rebates are recognized based on estimates when prescriptions are dispensed and are generally calculated and billed to manufacturers within 30 days of the end of each completed quarter. Historically, the effect of adjustments resulting from the reconciliation of rebates recognized to the amounts billed and collected has not been material to the results of operations. We account for the effect of any such differences as a change in accounting estimate in the period the reconciliation is completed. The Pharmacy Services segment also receives additional discounts under its wholesaler contract. In addition, the Pharmacy Services segment receives fees from pharmaceutical manufacturers for administrative services. Purchase discounts and administrative service fees are recorded as a reduction of cost of revenues.

Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures

In addition to net income determined in accordance with GAAP, we use certain non-GAAP measures, such as “Adjusted EBITDA”, in assessing our operating performance. We believe the non-GAAP metrics serve as an appropriate measure in evaluating the performance of our business. We define Adjusted EBITDA as net income excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, debt retirements, and other items (including stock-based compensation expense, severance for distribution center closures, gain or loss on sale of assets, and revenue deferrals related to our customer loyalty program). We reference this particular non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical periods and external comparisons to competitors. In addition, incentive compensation is primarily based on Adjusted EBITDA and we base certain of our forward-looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA.

The following is a reconciliation of our net income to Adjusted EBITDA for fiscal 2017, 2016 and 2015:

	March 4, 2017 (53 weeks)	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)
Net income from continuing operations	$4,080	$102,088	$2,011,846
Interest expense	200,065	186,132	116,997
Income tax expense (benefit)	44,438	49,512	(1,739,513)
Depreciation and amortization expense	407,366	361,134	277,241
LIFO (credit) charge	(3,721)	7,892	(10,023)
Lease termination and impairment charges	45,778	40,477	37,204
Loss on debt retirements, net	—	33,205	18,512
Other	42,045	68,827	36,271
Adjusted EBITDA from continuing operations	$740,051	$849,267	$748,535

The following is a reconciliation of our net income to Adjusted Net Income and Adjusted Net Income per Diluted Share for fiscal 2017, 2016 and 2015. Adjusted Net Income is defined as net income excluding the impact of amortization of EnvisionRx intangible assets, merger and acquisition-related costs, loss on debt retirements and LIFO adjustments. We calculate Adjusted Net Income per Diluted Share using our above-referenced definition of Adjusted Net Income. We believe Adjusted Net Income and Adjusted Net Income per Diluted Share serve as appropriate measures to be used in evaluating the performance of our business and help our investors better compare our operating performance over multiple periods. The following is a reconciliation of our net income to our Adjusted Net Income for fiscal 2017, 2016 and 2015:

	March 4, 2017 (53 weeks)	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)
	(Dollars in thousands)
Net income from continuing operations	$4,080	$102,088	$2,011,846
Add back—Income tax expense (benefit)	44,438	49,512	(1,739,513)
Income before income taxes	48,518	151,600	272,333
Adjustments:
Amortization of EnvisionRx intangible assets	83,022	55,527	—
LIFO (credit) charge	(3,721)	7,892	(10,023)
Loss on debt retirements, net	—	33,205	18,512
Merger and Acquisition-related costs	14,066	27,482	8,309
Adjusted income before income taxes	141,885	275,706	289,131
Adjusted income tax expense(a)	73,638	102,287	107,557
Adjusted net income from continuing operations	$68,247	$173,419	$181,574
Net income per diluted share from continuing operations	$0.00	$0.10	$1.98
Adjusted net income per diluted share from continuing operations	$0.06	$0.17	$0.18

(a)                                 The fiscal year 2017 and 2016 annual effective tax rates, adjusted to exclude amortization of EnvisionRx intangible assets, LIFO (credits) charges, loss on debt retirements and Merger and Acquisition-related costs from book income, are used for the fifty-three weeks ended March 4, 2017 and the fifty-two weeks ended February 27, 2016, respectively. The estimated annualized effective tax rate used for the fifty-two weeks ended February 28, 2015 is adjusted for the income tax valuation allowance reduction of $1.839 billion.

In addition to Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per Diluted Share, we occasionally refer to several other Non-GAAP measures, on a less frequent basis, in order to describe certain components of our business and how we utilize them to describe our results. These measures include but are not limited to Adjusted EBITDA Gross Margin and Gross Profit (gross margin/gross profit excluding non-Adjusted EBITDA items), Adjusted EBITDA SG&A (SG&A expenses excluding non-Adjusted EBITDA items), FIFO Gross Margin and FIFO Gross Profit (gross margin/gross profit before LIFO charges), and Free Cash Flow (Adjusted EBITDA less cash paid for interest, rent on closed stores, capital expenditures, acquisition costs and the change in working capital).

We include these non-GAAP financial measures in our earnings announcements in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share or other non-GAAP measures should not be considered in isolation from, and are not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of these non-GAAP measures may not be comparable to similarly titled measurements reported by other companies.

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Rite Aid Corporation

Camp Hill, Pennsylvania

We have audited the accompanying consolidated balance sheets of Rite Aid Corporation and subsidiaries (the “Company”) as of March 4, 2017 and February 27, 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended March 4, 2017. Our audits also included the financial statement schedule listed in the Index at Item 8. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rite Aid Corporation and subsidiaries as of March 4, 2017 and February 27, 2016, and the results of their operations and their cash flows for each of the three years in the period ended March 4, 2017, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 4, 2017, based on the criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated May 3, 2017 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 3, 2017, except for Note 27, as to which the date is April 5, 2018

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	March 4, 2017	February 27, 2016
ASSETS
Current assets:
Cash and cash equivalents	$245,410	$124,471
Accounts receivable, net	1,771,126	1,601,008
Inventories, net	1,789,541	1,734,937
Prepaid expenses and other current assets	211,541	128,144
Current assets held for sale	1,047,670	962,167
Total current assets	5,065,288	4,550,727
Property, plant and equipment, net	1,526,462	1,579,564
Goodwill	1,682,847	1,680,843
Other intangibles, net	715,406	847,996
Deferred tax assets	1,505,564	1,539,141
Other assets	215,917	208,827
Noncurrent assets held for sale	882,268	869,912
Total assets	$11,593,752	$11,277,010
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$17,709	$23,236
Accounts payable	1,613,909	1,542,797
Accrued salaries, wages and other current liabilities	1,340,947	1,393,618
Current liabilities held for sale	32,683	37,244
Total current liabilities	3,005,248	2,996,895
Long-term debt, less current maturities	3,235,888	2,886,993
Lease financing obligations, less current maturities	37,204	41,364
Other noncurrent liabilities	643,950	706,679
Noncurrent liabilities held for sale	4,057,392	4,063,651
Total liabilities	10,979,682	10,695,582
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, par value $1 per share; 1,500,000 shares authorized; shares issued and outstanding 1,053,690 and 1,047,754	1,053,690	1,047,754
Additional paid-in capital	4,839,854	4,822,665
Accumulated deficit	(5,237,157)	(5,241,210)
Accumulated other comprehensive loss	(42,317)	(47,781)
Total stockholders’ equity	614,070	581,428
Total liabilities and stockholders’ equity	$11,593,752	$11,277,010

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Revenues	$22,927,540	$20,770,237	$16,558,195
Costs and expenses:
Cost of revenues	17,862,833	15,778,258	11,838,785
Selling, general and administrative expenses	4,776,995	4,581,171	4,279,280
Lease termination and impairment charges	45,778	40,477	37,204
Interest expense	200,065	186,132	116,997
Loss on debt retirements, net	—	33,205	18,512
Gain on sale of assets, net	(6,649)	(606)	(4,916)
	22,879,022	20,618,637	16,285,862
Income before income taxes	48,518	151,600	272,333
Income tax expense (benefit)	44,438	49,512	(1,739,513)
Net income from continuing operations	$4,080	$102,088	$2,011,846
Net (loss) income from discontinued operations, net of tax	(27)	63,377	97,327
Net income	$4,053	$165,465	$2,109,173
Computation of income (loss) attributable to common stockholders:
Income from continuing operations attributable to common stockholders—basic	$4,080	$102,088	$2,011,846
Add back—interest on convertible notes	—	—	5,456
Income from continuing operations attributable to common stockholders—diluted	$4,080	$102,088	$2,017,302
(Loss) income from discontinued operations attributable to common stockholders—basic and diluted	(27)	63,377	97,327
Income attributable to common stockholders—diluted	$4,053	$165,465	$2,114,629

Basic income per share:
Continuing operations	$0.00	$0.10	$2.07
Discontinued operations	0.00	0.06	0.10
Net basic income per share	$0.00	$0.16	$2.17

Diluted income per share:
Continuing operations	$0.00	$0.10	$1.98
Discontinued operations	0.00	0.06	0.10
Net diluted income per share	$0.00	$0.16	$2.08

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Net income	$4,053	$165,465	$2,109,173
Other comprehensive income (loss):
Defined benefit pension plans:
Amortization of prior service cost, net transition obligation and net actuarial losses included in net periodic pension cost, net of $3,600, $(1,681), and $(6,042) tax expense (benefit)	5,464	(1,931)	(8,516)
Total other comprehensive income (loss)	5,464	(1,931)	(8,516)
Comprehensive income	$9,517	$163,534	$2,100,657

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended March 4, 2017, February 27, 2016 and February 28, 2015

(In thousands, except per share amounts)

	Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total
BALANCE MARCH 1, 2014	971,331	$971,331	$4,468,149	$(7,515,848)	$(37,334)	$(2,113,702)
Net income				2,109,173		2,109,173
Other comprehensive loss:
Changes in Defined Benefit Plans, net of $6,042 tax benefit					(8,516)	(8,516)
Comprehensive income						2,100,657
Exchange of restricted shares for taxes	(2,115)	(2,115)	(13,063)			(15,178)
Issuance of restricted stock	3,303	3,303	(3,303)			—
Cancellation of restricted stock	(454)	(454)	454			—
Amortization of restricted stock balance			12,441			12,441
Stock-based compensation expense			10,949			10,949
Tax benefit from exercise of stock options and restricted stock vesting			37,772			37,772
Stock options exercised	16,485	16,485	7,612			24,097
Conversion of convertible debt instruments	8	8	12			20
BALANCE FEBRUARY 28, 2015	988,558	$988,558	$4,521,023	$(5,406,675)	$(45,850)	$57,056
Net income				165,465		165,465
Other comprehensive loss:
Changes in Defined Benefit Plans, net of $1,681 tax benefit					(1,931)	(1,931)
Comprehensive income						163,534
Exchange of restricted shares for taxes	(2,045)	(2,045)	(15,461)			(17,506)
Issuance of restricted stock	2,751	2,751	(2,751)			—
Cancellation of restricted stock	(420)	(420)	420			—
Amortization of restricted stock balance			28,342			28,342
Stock-based compensation expense			11,164			11,164
Conversion of convertible debt instruments	24,762	24,762	39,327			64,089
Tax benefit from exercise of stock options and restricted stock vesting			22,466			22,466
Stock options exercised	6,394	6,394	4,982			11,376
Shares issued for EnvisionRx acquisition	27,754	27,754	213,153			240,907
BALANCE FEBRUARY 27, 2016	1,047,754	$1,047,754	$4,822,665	$(5,241,210)	$(47,781)	$581,428
Net income				4,053		4,053
Other comprehensive loss:
Changes in Defined Benefit Plans, net of $3,600 tax expense					5,464	5,464
Comprehensive income						9,517
Exchange of restricted shares for taxes	(809)	(809)	(5,446)			(6,255)
Issuance of restricted stock	3,613	3,613	(3,613)			—
Cancellation of restricted stock	(424)	(424)	424			—
Amortization of restricted stock balance			12,588			12,588
Stock-based compensation expense			9,989			9,989
Tax benefit from exercise of stock options and restricted stock vesting			(148)			(148)
Stock options exercised	3,556	3,556	3,395			6,951
BALANCE MARCH 4, 2017	1,053,690	$1,053,690	$4,839,854	$(5,237,157)	$(42,317)	$614,070

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
OPERATING ACTIVITIES:
Net income	$4,053	$165,465	$2,109,173
Net (loss) income from discontinued operations	(27)	63,377	97,327
Net income from continuing operations	4,080	102,088	2,011,846
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	407,366	361,134	277,241
Lease termination and impairment charges	45,778	40,477	37,204
LIFO (credit) charge	(3,721)	7,892	(10,023)
(Gain) loss on sale of assets, net	(6,649)	(606)	(4,916)
Stock-based compensation expense	23,482	37,948	23,390
Loss on debt retirements, net	—	33,205	18,512
Changes in deferred taxes	35,038	79,488	(1,726,487)
Excess tax benefit on stock options and restricted stock	(543)	(22,884)	(41,563)
Changes in operating assets and liabilities:
Accounts receivable	(159,590)	264,525	(43,103)
Inventories	(49,381)	136,823	111,820
Accounts payable	39,542	(480)	(181,555)
Other assets and liabilities, net	(152,375)	(329,267)	(112,709)
Net cash provided by operating activities from continuing operations	183,027	710,343	359,657
INVESTING ACTIVITIES:
Payments for property, plant and equipment	(254,149)	(391,199)	(295,975)
Intangible assets acquired	(39,648)	(89,874)	(79,054)
Acquisition of businesses, net of cash acquired	—	(1,778,377)	(37,161)
Proceeds from sale-leaseback transactions	—	26,953	—
Proceeds from dispositions of assets and investments	16,852	9,773	15,494
Net cash used in investing activities from continuing operations	(276,945)	(2,222,724)	(396,696)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	1,800,000	1,152,293
Net proceeds from revolver	330,000	375,000	1,325,000
Principal payments on long-term debt	(16,588)	(667,494)	(2,590,841)
Change in zero balance cash accounts	43,080	(62,878)	1,081
Net proceeds from the issuance of common stock	6,951	11,376	24,117
Financing fees paid for early debt redemption	—	(26,003)	(13,841)
Excess tax benefit on stock options and restricted stock	543	22,884	41,563
Deferred financing costs paid	—	(34,634)	(20,285)
Payments for taxes related to net share settlement of equity awards	(6,254)	(17,506)	(15,178)
Net cash provided by (used in) financing activities from continuing operations	357,732	1,400,745	(96,091)
Cash flows of discontinued operations
Operating activities of discontinued operations	49,090	304,565	304,480
Investing activities of discontinued operations	(187,314)	(179,134)	(196,989)
Financing activities of discontinued operations	(4,651)	(5,223)	(4,868)
Net cash provided by (used in) discontinued activities	(142,875)	120,208	102,623
Increase (decrease) in cash and cash equivalents	120,939	8,572	(30,507)
Cash and cash equivalents, beginning of year	124,471	115,899	146,406
Cash and cash equivalents, end of year	$245,410	$124,471	$115,899

The accompanying notes are an integral part of these consolidated financial statements.

RITE AID CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended March 4, 2017, February 27, 2016 and February 28, 2015

(In thousands, except per share amounts)

1. Summary of Significant Accounting Policies

Description of Business

The Company is a Delaware corporation and through its 100 percent owned subsidiaries, operates a pharmacy retail healthcare company in the United States of America. The Company operates through its two reportable segments: the Retail Pharmacy segment and the Pharmacy Services segment. The Retail Pharmacy segment operates one of the largest retail drugstore chains in the United States, with 2,604 stores in operation as of March 4, 2017. The Retail Pharmacy segment’s drugstores’ primary business is the sale of brand and generic prescription drugs. The Retail Pharmacy segment also sells a full selection of health and beauty aids and personal care products, seasonal merchandise and a large private brand product line. The Pharmacy Services segment, acquired by the Company in connection with the June 24, 2015 acquisition of EnvisionRx, operates both a transparent and traditional pharmacy benefit management (“PBM”) business; mail-order and specialty pharmacy services through EnvisionPharmacies; access to the nation’s largest cash pay infertility discount drug program via Design Rx; a claims adjudication software platform through Laker Software; and a national Medicare Part D prescription drug plan through Envision Insurance Company (“EIC”). See Note 20 for additional details on the Company’s reportable segments.

Prior to the June 24, 2015 acquisition of EnvisionRx, the Company’s operations consisted solely of the Retail Pharmacy segment. Following the completion of the EnvisionRx acquisition, the Company organized its operations into the Retail Pharmacy segment and the Pharmacy Services segment. Revenues for the Company are as follows:

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Retail Pharmacy segment:
Pharmacy sales	$11,072,480	$11,258,112	$11,004,546
Front end sales	5,538,352	5,419,889	5,413,916
Other revenue	155,788	142,387	139,733
Total Retail Pharmacy segment	$16,766,620	$16,820,388	$16,558,195
Pharmacy Services segment revenue	6,393,884	4,103,513	—
Intersegment elimination	(232,964)	(153,664)	—
Total revenue	$22,927,540	$20,770,237	$16,558,195

Sales of prescription drugs for our Retail Pharmacy segment represented approximately 66.0%, 66.9%, and 66.5% of the Company’s total drugstore sales in fiscal years 2017, 2016 and 2015 respectively. The Retail Pharmacy segment’s principal classes of products in fiscal 2017 were the following:

Product Class	Percentage of Sales
Prescription drugs	66.0%
Over-the-counter medications and personal care	7.5%
Health and beauty aids	4.8%
General merchandise and other	21.7%

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to February 29 or March 1. The fiscal year ended March 4, 2017 includes 53 weeks. The fiscal years ended February 27, 2016 and February 28, 2015 included 52 weeks.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its 100 percent owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments, which are readily convertible to known amounts of cash and which have original maturities of three months or less when purchased.

Allowance for Uncollectible Receivables

Approximately 99.7% of prescription sales are made to customers who are covered by third-party payors, such as insurance companies, government agencies and employers. The Company recognizes receivables that represent the amount owed to the Company for sales made to customers or employees of those payors that have not yet been paid. The Company maintains a reserve for the amount of these receivables deemed to be uncollectible. This reserve is calculated based upon historical collection activity adjusted for current conditions.

Inventories

Inventories are stated at the lower of cost or market. Inventory balances include the capitalization of certain costs related to purchasing, freight and handling costs associated with placing inventory in its location and condition for sale. The Company uses the last-in, first-out (“LIFO”) cost flow assumption for substantially all of its inventories. The Company calculates its inflation index based on internal product mix and utilizes the link-chain LIFO method.

Impairment of Long-Lived Assets

Asset impairments are recorded when the carrying value of assets are not recoverable. For purposes of recognizing and measuring impairment of long-lived assets, the Company categorizes assets of operating stores as “Assets to Be Held and Used” and “Assets to Be Disposed Of.” The Company evaluates assets at the store level because this is the lowest level of identifiable cash flows ascertainable to evaluate impairment. Assets being tested for recoverability at the store level include tangible long-lived assets and identifiable, finite-lived intangibles that arose in purchase business combinations. Corporate assets to be held and used are evaluated for impairment based on excess cash flows from the stores that support those assets.

The Company reviews long-lived assets to be held and used for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. The Company provides for depreciation using the straight-line method over the following useful lives: buildings—30 to 45 years; equipment—3 to 15 years.

Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the term of the lease. When determining the amortization period of a leasehold improvement, the Company considers whether discretionary exercise of a lease renewal option is reasonably assured. If it is determined that the exercise of such option is reasonably assured, the Company will amortize the leasehold improvement asset over the minimum lease term, plus the option period. This determination depends on the remaining life of the minimum lease term and any economic penalties that would be incurred if the lease option is not exercised.

Capitalized lease assets are recorded at the lesser of the present value of minimum lease payments or fair market value and amortized over the estimated useful life of the related property or term of the lease.

The Company capitalizes direct internal and external development costs associated with internal-use software. Neither preliminary evaluation costs nor costs associated with the software after implementation are capitalized. For fiscal years 2017, 2016 and 2015, the Company capitalized costs of approximately $6,189, $7,680 and $7,550, respectively.

Goodwill

The Company recognizes goodwill as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed during business combinations. The Company accounts for goodwill under ASC Topic 350, “Intangibles—Goodwill and Other”, which does not permit amortization, but instead requires the Company to perform an annual impairment review, or more frequently if events or circumstances indicate that impairment may be more likely. See Note 12 for additional information on goodwill.

Intangible Assets

The Company has certain finite-lived intangible assets that are amortized over their useful lives. The value of favorable and unfavorable leases on stores acquired in business combinations are amortized over the terms of the leases on a straight-line basis. Prescription files acquired in business combinations are amortized over an estimated useful life of ten years on an accelerated basis, which approximates the anticipated prescription file retention and related cash flows. Purchased prescription files acquired in other than business combinations are amortized over their estimated useful lives of five years on a straight-line basis. The value of finite-lived trade names are amortized over 10 years on a straight-line basis. The value of customer relationships, acquired in connection with the Company’s acquisition of EnvisionRx, are amortized over a period between 10 and 20 years on a descending percentage method which matches the pattern of expected discounted cash flows. The Pharmacy Services segment’s contract with Centers for Medicare and Medicaid Services (“CMS”) for Medicare Part D (“Part D”), which is required in order to act as a national provider of the Part D benefit, is amortized over 25 years on a straight line basis.

Deferred Financing Costs

Costs incurred to issue debt are deferred and amortized as a component of interest expense over the terms of the related debt agreements. Amortization expense of deferred financing costs was $4,696, $4,691 and $4,437 for fiscal 2017, 2016 and 2015, respectively.

Revenue Recognition

Retail Pharmacy Segment

For front end sales, the Retail Pharmacy segment recognizes revenue from the sale of merchandise at the time the merchandise is sold. The Retail Pharmacy segment records revenue net of an allowance for estimated future returns. Return activity is immaterial to revenues and results of operations in all periods presented. For third party payor pharmacy sales, revenue is recognized at the time the prescription is filled, which is or approximates when the customer picks up the prescription and is recorded net of an allowance for prescriptions that were filled but will not be picked up by the customer. For all periods presented, there is no material difference between the revenue recognized at the time the prescription is filled and that which would be recognized when the customer picks up the prescription. For cash prescriptions and patient third party payor co-payments, the Retail Pharmacy segment recognizes revenue when the patient picks up the prescription and tenders the cash price or patient third party payor co-payment amount at the point of sale. Prescriptions are generally not returnable.

The Retail Pharmacy segment offers a chain wide loyalty card program titled wellness +. Members participating in the wellness + loyalty card program earn points on a calendar year basis for eligible front end merchandise purchases and qualifying prescriptions. One point is awarded for each dollar spent towards front end merchandise and 25 points are awarded for each qualifying prescription.

Members reach specific wellness + tiers based on the points accumulated during the calendar year, which entitles such customers to certain future discounts and other benefits upon reaching that tier. For example, any customer that reaches 1,000 points in a calendar year achieves the “Gold” tier, enabling them to receive a 20% discount on qualifying purchases of front end merchandise for the remaining portion of the calendar year and also the next calendar year. There is also a similar “Silver” level with a lower threshold and benefit level.

As wellness + customers accumulate points, the Retail Pharmacy segment defers the value of the points earned as deferred revenue (included in other current and noncurrent liabilities, based on the expected usage). The amount deferred is based on historic and projected customer activity (e.g., tier level, spending level). As customers receive discounted front end merchandise, the Retail Pharmacy segment recognizes an allocable portion of the deferred revenue. The Retail Pharmacy segment deferred $60,255 as of March 4, 2017 of which $46,864 is included in other current liabilities and $13,391 is included in noncurrent liabilities. The Retail Pharmacy segment deferred $68,605 as of February 27, 2016 of which $54,926 is included in other current liabilities and $13,679 is included in noncurrent liabilities.

During fiscal 2016, the Company partnered with American Express Travel Related Services Company, Inc. to be part of a coalition loyalty program titled Plenti. This awards program allows a customer to earn points based on qualifying purchases at participating retailers. Each Plenti point is worth the equivalent of $0.01. The customer has the opportunity to redeem their accumulated points on a future purchase at any of the participating retailers. All points are redeemed using a FIFO methodology (e.g., first points earned are the first to be redeemed). Points expire on December 31st of each year for any point that has aged a minimum of two years that has not been redeemed by the customer. For a majority of the Plenti point issuances, funding is provided by our vendors through contractual arrangements. This funding is treated as deferred revenue and remains in deferred revenue until a customer redeems their points. Upon redemption, the deferred revenue account is decremented with an offsetting credit to sales. For Plenti point redemptions that are not vendor funded, deferred revenue is recorded and not recognized until the points are redeemed. As of March 4, 2017, the Company had deferred revenue of $35,642 relating to the Plenti program which is included in other current liabilities. As of February 27, 2016, the Company had deferred revenue of $39,253 relating to the Plenti program which is included in other current liabilities.

Pharmacy Services Segment

The Pharmacy Services segment (“Pharmacy Services”) sells prescription drugs indirectly through its retail pharmacy network and directly through its mail service dispensing pharmacy. The Pharmacy Services segment recognizes revenue from prescription drugs sold by (i) its mail service dispensing pharmacy and (ii) under retail pharmacy network contracts where it is the principal using the gross method at the contract prices negotiated with its clients, primarily employers, insurance companies, unions, government employee groups, health plans, Managed Medicaid plans, Medicare plans, and other sponsors of health benefit plans, and individuals throughout the United States. Revenues include: (i) the portion of the price the client pays directly to the Pharmacy Services segment, net of any volume-related or other discounts paid back to the client (see “Drug Discounts” below), (ii) the price paid to the Pharmacy Services segment by client plan members for mail order prescriptions (“Mail Co-Payments”), (iii) customer copayments made directly to the retail pharmacy network, and (iv) administrative fees. Sales taxes are not included in revenue. Revenue is recognized when: (i) persuasive evidence that the prescription drug sale has occurred or a contractual arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the seller’s price to the buyer is fixed or determinable, and (iv) collectability is reasonably assured. The following revenue recognition policies have been established for the Pharmacy Services segment:

•                  Revenues generated from prescription drugs sold by third party pharmacies in the Pharmacy Services segment’s retail pharmacy network and associated administrative fees are recognized at the Pharmacy Services segment’s point-of-sale, which is when the claim is adjudicated by the Pharmacy Services segment’s online claims processing system.

•                  Revenues generated from prescription drugs sold by the Pharmacy Services segment’s mail service dispensing pharmacy are recognized when the prescription is delivered. At the time of delivery, the Pharmacy Services segment has performed substantially all of its obligations under its client contracts and does not experience a significant level of returns or reshipments.

•                  Revenues generated from administrative fees based on membership or claims volume are recognized monthly upon active membership in the plan or actual claims volume.

In the majority of its contracts, the Pharmacy Services segment has determined it is the principal due to it: (i) being the primary obligor in the arrangement, (ii) latitude in establishing price, (iii) performs part of the service, (iv) having discretion in supplier selection and v) having involvement in the determination of product or service specifications. The Pharmacy Services segment’s obligations under its client contracts for which revenues are reported using the gross method are separate and distinct from its obligations to the third party pharmacies included in its retail pharmacy network contracts. Pursuant to these contracts, the Pharmacy Services segment is contractually required to pay the third party pharmacies in its retail pharmacy network for products sold after payment is received from its clients. The Pharmacy Services segment’s responsibilities under its client contracts typically include validating eligibility and coverage levels, communicating the prescription price and the co-payments due to the third party retail pharmacy, identifying possible adverse drug interactions for the pharmacist to address with the prescriber prior to dispensing, suggesting generic alternatives where clinically appropriate and approving the prescription for dispensing. Although the Pharmacy Services segment does not have credit risk with respect to its pharmacy benefit manager operations and retail co-payments, management believes that all of the other applicable indicators of gross revenue reporting are present.

Drug Discounts—The Pharmacy Services segment deducts from its revenues that are generated from prescription drugs sold by third party pharmacies any rebates, inclusive of discounts and fees, earned by its clients. Rebates are paid to clients in accordance with the terms of client contracts.

Medicare Part D—The Pharmacy Services segment, through its EIC subsidiary, participates in the federal government’s Medicare Part D program as a Prescription Drug Plan (“PDP”). Net revenues include insurance premiums earned by the PDP, which are determined based on the PDP’s annual bid and related contractual arrangements with the Centers for Medicare and Medicaid Services (“CMS”). The insurance premiums include a direct premium paid by CMS and a beneficiary premium, which is the responsibility of the PDP member, but is subsidized by CMS in the case of low-income members. Premiums collected in advance are initially deferred in accrued expenses and are then recognized in net revenues over the period in which members are entitled to receive benefits.

The Pharmacy Services segment records estimates of various assets and liabilities arising from its participation in the Medicare Part D program based on information in its claims management and enrollment systems. Significant estimates arising from its participation in the Medicare Part D program include: (i) estimates of low-income cost subsidy, reinsurance amounts and coverage gap discount amounts ultimately payable to or receivable from CMS based on a detailed claims reconciliation, (ii) an estimate of amounts receivable from CMS under a risk-sharing feature of the Medicare Part D program design, referred to as the risk corridor and (iii) estimates for claims that have been reported and are in the process of being paid or contested. Actual amounts of Medicare Part D-related assets and liabilities could differ significantly from amounts recorded. Historically, the effect of these adjustments has not been material to our results of operations or financial position.

See Note 20 for additional information about the revenues of the Company’s business segments.

Cost of Revenues

Retail Pharmacy Segment

Cost of revenues for the Retail Pharmacy segment includes the following: the cost of inventory sold during the period, including related vendor rebates and allowances, LIFO credit or charges, costs incurred to return merchandise to vendors, inventory shrink, purchasing costs and warehousing costs, which include inbound freight costs from the vendor, distribution payroll and benefit costs, distribution center occupancy costs and depreciation expense and delivery expenses to the stores.

Pharmacy Services Segment

The Pharmacy Services segment’s cost of revenues includes the cost of prescription drugs sold during the reporting period indirectly through its retail pharmacy network and directly through its mail service dispensing pharmacy. The cost of prescription drugs sold component of cost of revenues includes: (i) the cost of the prescription drugs purchased from manufacturers or distributors and shipped to members in clients’ benefit plans from the Pharmacy Services segment’s mail service dispensing pharmacy, net of any volume-related or other discounts (see “Vendor allowances and purchase discounts” below) and (ii) the cost of prescription drugs sold through the Pharmacy Services segment’s retail pharmacy network under contracts where it is the principal, net of any volume-related or other discounts.

See Note 20 for additional information about the cost of revenues of the Company’s business segments.

Vendor Rebates and Allowances and Purchase Discounts

Retail Pharmacy Segment

The Retail Pharmacy segment rebates and allowances received from vendors relate to either buying and merchandising or promoting the product. Buying and merchandising related rebates and allowances are recorded as a reduction of cost of revenue as product is sold. Buying and merchandising rebates and allowances include all types of vendor programs such as cash discounts from timely payment of invoices, purchase discounts or rebates, volume purchase allowances, price reduction allowances and slotting allowances. Certain product promotion related rebates and allowances, primarily related to advertising, are recorded as a reduction in selling, general and administrative expenses when the advertising commitment has been satisfied.

Pharmacy Services Segment

The Pharmacy Services segment receives purchase discounts on products purchased. The Pharmacy Services segment’s contractual arrangements with vendors, including manufacturers, wholesalers and retail pharmacies, normally provide for the Pharmacy Services segment to receive purchase discounts from established list prices in one, or a combination, of the following forms: (i) a direct discount at the time of purchase, or (ii) a discount (or rebate) paid subsequent to dispensing when products are purchased indirectly from a manufacturer (e.g., through a wholesaler or retail pharmacy). These rebates are recognized when prescriptions are dispensed and are generally billed to manufacturers within 30 days of the end of each completed quarter. Historically, the effect of adjustments resulting from the reconciliation of rebates recognized to the amounts billed and collected has not been material to the Pharmacy Services segment’s results of operations. The Pharmacy Services segment accounts for the effect of any such differences as a change in accounting estimate in the period the reconciliation is completed. The Pharmacy Services segment also receives additional discounts under its wholesaler contracts and fees from pharmaceutical manufacturers for administrative services. Purchase discounts and administrative service fees are recorded as a reduction of cost of revenues.

Reinsurance

To minimize risk and statutory capital requirements, EIC enters into quota share reinsurance agreements with unaffiliated reinsurers whereby they assume a quota share percentage of the company’s Medicare Part D program. The net revenue and net cost of revenue for EIC has been reduced by the amounts ceded to reinsurers under these agreements.

Rent

The Company records rent expense on operating leases on a straight-line basis over the minimum lease term. The Company begins to record rent expense at the time that the Company has the right to use the property. From time to time, the Company receives incentive payments from landlords that subsidize lease improvement construction. These leasehold incentives are deferred and recognized on a straight-line basis over the minimum lease term.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include store and corporate administrative payroll and benefit costs, occupancy costs which include retail store and corporate rent costs, facility and leasehold improvement depreciation and utility costs, advertising, repair and maintenance, insurance, equipment depreciation and professional fees.

Repairs and Maintenance

Routine repairs and maintenance are charged to operations as incurred. Improvements and major repairs, which extend the useful life of an asset, are capitalized and depreciated.

Advertising

Advertising costs, net of specific vendor advertising allowances, are expensed in the period the advertisement first takes place. Advertising expenses, net of vendor advertising allowances, for fiscal 2017, 2016 and 2015 were $181,438, $191,534 and $194,331, respectively.

Insurance

The Company is self-insured for certain general liability and workers’ compensation claims. For claims that are self-insured, stop-loss insurance coverage is maintained for workers’ compensation occurrences exceeding $1,000 and general liability occurrences exceeding $3,000. The Company utilizes actuarial studies as the basis for developing reported claims and estimating claims incurred but not reported relating to the Company’s self-insurance. Workers’ compensation claims are discounted to present value using a risk-free interest rate.

Benefit Plan Accruals

The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. The Company records expense related to these plans using actuarially determined amounts that are calculated under the provisions of ASC 715, “Compensation—Retirement Benefits.” Key assumptions used in the actuarial valuations include the discount rate, the expected rate of return on plan assets and the rate of increase in future compensation levels.

Stock-Based Compensation

The Company has several stock option plans, which are described in detail in Note 16. The Company accounts for stock-based compensation under ASC 718, “Compensation—Stock Compensation.” The Company recognizes option expense over the requisite service period of the award, net of an estimate for the impact of award forfeitures.

Store Pre-opening Expenses

Costs incurred prior to the opening of a new or relocated store, associated with a remodeled store or related to the opening of a distribution facility are charged against earnings when incurred.

Litigation Reserves

The Company is involved in litigation on an ongoing basis. The Company accrues its best estimate of the probable loss related to legal claims. Such estimates are developed in consultation with in-house counsel, and are based upon a combination of litigation and settlement strategies.

Facility Closing Costs and Lease Exit Charges

When a store or distribution center is closed, the Company records an expense for unrecoverable costs and accrues a liability equal to the present value at current credit adjusted risk-free interest rates of the remaining lease obligations and anticipated ancillary occupancy costs, net of estimated sublease income. Other store or distribution center closing and liquidation costs are expensed when incurred.

Income Taxes

Deferred income taxes are determined based on the difference between the financial reporting and tax basis of assets and liabilities. Deferred income tax expense (benefit) represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change.

The Company has net operating loss (“NOL”) carryforwards that can be utilized to offset future income for federal and state tax purposes. These NOLs generate a significant deferred tax asset. The Company regularly reviews the deferred tax assets for recoverability considering historical profitability, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

The Company recognizes tax liabilities in accordance with ASC 740, “Income Taxes” and the Company adjusts these liabilities with changes in judgment as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities.

Sales Tax Collected

Sales taxes collected from customers and remitted to various governmental agencies are presented on a net basis (excluded from revenues) in the Company’s statement of operations.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Significant Concentrations

Retail Pharmacy Segment

The Company’s pharmacy sales were primarily to customers covered by health plan contracts, which typically contract with a third party payor that agrees to pay for all or a portion of a customer’s eligible prescription purchases. During fiscal 2017, the top five third party payors accounted for approximately 77.1% of the Company’s pharmacy sales. The largest third party payor, Express Scripts, represented 26.0%, 27.1% and 29.2% of pharmacy sales during fiscal 2017, 2016 and 2015 pharmacy sales, respectively. Third party payors are entities such as an insurance company, governmental agency, health maintenance organization or other managed care provider, and typically represent several health care contracts and customers.

During fiscal 2017, state sponsored Medicaid agencies and related managed care Medicaid payors accounted for approximately 21.1% of the Company’s pharmacy sales, the largest of which was approximately 2.0% of the Company’s pharmacy sales. During fiscal 2017, approximately 32.5% of the Company’s pharmacy sales were to customers covered by Medicare Part D. Any significant loss of third- party payor business could have a material adverse effect on the Company’s business and results of operations.

During fiscal 2017, the Company purchased brand and generic pharmaceuticals, which amounted to approximately 98.2% of the dollar volume of its prescription drugs from McKesson Corporation (“McKesson”) under its expanded five-year agreement executed on February 17, 2014 for pharmaceutical purchasing and distribution (our “Purchasing and Delivery Agreement”) whereby McKesson assumed responsibility for purchasing essential all of the brand and generic medications the Company dispenses as well as providing a new direct store delivery model to all of the Company’s stores. If the Company’s relationship with McKesson was disrupted, it could temporarily have difficulty filling prescriptions for brand-named and generic drugs until it executed a replacement wholesaler agreement or developed and implemented self- distribution processes.

Pharmacy Services Segment

The Pharmacy Services segment, through its EIC subsidiary, participates in the federal government’s Medicare Part D program as a PDP. During fiscal 2017 and fiscal 2016, net revenues of $223,077 (1.0% of consolidated revenues) and $162,620 (0.8% of consolidated revenues), respectively, include insurance premiums earned by the PDP, which are determined based on the PDP’s annual bid and related contractual arrangements with CMS.

EIC has entered into a quota share reinsurance agreement with Swiss Re Life & Health America Inc. (“Swiss Re”) whereby they assume a quota share percentage of the company’s Medicare Part D program. Fifty percent of the net revenue and net cost of revenue for EIC has been ceded to Swiss Re under this agreement.

Derivatives

The Company may enter into interest rate swap agreements to hedge the exposure to increasing rates with respect to its variable rate debt, when the Company deems it prudent to do so. Upon inception of interest rate swap agreements, or modifications thereto, the Company performs a comprehensive review of the interest rate swap agreements based on the criteria as provided by ASC 815, “Derivatives and Hedging.” As of March 4, 2017 and February 27, 2016, the Company had no interest rate swap arrangements or other derivatives.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU No. 2014-15). This ASU amended ASC 205-40—Presentation of Financial Statements—Going Concern and requires management to evaluate whether there are conditions and events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the financial statements are available to be issued and provide related disclosures of such conditions and events. The adoption of ASU 2014-15 did not have a material impact on the Company’s financial position or results of operations and cash flows.

In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This ASU eliminates the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The ASU also eliminates certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. Instead, the ASU limits those disclosures to investments for which the entity has elected to measure the fair value using that practical expedient. ASU No. 2015-07 is effective for fiscal years and interim periods within those years after December 15, 2015. The ASU is to be applied retrospectively to all periods presented. Early adoption of this ASU is permitted. The adoption of this guidance in fiscal 2017 did not materially affect the Company’s financial position, results of operations or cash flows.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606), an update to ASU 2014-09. This ASU amends ASU 2014-09 to defer the effective date by one year for annual reporting periods beginning after December 15, 2017 (fiscal 2019). Subsequently, the FASB has also issued accounting standards updates which clarify the guidance. This ASU removes inconsistencies, complexities and allows transparency and comparability of revenue transactions across entities, industries, jurisdictions and capital markets by providing a single comprehensive principles-based model with additional disclosures regarding uncertainties. The principles-based revenue recognition model has a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Early adoption is permitted for annual reporting periods beginning after December 15, 2016 (fiscal 2018). In transition, the ASU may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company does not intend to early adopt the new standard. The Company has a team to assess and implement the new standard. While the Company is continuing its assessment of all of the potential impacts of the new standard, it does not expect the implementation of the standard to have a material impact on the Company’s consolidated financial position, results of operations or cash flow. The Company intends to adopt the new standard on a modified retrospective basis.

In February 2016, the FASB issued ASU No. 2016-02, Leases, (Topic 842), which is intended to improve financial reporting around leasing transactions. The ASU affects all companies and other organizations that engage in lease transactions (both lessee and lessor) that lease assets such as real estate and manufacturing equipment. This ASU will require organizations that lease assets—referred to as “leases”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. ASU No. 2016-02 is effective for fiscal years and interim periods within those years beginning January 1, 2019. The Company believes that the new standard will have a material impact on its financial position. The Company is currently evaluating the impact of this standard implementation will have on its results of operations and cash flows.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation, (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify aspects of the accounting for share-based payment transactions. The ASU simplifies the accounting of stock compensation, including income tax implications, the balance sheet classification of awards as either equity or liabilities, and the cash flow classification of employee share based payment transactions. ASU No. 2016-09 is effective for fiscal years and interim periods within those years beginning after December 15, 2016. Early adoption of all the amendments for ASU 2016-09 is permitted. Amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement must be applied prospectively. Amendments related to the presentation of excess tax benefits on the statement of cash flows may be applied either prospectively or retrospectively based on the Company’s election. Amendments related to the statement of cash flows presentation of employee taxes paid when an employer withholds shares must be applied retrospectively.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other, (Topic 350): Simplifying the Test for Goodwill Impairment, which is intended to simplify the subsequent measurement and impairment of goodwill. The ASU simplifies the complexity of evaluating goodwill for impairment by eliminating the second step of the impairment test, which compares the implied fair value of a reporting unit’s goodwill to the carrying amount of that goodwill. Instead, the ASU requires entities to compare the fair value of a reporting unit to its carrying amount in order to determine the amount of goodwill impairment recognized. ASU No. 2017-04 is effective for fiscal years and interim periods within those years beginning after December 15, 2019. Early adoption of all the amendments for ASU 2017-04 is permitted. Amendments must be applied prospectively. The Company is in process of assessing the impact of the adoption of ASU No. 2017-04 on its financial position, results of operations and cash flows.

2. Acquisition

On June 24, 2015, the Company completed its acquisition of TPG VI Envision BL, LLC (“TPG”) and Envision Topco Holdings, LLC (“EnvisionRx”), pursuant to the terms of an agreement (“Agreement”) dated February 10, 2015 (the “Acquisition”). EnvisionRx, which was a portfolio company of TPG Capital L.P. prior to its acquisition by the Company, is a full-service pharmacy services provider. EnvisionRx provides both transparent and traditional pharmacy benefit manager (“PBM”) service options through its EnvisionRx and MedTrak PBMs, respectively. EnvisionRx also offers fully integrated mail-order and specialty pharmacy services through EnvisionPharmacies; access to the nation’s largest cash pay infertility discount drug program via Design Rx; an innovative claims adjudication software platform in Laker Software; and a national Medicare Part D prescription drug plan through Envision Insurance Company’s (“EIC”) EnvisionRx Plus Silver product for the low income auto-assign market and its Clear Choice product for the chooser market. EnvisionRx is headquartered in Twinsburg, Ohio and operates as a 100 percent owned subsidiary of the Company.

Pursuant to the terms of the Agreement, as consideration for the Acquisition, the Company paid $1,882,211 in cash and issued 27,754 shares of Rite Aid common stock. The Company financed the cash portion of the Acquisition with borrowings under its Amended and Restated Senior Secured Revolving Credit Facility, and the net proceeds from the April 2, 2015 issuance of $1,800,000 aggregate principal amount of  6.125% Notes. The consideration associated with the common stock was $240,907 based on a stock price of $8.68 per share, representing the closing price of the Company’s common stock on the closing date of the Acquisition.

The Company’s consolidated financial statements for fiscal 2017 include EnvisionRx results of operations. The Company’s consolidated financial statements for fiscal 2016 includes EnvisionRx results of operations from the Acquisition date of June 24, 2015 through February 27, 2016 (please see Note 20 Segment Reporting for the Pharmacy Services segment results included within the consolidated financial statements for the fifty-three week period ended March 4, 2017 and the fifty-two week period ended February 27, 2016, which reflects the results of EnvisionRx). The Company’s consolidated financial statements reflect the final purchase accounting adjustments in accordance with ASC 805 “Business Combinations”, whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values on the Acquisition date.

The following allocation of the purchase price is final:

Final purchase price
Cash consideration	$1,882,211
Stock consideration	240,907
Total	$2,123,118
Final purchase price allocation
Cash and cash equivalents	$103,834
Accounts receivable	892,678
Inventories	7,276
Prepaid expenses and other current assets	13,386
Total current assets	1,017,174
Property and equipment	13,196
Intangible assets(1)	646,600
Goodwill	1,639,355
Other assets	7,219
Total assets acquired	3,323,544
Accounts payable	491,672
Reinsurance funds held	381,225
Other current liabilities(2)	215,770
Total current liabilities	1,088,667
Other long term liabilities(3)	111,759
Total liabilities assumed	1,200,426
Net assets acquired	$2,123,118

(1)                                 Intangible assets are recorded at estimated fair value, as determined by management based on available information which includes a final valuation prepared by an independent third party. The fair values assigned to identifiable intangible assets were determined through the use of the income approach, specifically the relief from royalty and the multi-period excess earnings methods. The major assumptions used in arriving at the estimated identifiable intangible asset values included management’s estimates of future cash flows, discounted at an appropriate rate of return which are based on the weighted average cost of capital for both the Company and other market participants, projected customer attrition rates, as well as applicable royalty rates for comparable assets. The useful lives for intangible assets were determined based upon the remaining useful economic lives of the intangible assets that are expected to contribute directly or indirectly to future cash flows. The estimated fair value of intangible assets and related useful lives as included in the final purchase price allocation include:

	Estimated Fair Value	Estimated Useful Life (In Years)
Customer relationships	$465,000	17
CMS license	57,500	25
Claims adjudication and other developed software	59,000	7
Trademarks	20,100	10
Backlog	11,500	3
Trademarks	33,500	Indefinite
Total	$646,600

(2)                                 Other current liabilities includes $116,057 due to TPG under the terms of the Agreement, representing the amounts due to EnvisionRx from CMS, less corresponding amounts due to various reinsurance providers under certain reinsurance programs, for CMS activities that relate to the year ended December 31, 2014. This liability was satisfied with a payment to TPG on November 5, 2015.

(3)                                 Primarily relates to deferred tax liabilities.

The above goodwill represents future economic benefits expected to be recognized from the Company’s expansion into the pharmacy services market, as well as expected future synergies and operating efficiencies from combining operations with EnvisionRx. Goodwill resulting from the Acquisition of $1,639,355 has been allocated to the Pharmacy Services segment of which $1,368,657 is deductible for tax purposes.

During fiscal 2017, 2016 and 2015, acquisition costs of $6, $27,402 and $15,442, respectively, were expensed as incurred. The following unaudited pro forma combined financial data gives effect to the Acquisition as if it had occurred as of March 1, 2014.

These unaudited pro forma combined results have been prepared by combining the historical results of the Company and historical results of EnvisionRx. The unaudited pro forma combined financial data for all periods presented were adjusted to give effect to pro forma events that 1) are directly attributable to the aforementioned transaction, 2) factually supportable, and 3) expected to have a continuing impact on the consolidated results of operations. Specifically, these adjustments reflect:

•                  Incremental interest expense relating to the $1,800,000 6.125% Notes issued on April 2, 2015, the net proceeds of which were used to finance the cash portion of the Acquisition.

•                  Incremental amortization resulting from increased fair value of the identifiable intangible assets as noted in the final purchase price allocation.

•                  Removal of costs incurred in connection with the Acquisition by both the Company and EnvisionRx, including bridge loan commitment fees of $15,375.

•                  Removal of interest expense incurred by EnvisionRx as the underlying debt was repaid upon the acquisition date.

•                  Removal of debt extinguishment charges incurred by EnvisionRx.

•                  Inclusion of the 27,754 shares of Rite Aid common stock issued to fund the stock portion of the purchase price in the basic and diluted share calculation.

The unaudited pro forma combined information is not necessarily indicative of what the combined company’s results actually would have been had the Acquisition been completed as of the beginning of the periods as indicated. In addition, the unaudited pro forma combined information does not purport to project the future results of the combined company.

	Year Ended
	March 4, 2017 (53 weeks)	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)
	Pro forma	Pro forma	Pro forma
Net revenues as reported	$22,927,540	$20,770,237	$16,558,195
EnvisionRx revenue, prior to the acquisition	—	1,735,635	4,273,016
Less pre-acquisition intercompany revenue	—	(103,363)	(272,530)
Pro forma combined revenues	$22,927,540	$22,402,509	$20,558,681
Net income as reported	$4,053	$165,465	$2,109,173
EnvisionRx net (loss) income before income taxes, prior to the acquisition	—	(45,307)	14,031
Incremental interest expense on the 6.125% Notes issued on April 2, 2015	—	(11,097)	(115,407)
Incremental amortization resulting from fair value adjustments of the identifiable intangible assets	—	(14,297)	(48,586)
Transaction costs incurred by both the Company and EnvisionRx	—	56,194	16,199
Interest expense incurred by EnvisionRx	—	21,984	56,884
Debt extinguishment charges incurred by EnvisionRx	—	31,601	—
Income tax expense relating to pro forma adjustments	—	(15,866)	—
Pro forma net income	$4,053	$188,677	$2,032,294
Net income (loss) from discontinued operations	(27)	63,377	97,327
Pro forma net income from continuing operations	$4,080	$125,300	$1,934,967
Basic income (loss) per share:
Continuing operations	$0.00	$0.12	$1.99
Discontinued operations	0.00	0.06	0.10
Net basic income per share	$0.00	$0.18	$2.09
Diluted income (loss) per share:
Continuing operations	$0.00	$0.12	$1.91
Discontinued operations	0.00	0.06	0.09
Net diluted income per share	$0.00	$0.18	$2.00

The unaudited pro forma combined financial information for fiscal 2017 is identical to the actual results reported by the Company because EnvisionRx results were included in the consolidated operations of the Company for the entire period.

3. Pending Merger

On January 30, 2017, Walgreens Boots Alliance, Inc. (NASDAQ: WBA) (“WBA”) and Rite Aid Corporation (“Rite Aid” or the “Company”) announced that they had entered into an amendment and extension of their previously announced definitive Agreement and Plan of Merger, dated as of October 27, 2015 (as amended by Amendment No. 1 thereto (the “Amendment”) on January 29, 2017, the “Merger Agreement”), with Victoria Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of WBA (“Merger Sub”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a 100 percent owned direct subsidiary of WBA. Completion of the Merger is subject to various closing conditions, including but not limited to (i) approval of the Merger Agreement by the holders of the Company’s common stock, (ii) the expiration or earlier termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or order prohibiting the Merger, and (iv) the absence of a material adverse effect on the Company, as defined in the Merger Agreement. Under the terms of the Merger Agreement, at the effective time of the Merger, each share of the Company’s common stock, par value $1.00 per share, issued and outstanding immediately prior to the effective time (other than shares owned by (i) WBA, Merger Sub or the Company (which will be cancelled), (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law, or (iii) any direct or indirect 100 percent owned subsidiary of the Company or WBA (which will be converted into shares of common stock of the surviving corporation)) will be converted into the right to receive a maximum of $7.00 in cash per share and a minimum of $6.50 in cash per share, without interest. The exact per share merger consideration will be determined based on the number of retail stores that WBA agrees to divest in connection with the parties’ efforts to obtain the required regulatory approvals for the Merger, with the price set at $7.00 per share if 1,000 stores or fewer retail stores are required to be divested and at $6.50 per share if 1,200 retail stores are required to be divested (or more, if WBA agrees to sell more). If the required divestitures fall between 1,000 and 1,200 stores, then there will be a pro rata adjustment of the price per share. While the exact per share merger consideration is not known as of the date of this report, based on discussions with the Federal Trade Commission (“FTC”) regarding potential remedies after filing the preliminary proxy statement, if the Merger is completed, the Company believes that the per share merger consideration would likely be $6.50 per share.

The Company, WBA and Merger Sub have each made customary representations, warranties and covenants in the Merger Agreement, including, among other things, that (i) the Company and its subsidiaries will continue to conduct its business in the ordinary course consistent with past practice between the execution of the Merger Agreement and the closing of the Merger and (ii) the Company will not solicit proposals relating to alternative transactions to the Merger or engage in discussions or negotiations with respect thereto, subject to certain exceptions. Additionally, the Merger Agreement limits the Company’s ability to incur indebtedness for borrowed money and issue additional capital stock, among other things.

Pursuant to the Amendment, the Company and WBA extended the “End Date” (as defined in the Merger Agreement) to July 31, 2017.

On December 20, 2016, WBA and the Company announced that they had entered into an Asset Purchase Agreement, dated as of December 19, 2016 (the “Fred’s Asset Purchase Agreement”), with Fred’s, Inc. (Nasdaq: FRED), a Tennessee corporation (“Fred’s”) (solely for the purposes set forth in the Fred’s Asset Purchase Agreement), and AFAE, LLC, a Tennessee limited liability company and wholly owned subsidiary of Fred’s (“AFAE”). Pursuant to the terms and subject to the conditions set forth in the Fred’s Asset Purchase Agreement, the Company agreed to sell 865 Rite Aid stores (the “Divested Stores”) and certain specified assets related thereto for a purchase price of $950,000 plus AFAE’s assumption of certain liabilities of the Company and its affiliates (the “Divestiture”). Completion of the Divestiture is subject to various closing conditions, including but not limited to (i) the closing of the proposed acquisition of the Company by WBA (the “Rite Aid Acquisition”), (ii) the FTC having issued publicly the proposed final judgment relating to the Divested Stores in connection with the Rite Aid Acquisition identifying AFAE as being preliminarily approved as the purchaser of the assets purchased under the Fred’s Asset Purchase Agreement, (iii) filings with or receipt of approval from the applicable state boards of pharmacy, and (iv) the absence of a material adverse effect on the stores being acquired in the Divestiture.

The parties to the Fred’s Asset Purchase Agreement have each made customary representations and warranties. The Company has agreed to various covenants and agreements, including, among others, the Company’s agreement to conduct its business at the Divested Stores in the ordinary course during the period between the execution of the Fred’s Asset Purchase Agreement and the closing of the Divestiture, subject to certain exceptions. Fred’s and AFAE have also agreed to various covenants and agreements in the Fred’s Asset Purchase Agreement, including, among other things, (i) Fred’s and AFAE’s agreement to use their reasonable best efforts to obtain all authorizations and approvals from governmental authorities and (ii) Fred’s and AFAE’s agreement to (x) prepare and furnish all necessary information and documents reasonably requested by the FTC, (y) use reasonable best efforts to demonstrate to the FTC that each of Fred’s and AFAE is an acceptable purchaser of, and will compete effectively using, the assets purchased in the Divestiture, and (z) reasonably cooperate with WBA and the Company in obtaining all FTC approvals. In the event that the FTC requests changes to the Fred’s Asset Purchase Agreement, the parties agreed to negotiate in good faith to make the necessary changes. To the extent the FTC requests that additional stores be sold, and WBA agrees to sell such stores, each of Fred’s and AFAE has agreed to buy those stores.

The Fred’s Asset Purchase Agreement contains specified termination rights for the Company, WBA and AFAE, including a mutual termination right (i) in the event of the issuance of a final, nonappealable governmental order permanently restraining the Divestiture or (ii) in the event that the Merger Agreement is terminated in accordance with its terms. WBA has additional termination rights, if, among others thing, (i) AFAE or Fred’s is not preliminarily approved by the FTC or other necessary governmental authority as purchaser of the assets in the Divestiture or (ii) the FTC informs WBA or its affiliates in writing that the Director of the Bureau of Competition will not recommend approval of Fred’s or AFAE as purchaser of the assets in the Divestiture.

The Company expects that the Fred’s Asset Purchase Agreement will be amended to, among other things, make certain changes contemplated by the Amendment.

While WBA and the Company are actively engaged in discussions with the FTC regarding the transaction and are working towards a close of the Merger by July 31, 2017, there can be no assurance that the requisite regulatory approvals will be obtained, or that the Merger or the Divestiture will be completed within the time periods contemplated by the Merger Agreement and Fred’s Asset Purchase Agreement on the current terms, if at all. In the event the Merger Agreement is terminated in certain circumstances involving a failure to obtain required regulatory approvals or if the Merger is not completed by July 31, 2017, WBA is required to pay the Company a $325,000 termination fee; provided that such termination fee is reduced to $162,500 if (i) on the termination date the Company’s fails to satisfy the EBITDA threshold set forth in the Merger Agreement (the “EBITDA test”) or (ii) if WBA exercises its right to terminate the Merger Agreement as a result of the Company’s failure to satisfy the EBITDA test as of the End Date or as of the date on which closing is required to occur.

Please see Note 27 Subsequent Events, for an update on the Pending Merger.

4. Income Per Share

Basic income per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the income of the Company subject to anti- dilution limitations.

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Basic and diluted (loss) income per share:
Numerator:
Income from continuing operations attributable to common stockholders—basic	$4,080	$102,088	$2,011,846
Add back—interest on convertible notes	—	—	5,456
Income from continuing operations attributable to common stockholders—diluted	$4,080	$102,088	$2,017,302
(Loss) income from discontinued operations attributable to common stockholders—basic and diluted	(27)	63,377	97,327
Income attributable to common stockholders—diluted	$4,053	$165,465	$2,114,629
Denominator:
Basic weighted average shares	1,044,427	1,024,377	971,102
Outstanding options and restricted shares, net	16,399	17,985	21,967
Convertible notes	—	—	24,792
Diluted weighted average shares	1,060,826	1,042,362	1,017,861
Basic income (loss) per share:
Continuing operations	$0.00	$0.10	$2.07
Discontinued operations	0.00	0.06	0.10
Net earnings per share	$0.00	$0.16	$2.17
Diluted income per share:
Continuing operations	$0.00	$0.10	$1.98
Discontinued operations	0.00	0.06	0.10
Net earnings per share	$0.00	$0.16	$2.08

Due to their antidilutive effect, 3,200, 3,464 and 2,777 potential common shares related to stock options have been excluded from the computation of diluted income per share as of March 4, 2017, February 27, 2016 and February 28, 2015, respectively.

During May 2015, $64,089 of the Company’s 8.5% convertible notes due 2015 were converted into 24,762 shares of common stock, pursuant to their terms.

5. Lease Termination and Impairment Charges

Impairment Charges

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that an asset group has a carrying value that may not be recoverable. The individual operating store is the lowest level for which cash flows are identifiable. As such, the Company evaluates individual stores for recoverability of assets. To determine if a store needs to be tested for recoverability, the Company considers items such as decreases in market prices, changes in the manner in which the store is being used or physical condition, changes in legal factors or business climate, an accumulation of losses significantly in excess of budget, a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection of continuing losses, or an expectation that the store will be closed or sold.

The Company monitors new and recently relocated stores against operational projections and other strategic factors such as regional economics, new competitive entries and other local market considerations to determine if an impairment evaluation is required. For other stores, it performs a recoverability analysis if it has experienced current-period and historical cash flow losses.

In performing the recoverability test, the Company compares the expected future cash flows of a store to the carrying amount of its assets. Significant judgment is used to estimate future cash flows. Major assumptions that contribute to its future cash flow projections include expected sales, gross profit, and distribution expenses; expected costs such as payroll, occupancy costs and advertising expenses; and estimates for other significant selling, and general and administrative expenses. Many long-term macro-economic and industry factors are considered, both quantitatively and qualitatively, in the future cash flow assumptions. In addition to current and expected economic conditions such as inflation, interest and unemployment rates that affect customer shopping patterns, the Company considers that it operates in a highly competitive industry which includes the actions of other national and regional drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, dollar stores and internet pharmacies. Additionally, the Company takes into consideration that certain operating stores are executing specific improvement plans which are monitored quarterly to recoup recent capital investments, such as an acquisition of an independent pharmacy, which it has made to respond to specific competitive or local market conditions, or have specific programs tailored towards a specific geography or market.

The Company recorded impairment charges of $22,631 in fiscal 2017, $9,273 in fiscal 2016 and $9,697 in fiscal 2015. The Company’s methodology for recording impairment charges has been consistently applied in the periods presented.

At March 4, 2017, $1.316 billion of the Company’s long-lived assets, including intangible assets, were associated with 2,604 active operating stores.

If an operating store’s estimated future undiscounted cash flows are not sufficient to cover its carrying value, its carrying value is reduced to fair value which is its estimated future discounted cash flows. The discount rate is commensurate with the risks associated with the recovery of a similar asset.

An impairment charge is recorded in the period that the store does not meet its original return on investment and/or has an operating loss for the last two years and its projected cash flows do not exceed its current asset carrying value. The amount of the impairment charge is the entire difference between the current asset carrying value and the estimated fair value of the assets using discounted future cash flows. Most stores are fully impaired in the period that the impairment charge is originally recorded.

The Company recorded impairment charges for active stores of $20,623 in fiscal 2017, $8,242 in fiscal 2016 and $7,386 in fiscal 2015.

The Company reviews key performance results for active stores on a quarterly basis and approves certain stores for closure. Impairment for closed stores, if any (many stores are closed on lease expiration), are recorded in the quarter the closure decision is approved. Closure decisions are made on an individual store or regional basis considering all of the macro-economic, industry and other factors, in addition to, the active store’s individual operating results. The Company recorded impairment charges for closed facilities of $2,008 in fiscal 2017, $1,031 in fiscal 2016 and $2,311 in fiscal 2015.

The following table summarizes the impairment charges and number of locations, segregated by closed facilities and active stores that have been recorded in fiscal 2017, 2016 and 2015:

	Year Ended
	March 4, 2017		February 27, 2016		February 28, 2015
(in thousands, except number of stores)	Number	Charge	Number	Charge	Number	Charge
Active stores:
Stores previously impaired(1)	174	$5,022	161	$4,582	179	$3,481
New, relocated and remodeled stores(2)	22	13,232	1	778	2	1,108
Remaining stores not meeting the recoverability test(3)	17	2,369	14	2,882	9	2,797
Total impairment charges—active stores	213	20,623	176	8,242	190	7,386
Total impairment charges—closed facilities	53	2,008	27	1,031	35	2,311
Total impairment charges—all locations	266	$22,631	203	$9,273	225	$9,697

(1)                                 These charges are related to stores that were impaired for the first time in prior periods. Most active stores, requiring an impairment charge, are fully impaired in the first period that they do not meet their asset recoverability test. However, we do often make capital additions to certain stores to improve their operating results or to meet geographical competition, which if later are deemed to be unrecoverable, will be impaired in future periods. Of this total, 173, 160 and 178 stores for fiscal years 2017, 2016 and 2015 respectively have been fully impaired. Also included in these charges are an insignificant number of stores, which were only partially impaired in prior years based on our analysis that supported a reduced net book value greater than zero, but now require additional charges.

(2)                                 These charges are related to new stores (open at least three years) and relocated stores (relocated in the last two years) and significant strategic remodels (remodeled in the last year) that did not meet their recoverability test during the current period. These stores have not met their original return on investment projections and have a historical loss of at least two years. Their future cash flow projections do not recover their current carrying value. Of this total, 18, 1 and 1 stores for fiscal years 2017, 2016 and 2015 respectively have been fully impaired.

(3)                                 These charges are related to the remaining active stores that did not meet the recoverability test during the current period. These stores have a historical loss of at least two years. Their future cash flow projections do not recover their current carrying value. Of this total, 16, 13 and 9 stores for fiscal years 2017, 2016 and 2015 respectively have been fully impaired.

The primary drivers of its impairment charges are each store’s current and historical operating performance and the assumptions that the Company makes about each store’s operating performance in future periods. Projected cash flows are updated based on the next year’s operating budget which includes the qualitative factors noted above. The Company utilizes the three-level valuation hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the hierarchy consist of the following:

•                  Level 1—Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•                  Level 2—Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.

•                  Level 3—Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Long-lived non-financial assets are measured at fair value on a nonrecurring basis for purposes of calculating impairment using Level 2 and Level 3 inputs as defined in the fair value hierarchy. The fair value of long-lived assets using Level 2 inputs is determined by evaluating the current economic conditions in the geographic area for similar use assets. The fair value of long-lived assets using Level 3 inputs is determined by estimating the amount and timing of net future cash flows (which are unobservable inputs) and discounting them using a risk-adjusted rate of interest (which is Level 1). The Company estimates future cash flows based on its experience and knowledge of the market in which the store is located. Significant increases or decreases in actual cash flows may result in valuation changes.

The table below sets forth by level within the fair value hierarchy the long-lived assets as of the impairment measurement date for which an impairment assessment was performed and total losses as of March 4, 2017 and February 27, 2016:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Values as of Impairment Date	Total Charges March 4, 2017
Long-lived assets held and used	$—	$511	$8,866	$9,377	$(22,560)
Long-lived assets held for sale	—	1,260	—	1,260	(71)
Total	$—	$1,771	$8,866	$10,637	$(22,631)

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Values as of Impairment Date	Total Charges February 27, 2016
Long-lived assets held and used	$—	$—	$8,300	$8,300	$(8,726)
Long-lived assets held for sale	—	3,283	189	3,472	(547)
Total	$—	$3,283	$8,489	$11,772	$(9,273)

The above assets reflected in the caption Long-lived assets held for sale are separate and apart from the Assets to be Sold and due to their immateriality, have not been reclassified to assets held for sale.

Lease Termination Charges

Charges to close a store, which principally consist of continuing lease obligations, are recorded at the time the store is closed and all inventory is liquidated, pursuant to the guidance set forth in ASC 420, “Exit or Disposal Cost Obligations.” The Company calculates the liability for closed stores on a store-by-store basis. The calculation includes the discounted effect of future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting or favorable lease terminations. The Company evaluates these assumptions each quarter and adjusts the liability accordingly.

In fiscal 2017, 2016 and 2015, the Company recorded lease termination charges of $23,147, $31,204 and $27,507, respectively. These charges related to changes in future assumptions, interest accretion and provisions for 17 stores in fiscal 2017, 23 stores in fiscal 2016, and 10 stores in fiscal 2015.

As part of its ongoing business activities, the Company assesses stores and distribution centers for potential closure. Decisions to close or relocate stores or distribution centers in future periods would result in lease termination charges for lease exit costs and liquidation of inventory, as well as impairment of assets at these locations. The following table reflects the closed store and distribution center charges that relate to new closures, changes in assumptions and interest accretion:

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Balance—beginning of year	$208,421	$241,047	$284,270
Provision for present value of noncancellable lease payments of closed stores	6,503	9,709	1,661
Changes in assumptions about future sublease income, terminations and change in interest rates	2,633	5,655	7,560
Interest accretion	14,186	16,463	18,988
Cash payments, net of sublease income	(66,605)	(64,453)	(71,432)
Balance—end of year	$165,138	$208,421	$241,047

The Company’s revenues and income before income taxes for fiscal 2017, 2016, and 2015 included results from stores that have been closed or are approved for closure as of March 4, 2017. The revenue, operating expenses and income before income taxes of these stores for the periods are presented as follows:

	Year Ended
	March 4, 2017	February 27, 2016	February 28, 2015
Revenues	$132,790	$143,339	$193,757
Operating expenses	151,978	159,967	212,753
Gain from sale of assets	(1,364)	(5,607)	(5,529)
Other expenses	2,544	1,676	2,889
Loss before income taxes	(20,368)	(12,697)	(16,356)
Included in these stores’ loss before income taxes are:
Depreciation and amortization	1,166	1,162	1,650
Inventory liquidation charges	346	295	222

The above results are not necessarily indicative of the impact that these closures will have on revenues and operating results of the Company in the future, as the Company often transfers the business of a closed store to another Company store, thereby retaining a portion of these revenues and operating expenses.

6. Fair Value Measurements

The Company utilizes the three-level valuation hierarchy as described in Note 5, Lease Termination and Impairment Charges, for the recognition and disclosure of fair value measurements.

As of March 4, 2017 and February 27, 2016, the Company did not have any financial assets measured on a recurring basis. Please see Note 5 for fair value measurements of non-financial assets measured on a non-recurring basis.

Other Financial Instruments

Financial instruments other than long-term indebtedness include cash and cash equivalents, accounts receivable and accounts payable. These instruments are recorded at book value, which we believe approximate their fair values due to their short term nature. In addition, as of March 4, 2017 and February 27, 2016, the Company has $6,874 and $6,069, respectively, of investments carried at amortized cost as these investments are being held to maturity. These investments are included as a component of prepaid expenses and other current assets as of March 4, 2017 and are included as a component of other assets as of February 27, 2016. The Company believes the carrying value of these investments approximates their fair value.

The fair value for LIBOR-based borrowings under the Company’s senior secured credit facility and first and second lien term loans are estimated based on the quoted market price of the financial instrument which is considered Level 1 of the fair value hierarchy. The fair values of substantially all of the Company’s other long-term indebtedness are estimated based on quoted market prices of the financial instruments which are considered Level 1 of the fair value hierarchy. The carrying amount and estimated fair value of the Company’s total long-term indebtedness was $7,263,378 and $7,556,599, respectively, as of March 4, 2017. The carrying amount and estimated fair value of the Company’s total long-term indebtedness was $6,914,483 and $7,235,916, respectively, as of February 27, 2016. There were no outstanding derivative financial instruments as of March 4, 2017 and February 27, 2016.

7. Income Taxes—Continuing Operations

The provision for income tax expense (benefit) from continuing operations was as follows:

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Current tax:
Federal	$—	$(52)	$—
State	14,600	6,590	6,378
	14,600	6,538	6,378
Deferred tax and other:
Federal	10,355	83,074	(1,596,754)
State	19,483	(40,100)	(149,138)
	29,838	42,974	(1,745,891)
Total income tax expense (benefit)	$44,438	$49,512	$(1,739,513)

A reconciliation of the expected statutory federal tax and the total income tax expense (benefit) was as follows:

	Year Ended
	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)
Federal statutory rate	$16,982	$53,060	$95,317
Nondeductible expenses	2,479	6,518	805
State income taxes, net	8,225	16,482	6,304
Decrease of previously recorded liabilities	(955)	—	(3,698)
Nondeductible compensation	1,157	6,057	5,136
Acquisition Costs	4,023	6,782	—
Valuation allowance	14,718	(38,058)	(1,839,131)
Other	(2,191)	(1,329)	(4,246)
Total income tax expense (benefit)	$44,438	$49,512	(1,739,513)

Net income from continuing operations for fiscal 2017 included income tax expense of $44,438, which included an increase in valuation allowance of $14,718 primarily related to a reduction in estimated utilization of state NOLs and for expiring carryforwards.

Net income from continuing operations for fiscal 2016 included income tax expense of $49,512 based on the effective tax rate above, which included a benefit of $38,058 related to a reduction in valuation allowance primarily for an increase in estimated utilization of state NOLs and for expiring carryforwards.

The fiscal 2015 income tax benefit of $1,739,513 was primarily attributable to the reduction of the deferred tax valuation allowance. The reduction of the valuation allowance was based upon the Company’s then achievement of cumulative profitability over a three year window, reported earnings for ten consecutive quarters, utilization of federal and state net operating losses against taxable income for the last three years and the Company’s historical ability of predicting earnings. Based upon the Company’s projections for future taxable income over the periods in which the deferred tax assets are recoverable, management believed that it was more likely than not that the Company would realize the benefits of substantially all the net deferred tax assets existing at February 28, 2015.

The Company recognized tax expense of $46, $63,427 and $57,160 within Net loss (income) from discontinued operations, net of tax, in the Statement of Operations in fiscal 2017, fiscal 2016 and fiscal 2015, respectively. The Company’s effective income tax rate from discontinued operations included adjustments to the valuation allowance of $15, $11,700 and ($2,173) for fiscal 2017, fiscal 2016 and fiscal 2015, respectively.

The tax effect of temporary differences that gave rise to significant components of deferred tax assets and liabilities consisted of the following at March 4, 2017 and February 27, 2016:

	2017	2016
Deferred tax assets:
Accounts receivable	$68,320	$72,883
Accrued expenses	194,884	198,636
Liability for lease exit costs	68,411	81,704
Pension, retirement and other benefits	168,274	182,394
Long-lived assets	509,283	487,944
Other	1,630	6,203
Credits	65,971	64,382
Net operating losses	1,207,650	1,182,440
Total gross deferred tax assets	2,284,423	2,276,586
Valuation allowance	(226,726)	(212,023)
Total deferred tax assets	2,057,697	2,064,563
Deferred tax liabilities:
Outside basis difference	112,509	108,860
Inventory	439,624	416,562
Total gross deferred tax liabilities	552,133	525,422
Net deferred tax assets	$1,505,564	$1,539,141

A reconciliation of the beginning and ending amount of unrecognized tax benefits from continuing operations was as follows:

	2017	2016	2015
Unrecognized tax benefits	$10,676	$9,514	$10,143
Increases to prior year tax positions	16	1,667	1,003
Decreases to tax positions in prior periods	(626)	(577)	(984)
Increases to current year tax positions	26	72	123
Settlements	—	—	(681)
Lapse of statute of limitations	(1,153)	—	(90)
Unrecognized tax benefits balance	$8,939	$10,676	$9,514

The amount of the above unrecognized tax benefits at March 4, 2017, February 27, 2016 and February 28, 2015 which would impact the Company’s effective tax rate, if recognized, was $892, $2,084 and $440, respectively. Additionally, any impact on the effective rate may be mitigated by the valuation allowance that is remaining against the Company’s net deferred tax assets.

While it is expected that the amount of unrecognized tax benefits will change in the next twelve months, management does not expect the change to have a significant impact on the results of operations or the financial position of the Company.

The Company recognizes interest and penalties related to tax contingencies as income tax expense. The Company recognized an expense/(benefit) for interest and penalties in connection with tax matters of $(276), $60 and ($5,250) for fiscal years 2017, 2016 and 2015, respectively. As of March 4, 2017 and February 27, 2016 the total amount of accrued income tax-related interest and penalties was $263 and $539, respectively.

The Company files U.S. federal income tax returns as well as income tax returns in those states where it does business. The consolidated federal income tax returns are closed for examination through fiscal year 2013. Prior year returns for acquired subsidiaries remain open for 2012 and 2013 due to IRS examination. However, any net operating losses that were generated in these prior closed years may be subject to examination by the IRS upon utilization. Tax examinations by various state taxing authorities could generally be conducted for a period of three to five years after filing of the respective return. However, as a result of filing amended returns, the Company has statutes open in some states from fiscal year 2005.

Net Operating Losses and Tax Credits

At March 4, 2017, the Company had federal net operating loss carryforwards of approximately $2,936,612. Of these, $1,658,482 will expire, if not utilized, between fiscal 2020 and 2028. An additional $1,278,130 will expire, if not utilized, between fiscal 2029 and 2037.

At March 4, 2017, the Company had state net operating loss carryforwards of approximately $5,093,651, the majority of which will expire between fiscal 2028 and 2037.

The Company’s federal and state net operating loss carryforwards include federal deductions of $35,935 and state deductions of $88,614 for windfall tax benefits that have not yet been recognized in the financial statements at March 4, 2017. Previously, these tax benefits would be credited to additional paid-in capital when they reduce current taxable income consistent with the tax law ordering approach. However, due to the adoption of ASU 2016-09, they will be recognized beginning in the first quarter of fiscal 2018.

At March 4, 2017, the Company had federal business tax credit carryforwards of $51,869, the majority of which will expire between 2019 and 2021. In addition to these credits, the Company had alternative minimum tax credit carryforwards of $3,234.

Valuation Allowances

The valuation allowances as of March 4, 2017 and February 27, 2016 apply to the net deferred tax assets of the Company. The Company maintained a valuation allowance of $226,726 and $212,023, which relates primarily to state deferred tax assets at March 4, 2017 and February 27, 2016, respectively.

8. Accounts Receivable

The Company maintains an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable. The allowance for uncollectible accounts at March 4, 2017 and February 27, 2016 was $30,891 and $32,820 respectively. The Company’s accounts receivable are due primarily from third-party payors (e.g., pharmacy benefit management companies, insurance companies or governmental agencies) and are recorded net of any allowances provided for under the respective plans. Since payments due from third-party payors are sensitive to payment criteria changes and legislative actions, the allowance is reviewed continually and adjusted for accounts deemed uncollectible by management.

9. Medicare Part D

The Company offers Medicare Part D benefits through EIC, which has contracted with CMS to be a PDP and, pursuant to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, must be a risk-bearing entity regulated under state insurance laws or similar statutes.

EIC is a licensed domestic insurance company under the applicable laws and regulations. Pursuant to these laws and regulations, EIC must file quarterly and annual reports with the National Association of Insurance Commissioners (“NAIC”) and certain state regulators, must maintain certain minimum amounts of capital and surplus under formulas established by certain states and must, in certain circumstances, request and receive the approval of certain state regulators before making dividend payments or other capital distributions to the Company. The Company does not believe these limitations on dividends and distributions materially impact its financial position. EIC is subject to minimum capital and surplus requirements in certain states. The minimum amount of capital and surplus required to satisfy regulatory requirements in these states is $18,962 as of December 31, 2016. EIC was in excess of the minimum required amounts in these states as of March 4, 2017.

The Company has recorded estimates of various assets and liabilities arising from its participation in the Medicare Part D program based on information in its claims management and enrollment systems. Significant estimates arising from its participation in this program include: (i) estimates of low-income cost subsidies, reinsurance amounts, and coverage gap discount amounts ultimately payable to CMS based on a detailed claims reconciliation that will occur in the following year; (ii) an estimate of amounts receivable from CMS under a risk-sharing feature of the Medicare Part D program design, referred to as the risk corridor and (iii) estimates for claims that have been reported and are in the process of being paid or contested and for our estimate of claims that have been incurred but have not yet been reported.

As of March 4, 2017, accounts receivable, net included $245,766 due from CMS and accrued salaries, wages and other current liabilities included $145,903 of EIC liabilities under certain reinsurance contracts. As of February 27, 2016, accounts receivable, net included $275,032 due from CMS and accrued salaries, wages and other current liabilities included $166,238 of EIC liabilities under certain reinsurance contracts. EIC limits its exposure to loss and recovers a portion of benefits paid by utilizing quota-share reinsurance with a commercial reinsurance company.

10. Inventory

At March 4, 2017 and February 27, 2016, inventories were $607,326, and $635,024, respectively, lower than the amounts that would have been reported using the first-in, first-out (“FIFO”) cost flow assumption. The Company calculates its FIFO inventory valuation using the retail method for store inventories and the cost method for distribution facility inventories. The Company recorded a LIFO credit for fiscal year 2017 of $3,721, compared to a LIFO charge of $7,892 for fiscal year 2016 and a LIFO credit of $10,023 for fiscal year 2015. During fiscal 2017, a reduction in non-pharmacy inventories resulted in the liquidation of applicable LIFO inventory quantities carried at lower costs in prior years. During fiscal 2016 and 2015, a reduction in inventories related to working capital initiatives resulted in similar LIFO liquidation. This LIFO liquidation resulted in a $2,375, $42,880 and $20,659 cost of revenues decrease, with a corresponding reduction to the adjustment to LIFO for fiscal 2017, fiscal 2016 and fiscal 2015, respectively.

11. Property, Plant and Equipment

Following is a summary of property, plant and equipment, including capital lease assets, at March 4, 2017 and February 27, 2016:

	2017	2016
Land	$141,453	$145,335
Buildings	528,076	545,909
Leasehold improvements	1,566,666	1,515,250
Equipment	1,810,405	1,774,477
Software	16,316	6,111
Construction in progress	62,537	98,274
	4,125,453	4,085,356
Accumulated depreciation	(2,598,991)	(2,505,792)
Property, plant and equipment, net	$1,526,462	$1,579,564

Depreciation expense, which included the depreciation of assets recorded under capital leases, was $241,788, $241,787 and $229,760 in fiscal 2017, 2016 and 2015, respectively.

Included in property, plant and equipment was the carrying amount, which approximates fair value, of assets to be disposed of totaling $1,057 and $3,256 at March 4, 2017 and February 27, 2016, respectively.

12. Goodwill and Other Intangibles

Goodwill and indefinitely-lived assets, such as certain trademarks acquired in connection with acquisition transactions, are not amortized, but is instead evaluated for impairment on an annual basis at the end of the fiscal year, or more frequently if events or circumstances indicate that impairment may be more likely. When evaluating goodwill for possible impairment, the Company typically performs a qualitative assessment in the fourth quarter of the fiscal year to determine if it is more likely than not that the carrying value of the goodwill exceeds the fair value of the goodwill. However, as part of this qualitative assessment, a quantitative assessment is performed at least once every three years to re-establish a baseline fair value that can be used in current and future qualitative assessments. During the Company’s qualitative assessment it makes significant estimates, assumptions, and judgments, including, but not limited to, the overall economy, industry and market conditions, financial performance of the Company, changes in the Company’s share price, and forecasts of revenue, profit, working capital requirements, and cash flows. The Company considers its two reporting units’, the Retail Pharmacy segment and the Pharmacy Services segment, historical results and operating trends when determining these assumptions. If the Company determines that it is more likely than not that the carrying value of the goodwill exceeds the fair value of the goodwill, it performs the first step of the impairment process, which compares the fair value of a reporting unit to its carrying amount, including the goodwill. The Company estimates the fair value of its reporting units using a combination of a future discounted cash flow valuation model and a comparable market transaction models. If the carrying value of a reporting unit exceeds the fair value, the second step of the impairment process is performed and the implied fair value of a reporting unit is compared to the carrying amount of the goodwill. The implied fair value of the goodwill is determined the same way as the goodwill recognized in a business combination. The Company assigns the fair value of a reporting unit to all of the assets and liabilities of that unit (including unrecognized intangible assets) and any excess goes to the goodwill (its implied fair value). Any excess carrying amount of the goodwill over the implied fair value of the goodwill, is the amount of the impairment loss recognized.

In the fiscal fourth quarter the Company completed a qualitative goodwill impairment assessment, which included a quantitative assessment to re-establish baseline fair value where necessary, and after evaluating the results, events and circumstances of the reporting units, the Company concluded that sufficient evidence existed to assert qualitatively that it is more likely than not that the fair values of the reporting units exceeded their carrying values. Therefore, a two- step impairment assessment was not necessary and no goodwill impairment charge was assessed for the fiscal years ended March 4, 2017 and February 27, 2016.

Below is a summary of the changes in the carrying amount of goodwill by segment for the fiscal years ended March 4, 2017 and February 27, 2016:

	Retail Pharmacy	Pharmacy Services	Total
Balance, February 28, 2015	$43,492	$—	$43,492
Acquisition (see Note 2. Acquisition)	—	1,637,351	1,637,351
Balance, February 27, 2016	$43,492	$1,637,351	$1,680,843
Acquisition (see Note 2. Acquisition)
Change in goodwill resulting from changes to the final purchase price allocation	—	2,004	2,004
Balance, March 4, 2017	$43,492	$1,639,355	$1,682,847

The Company’s intangible assets are finite-lived and amortized over their useful lives. Following is a summary of the Company’s finite-lived and indefinite-lived intangible assets as of March 4, 2017 and February 27, 2016.

	2017				2016
	Gross Carrying Amount	Accumulated Amortization	Net	Remaining Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net	Remaining Weighted Average Amortization Period
Favorable leases and other	$386,636	$(308,766)	$77,870	7 years	$382,427	$(292,226)	$90,201	8 years
Prescription files	894,330	(764,840)	129,490	3 years	870,759	(704,037)	166,722	3 years
Customer relationships(a)	465,000	(110,653)	354,347	16 years	465,000	(44,203)	420,797	17 years
CMS license	57,500	(3,872)	53,628	24 years	57,500	(1,572)	55,928	25 years
Claims adjudication and other developed software	58,995	(14,188)	44,807	6 years	59,000	(5,760)	53,240	7 years
Trademarks	20,100	(3,383)	16,717	9 years	20,100	(1,373)	18,727	10 years
Backlog	11,500	(6,453)	5,047	2 years	11,500	(2,619)	8,881	3 years
Total finite	$1,894,061	$(1,212,155)	$681,906		$1,866,286	$(1,051,790)	$814,496
Trademarks	33,500	—	33,500	Indefinite	33,500	—	33,500	Indefinite
Total	$1,927,561	$(1,212,155)	$715,406		$1,899,786	$(1,051,790)	$847,996

(a)                                 Amortized on an accelerated basis which is determined based on the remaining useful economic lives of the customer relationships that are expected to contribute directly or indirectly to future cash flows.

Also included in other non-current liabilities as of March 4, 2017 and February 27, 2016 are unfavorable lease intangibles with a net carrying amount of $23,703 and $30,605, respectively. These intangible liabilities are amortized over their remaining lease terms at time of acquisition.

Amortization expense for these intangible assets and liabilities was $165,579, $131,374 and $64,290 for fiscal 2017, 2016 and 2015, respectively. The anticipated annual amortization expense for these intangible assets and liabilities is 2018—$143,747; 2019—$116,958; 2020—$93,063; 2021—$69,054 and 2022—$47,148.

13. Accrued Salaries, Wages and Other Current Liabilities

Accrued salaries, wages and other current liabilities consisted of the following at March 4, 2017 and February 27, 2016:

	2017	2016
Accrued wages, benefits and other personnel costs	$426,097	$457,135
Accrued interest	66,352	65,729
Accrued sales and other taxes payable	141,420	155,999
Accrued store expense	173,630	198,356
Accrued reinsurance	145,904	166,238
Other	387,544	350,161
	$1,340,947	$1,393,618

14. Indebtedness and Credit Agreement

Following is a summary of indebtedness and lease financing obligations at March 4, 2017 and February 27, 2016:

	2017	2016
Secured Debt:
Senior secured revolving credit facility due January 2020 ($2,430,000 and $2,100,000 face value less unamortized debt issuance costs of $24,918 and $33,903)	$2,405,082	$2,066,097
Tranche 1 Term Loan (second lien) due August 2020 ($470,000 face value less unamortized debt issuance costs of $4,167 and $5,414)	465,833	464,586
Tranche 2 Term Loan (second lien) due June 2021 ($500,000 face value less unamortized debt issuance costs of $2,431 and $3,007)	497,569	496,993
Other secured	90	90
	3,368,574	3,027,766
Guaranteed Unsecured Debt:
9.25% senior notes due March 2020 ($902,000 face value plus unamortized premium of $2,071 and $2,743 and less unamortized debt issuance costs of $7,527 and $10,180)	896,544	894,563
6.75% senior notes due June 2021 ($810,000 face value less unamortized debt issuance costs of $6,360 and $7,872)	803,640	802,128
6.125% senior notes due April 2023 ($1,800,000 face value less unamortized debt issuance costs of $25,984 and $30,343)	1,774,016	1,769,657
	3,474,200	3,466,348
Unguaranteed Unsecured Debt:
7.7% notes due February 2027 ($295,000 face value less unamortized debt issuance costs of $1,625 and $1,794)	293,375	293,206
6.875% fixed-rate senior notes due December 2028 ($128,000 face value less unamortized debt issuance costs of $771 and $837)	127,229	127,163
	420,604	420,369
Lease financing obligations	65,315	79,653
Total debt	7,328,693	6,994,136
Current maturities of long-term debt and lease financing obligations	(21,335)	(26,848)
Long-term debt and lease financing obligations, less current maturities	$7,307,358	$6,967,288

	March 4, 2017
	Debt	Lease Financing Obligations	Total Debt and Lease Financing Obligations
Balance, March 4, 2017 — per above table	$7,263,378	$65,315	$7,328,693
Amounts reclassified as current and noncurrent liabilities held for sale in connection with the Divestiture (a)	(4,027,400)	(10,492)	(4,037,892)
Total debt and lease financing obligations	3,235,978	54,823	3,290,801
Current maturities of long-term debt and lease financing obligations — continuing operations	(90)	(17,619)	(17,709)
Long-term debt and lease financing obligations, less current maturities — continuing operations	$3,235,888	$37,204	$3,273,092

	February 27, 2016
	Debt	Lease Financing Obligations	Total Debt and Lease Financing Obligations
Balance, February 27, 2016— per above table	$6,914,483	$79,653	$6,994,136
Amounts reclassified as current and noncurrent liabilities held for sale in connection with the Divestiture (a)	(4,027,400)	(15,143)	(4,042,543)
Total debt and lease financing obligations	2,887,083	64,510	2,951,593
Current maturities of long-term debt and lease financing obligations — continuing operations	(90)	(23,146)	(23,236)
Long-term debt and lease financing obligations, less current maturities — continuing operations	$2,886,993	$41,364	$2,928,357

(a)         In connection with the Sale, the Company is estimating that the Sale will provide total excess cash proceeds of approximately $4,027,400 which will be used to repay outstanding indebtedness. As such, the Company included $4,027,400 of estimated proceeds as of March 4, 2017 and February 27, 2016 as repayment of outstanding indebtedness that has been included in liabilities held for sale. Additionally, as part of the Sale, the Company will be relieved of approximately $10,492 and $15,143, respectively, of capital lease obligations as of March 4, 2017 and February 27, 2016. These amounts are also reflected as liabilities held for sale. Please see Note 27 for additional details.

Credit Facility

The Company’s Amended and Restated Senior Secured Credit Facility has a borrowing capacity of $3,700,000 and matures in January 2020. Borrowings under the revolver bear interest at a rate per annum between (i) LIBOR plus 1.50% and LIBOR plus 2.00% with respect to Eurodollar borrowings and (ii) the alternate base rate plus 0.50% and the alternate base rate plus 1.00% with respect to ABR borrowings, in each case, based upon the average revolver availability (as defined in the Amended and Restated Senior Secured Credit Facility). The Company is required to pay fees between 0.250% and 0.375% per annum on the daily unused amount of the revolver, depending on the Average Revolver Availability (as defined in the Amended and Restated Senior Secured Credit Facility). Amounts drawn under the revolver become due and payable on January 13, 2020.

The Company’s ability to borrow under the revolver is based upon a specified borrowing base consisting of accounts receivable, inventory and prescription files. At March 4, 2017, the Company had $2,430,000 of borrowings outstanding under the revolver and had letters of credit outstanding against the revolver of $62,272 which resulted in additional borrowing capacity of $1,207,728. The Merger Agreement contains a requirement that the Company’s borrowings under the revolver not exceed $3,000,000 in the aggregate immediately prior to the closing of the Merger.

The Amended and Restated Senior Secured Credit Facility restricts the Company and the Subsidiary Guarantors (as defined herein) from accumulating cash on hand, and under certain circumstances, requires the funds in the Company’s deposit accounts to be applied first to the repayment of outstanding revolving loans under the Amended and Restated Senior Secured Credit Facility and then to be held as collateral for the senior obligations.

The Amended and Restated Senior Secured Credit Facility allows the Company to have outstanding, at any time, up to $1,500,000 in secured second priority debt, split-priority term loan debt, unsecured debt and disqualified preferred stock in addition to borrowings under the Amended and Restated Senior Secured Credit Facility and existing indebtedness, provided that not in excess of $750,000 of such secured second priority debt, split-priority term loan debt, unsecured debt and disqualified preferred stock shall mature or require scheduled payments of principal prior to 90 days after the latest of (a) the fifth anniversary of the effectiveness of the Amended and Restated Senior Secured Credit Facility and (b) the latest maturity date of any Term Loan or Other Revolving Loan (each as defined in the Amended and Restated Senior Secured Credit Facility) (excluding bridge facilities allowing extensions on customary terms to at least the date that is 90 days after such date and, with respect to any escrow notes issued by the Company, excluding any special mandatory redemption of the type described in clause (iii) of the definition of “Escrow Notes” in the Amended and Restated Senior Secured Credit Facility). Subject to the

limitations described in clauses (a) and (b) of the immediately preceding sentence, the Amended and Restated Senior Secured Credit Facility additionally allows the Company to issue or incur an unlimited amount of unsecured debt and disqualified preferred stock so long as a Financial Covenant Effectiveness Period (as defined in the Amended and Restated Senior Secured Credit Facility) is not in effect; provided, however, that certain of the Company’s other outstanding indebtedness limits the amount of unsecured debt that can be incurred if certain interest coverage levels are not met at the time of incurrence or other exemptions are not available. The Amended and Restated Senior Secured Credit Facility also contains certain restrictions on the amount of secured first priority debt the Company is able to incur. The Amended and Restated Senior Secured Credit Facility also allows for the voluntary repurchase of any debt or other convertible debt, so long as the Amended and Restated Senior Secured Credit Facility is not in default and the Company maintains availability under its revolver of more than $365,000.

The Amended and Restated Senior Secured Credit Facility has a financial covenant that requires the Company to maintain a minimum fixed charge coverage ratio of 1.00 to 1.00 (a) on any date on which availability under the revolver is less than $200,000 or (b) on the third consecutive business day on which availability under the revolver is less than $250,000 and, in each case, ending on and excluding the first day thereafter, if any, which is the 30th consecutive calendar day on which availability under the revolver is equal to or greater than $250,000. As of March 4, 2017, the Company had availability under its revolver of $1,207,728, its fixed charge coverage ratio was greater than 1.00 to 1.00, and the Company was in compliance with the senior secured credit facility’s financial covenant. The Amended and Restated Senior Secured Credit Facility also contains covenants which place restrictions on the incurrence of debt, the payments of dividends, sale of assets, mergers and acquisitions and the granting of liens.

The Amended and Restated Senior Secured Credit Facility also provides for customary events of default.

The Company also has two second priority secured term loan facilities, the Tranche 1 Term Loan and the Tranche 2 Term Loan. The Tranche 1 Term Loan matures on August 21, 2020 and currently bears interest at a rate per annum equal to LIBOR plus 4.75% with a LIBOR floor of 1.00%, if the Company chooses to make LIBOR borrowings, or at Citibank’s base rate plus 3.75%. The Tranche 2 Term Loan matures on June 21, 2021 and currently bears interest at a rate per annum equal to LIBOR plus 3.875% with a LIBOR floor of 1.00%, if the Company chooses to make LIBOR borrowings, or at Citibank’s base rate plus 2.875%.

With the exception of EIC, substantially all of the Company’s 100 percent owned subsidiaries guarantee the obligations under the Amended and Restated Senior Secured Credit Facility, second priority secured term loan facilities, and unsecured guaranteed notes. The Amended and Restated Senior Secured Credit Facility and second priority secured term loan facilities are secured, on a senior or second priority basis, as applicable, by a lien on, among other things, accounts receivable, inventory and prescription files of the Subsidiary Guarantors. The subsidiary guarantees related to the Company’s Amended and Restated Senior Secured Credit Facility and second priority secured term loan facilities and, on an unsecured basis, the unsecured guaranteed notes, are full and unconditional and joint and several, and there are no restrictions on the ability of the Company to obtain funds from its subsidiaries. The Company has no independent assets or operations. Additionally, prior to the Acquisition, the subsidiaries, including joint ventures, that did not guarantee the Amended and Restated Senior Secured Credit Facility, the credit facility, second priority secured term loan facilities and applicable notes, were minor. Accordingly, condensed consolidating financial information for the Company and subsidiaries is not presented for those periods. Subsequent to the Acquisition, other than EIC, the subsidiaries, including joint ventures, that do not guarantee the credit facility, second priority secured term loan facilities and applicable notes, are minor. As such, condensed consolidating financial information for the Company, its guaranteeing subsidiaries and non-guaranteeing subsidiaries is presented for those periods subsequent to the Acquisition. See Note 24 “Guarantor and Non-Guarantor Condensed Consolidating Financial Information” for additional disclosure.

2016 Transactions

On April 2, 2015, the Company issued $1,800,000 aggregate principal amount of its 6.125% Notes, the net proceeds of which, along with other available cash and borrowings under its Amended and Restated Senior Secured Credit Facility, were used to finance the cash portion of the Acquisition, which closed on June 24, 2015. The Company’s obligations under the notes are fully and unconditionally guaranteed, jointly and severally, on an unsubordinated basis, by all of its subsidiaries that guarantee the Company’s obligations under the Amended and Restated Senior Secured Credit Facility, second priority secured term loan facilities, the 9.25% senior notes due 2020 (the “9.25% Notes”) and the 6.75% senior notes due 2021 (the “6.75% Notes”) (the “Rite Aid Subsidiary Guarantors”), including EnvisionRx and certain of its domestic subsidiaries other than, among others, EIC (the “EnvisionRx Subsidiary Guarantors” and, together with the Rite Aid Subsidiary Guarantors, the “Subsidiary Guarantors”). The guarantees are unsecured. The 6.125% Notes are unsecured, unsubordinated obligations of the Company and rank equally in right of payment with all of its other unsecured, unsubordinated indebtedness.

During May 2015, $64,089 of the Company’s 8.5% convertible notes due 2015 were converted into 24,762 shares of common stock, pursuant to their terms. The remaining $79 of the Company’s 8.5% convertible notes due 2015 were repaid by the Company upon maturity.

On August 15, 2015, the Company completed the redemption of all of its outstanding $650,000 aggregate principal amount of its 8.00% Notes. In connection with the redemption, the Company recorded a loss on debt retirement, including call premium and unamortized debt issue costs, of $33,205 during the second quarter of fiscal 2016.

2015 Transactions

On October 15, 2014, the Company completed the redemption of all of its outstanding $270,000 aggregate principal amount of its 10.25% senior notes due October 2019 at their contractually determined early redemption price of 105.125% of the principal amount, plus accrued interest. The Company funded this redemption with borrowings under its revolver. The Company recorded a loss on debt retirement of $18,512 related to this transaction.

Interest Rates and Maturities

The annual weighted average interest rate on the Company’s indebtedness was 5.4%, 5.4%, and 5.8% for fiscal 2017, 2016, and 2015, respectively.

The aggregate annual principal payments of long-term debt for the five succeeding fiscal years are as follows: 2018—$90; 2019—$0; 2020—$2,430,000; 2021—$1,372,000 and $3,533,000 in 2022 and thereafter.

15. Leases

The Company leases most of its retail stores and certain distribution facilities under noncancellable operating and capital leases, most of which have initial lease terms ranging from 5 to 22 years. The Company also leases certain of its equipment and other assets under noncancellable operating leases with initial terms ranging from 3 to 10 years. In addition to minimum rental payments, certain store leases require additional payments based on sales volume, as well as reimbursements for taxes, maintenance and insurance. Most leases contain renewal options, certain of which involve rent increases. Total rental expense, net of sublease income of $4,813, $6,397, and $6,184, was $634,539, $607,490, and $601,576 in fiscal 2017, 2016, and 2015, respectively. These amounts include contingent rentals of $10,229, $11,574 and $12,647 in fiscal 2017, 2016, and 2015, respectively.

During fiscal 2017, the Company did not enter into any sale-leaseback transactions whereby the Company sold owned operating stores to independent third parties and concurrent with the sale, entered into an agreement to lease the store back from the purchasers.

During fiscal 2016, the Company sold seven owned operating stores to independent third parties. Net proceeds from the sale were $26,953 Concurrent with these sales, the Company entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. Eight leases were accounted for as operating leases and the remaining two were accounted for as capital leases. The transactions resulted in a gain for certain stores of $670 which is deferred over the life of the leases. In addition, the transaction resulted in a loss for certain stores of $546 which is included in the loss on sale of assets, net for the fifty-two weeks ended February 27, 2016.

During fiscal 2015, the Company did not enter into any sale-leaseback transactions whereby the Company sold owned operating stores to independent third parties and concurrent with the sale, entered into an agreement to lease the store back from the purchasers.

The net book values of assets under capital leases and sale-leasebacks accounted for under the financing method at March 4, 2017 and February 27, 2016 are summarized as follows:

	2017	2016
Land	$3,760	$3,760
Buildings	84,796	85,757
Leasehold improvements	1,258	1,258
Equipment	30,653	32,243
Accumulated depreciation	(84,333)	(83,438)
	$36,134	$39,580

Following is a summary of lease finance obligations at March 4, 2017 and February 27, 2016:

	2017	2016
Obligations under financing leases	$52,418	$62,105
Sale-leaseback obligations	2,405	2,405
Less current obligation	(17,619)	(23,146)
Long-term lease finance obligations	$37,204	$41,364

Following are the minimum lease payments for all properties under a lease agreement that will have to be made in each of the years indicated based on non-cancelable leases in effect as of March 4, 2017:

Fiscal year	Lease Financing Obligations	Operating Leases
2018	$22,759	$678,863
2019	11,151	643,862
2020	9,687	564,888
2021	6,223	481,500
2022	4,461	414,826
Later years	23,706	2,075,544
Total minimum lease payments	77,987	$4,859,483
Amount representing interest	(23,153)
Present value of minimum lease payments	$54,834

16. Stock Option and Stock Award Plans

The Company recognizes share-based compensation expense in accordance with ASC 718, “Compensation—Stock Compensation.” Expense is recognized over the requisite service period of the award, net of an estimate for the impact of forfeitures. Operating results for fiscal 2017, 2016 and 2015 include $23,482, $37,948 and $23,390 of compensation costs related to the Company’s stock-based compensation arrangements.

In December 2000, the Company adopted the 2000 Omnibus Equity Plan (the 2000 Plan) under which 22,000 shares of common stock are reserved for granting of restricted stock, stock options, phantom stock, stock bonus awards and other stock awards at the discretion of the Board of Directors.

In February 2001, the Company adopted the 2001 Stock Option Plan (the 2001 Plan) which was approved by the shareholders under which 20,000 shares of common stock are authorized for granting of stock options at the discretion of the Board of Directors.

In April 2004, the Board of Directors adopted the 2004 Omnibus Equity Plan, which was approved by the shareholders. Under the plan, 20,000 shares of common stock are authorized for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the discretion of the Board of Directors.

In January 2007, the stockholders of the Company approved the adoption of the Rite Aid Corporation 2006 Omnibus Equity Plan. Under the plan, 50,000 shares of Rite Aid common stock are available for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the discretion of the Board of Directors.

In June 2010, the stockholders of the Company approved the adoption of the Rite Aid Corporation 2010 Omnibus Equity Plan. Under the plan, 35,000 shares of Rite Aid common stock are available for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the discretion of the Board of Directors. The adoption of the 2010 Omnibus Equity Plan became effective on June 23, 2010.

In June 2012, the stockholders of the Company approved the adoption of the Rite Aid Corporation 2012 Omnibus Equity Plan. Under the plan, 28,500 shares of Rite Aid common stock are available for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the discretion of the Board of Directors. The adoption of the 2012 Omnibus Equity Plan became effective on June 21, 2012.

In June 2014, the stockholders of the Company approved the adoption of the Rite Aid Corporation 2014 Omnibus Equity Plan. Under the plan, 58,000 shares of Rite Aid common stock plus any shares of common stock remaining available for grant under the Rite Aid Corporation 2010 Omnibus Equity Plan and the Rite Aid Corporation 2012 Omnibus Equity Plan as of the effective date of the 2014 Plan (provided that no more than 25,000 shares may be granted as incentive stock options) are available for granting of restricted stock, stock options, phantom stock, stock bonus awards and other equity based awards at the discretion of the Board of Directors. The adoption of the 2014 Omnibus Equity Plan became effective on June 19, 2014.

All of the plans provide for the Board of Directors (or at its election, the Compensation Committee) to determine both when and in what manner options may be exercised; however, it may not be more than 10 years from the date of grant. All of the plans provide that stock options may be granted at prices that are not less than the fair market value of a share of common stock on the date of grant. The aggregate number of shares authorized for issuance for all plans is 54,337 as of March 4, 2017.

Stock Options

The Company determines the fair value of stock options issued on the date of grant using the Black-Scholes-Merton option-pricing model. The following weighted average assumptions were used for options granted in fiscal 2017, 2016 and 2015:

	2017	2016	2015
Expected stock price volatility(1)	N/A	56%	74%
Expected dividend yield(2)	N/A	0.00%	0.00%
Risk-free interest rate(3)	N/A	1.70%	1.70%
Expected option life(4)	N/A	5.5 years	5.5 years

(1)                                 The expected volatility is based on the historical volatility of the stock price over the most recent period equal to expected life of the option.

(2)                                 The dividend rate that will be paid out on the underlying shares during the expected term of the options. The Company does not currently pay dividends on its common stock, as such, the dividend rate is assumed to be zero percent.

(3)                                 The risk free interest rate is equal to the rate available on United States Treasury zero-coupon issues as of the grant date of the option with a remaining term equal to the expected term.

(4)                                 The period of time for which the option is expected to be outstanding. The Company analyzed historical exercise behavior to estimate the life.

The weighted average fair value of options granted during fiscal 2017, 2016 and 2015 was $0.00, $4.45 and $4.43, respectively. Following is a summary of stock option transactions for the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 1, 2014	55,966	$1.65
Granted	3,097	7.04
Exercised	(16,485)	1.46
Cancelled	(910)	3.16
Outstanding at February 28, 2015	41,668	$2.09
Granted	3,579	8.68
Exercised	(6,400)	1.78
Cancelled	(722)	4.20
Outstanding at February 27, 2016	38,125	$2.73
Granted	—	N/A
Exercised	(3,556)	1.95
Cancelled	(679)	5.60
Outstanding at March 4, 2017	33,890	$2.75	4.76	$107,125
Vested or expected to vest at March 4, 2017	32,960	$2.66	4.69	$106,158
Exercisable at March 4, 2017	29,198	$2.08	4.31	$104,365

As of March 4, 2017, there was $12,376 of total unrecognized pre-tax compensation costs related to unvested stock options, net of forfeitures. These costs are expected to be recognized over a weighted average period of 1.87 years.

Cash received from stock option exercises for fiscal 2017, 2016 and 2015 was $6,951, $11,376 and $24,117, respectively. The income tax benefit from stock options for fiscal 2017, 2016 and 2015 was $421, $11,764 and $30,099, respectively. The total intrinsic value of stock options exercised for fiscal 2017, 2016 and 2015 was $20,475, $42,207 and $92,355, respectively.

Typically, stock options granted vest, and are subsequently exercisable in equal annual installments over a four-year period for employees.

Restricted Stock

The Company provides restricted stock grants to associates under plans approved by the stockholders. Shares awarded under the plans typically vest in equal annual installments over a three-year period. Unvested shares are forfeited upon termination of employment. Following is a summary of restricted stock transactions for the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015:

	Shares	Weighted Average Grant Date Fair Value
Balance at March 1, 2014	10,056	$1.66
Granted	3,303	7.01
Vested	(5,239)	1.54
Cancelled	(454)	5.00
Balance at February 28, 2015	7,666	$3.84
Granted	2,752	8.60
Vested	(5,140)	2.94
Cancelled	(420)	6.89
Balance at February 27, 2016	4,858	$7.23
Granted	3,613	7.73
Vested	(2,222)	6.28
Cancelled	(426)	7.84
Balance at March 4, 2017	5,823	$7.87

At March 4, 2017, there was $31,605 of total unrecognized pre-tax compensation costs related to unvested restricted stock grants, net of forfeitures. These costs are expected to be recognized over a weighted average period of 1.95 years.

The total fair value of restricted stock vested during fiscal years 2017, 2016 and 2015 was $13,951, $15,104 and $8,090, respectively.

Performance Based Incentive Plan

Beginning in fiscal 2015, the Company provided certain of its associates with performance based incentive plans under which the associates will receive a certain number of shares of the Company’s common stock based on the Company meeting certain financial and performance goals. If such goals are not met, no stock-based compensation expense is recognized and any recognized stock-based compensation expense is reversed. The Company incurred $(6,070), $12,634 and $1,769 related to these performance based incentive plans for fiscal 2017, 2016 and 2015, respectively, which is recorded as a component of stock-based compensation expense.

17. Reclassifications from Accumulated Other Comprehensive Loss

The following table summarizes the components of accumulated other comprehensive loss and the changes in balances of each component of accumulated other comprehensive loss, net of tax as applicable, for the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015:

	March 4, 2017 (53 Weeks)		February 27, 2016 (52 Weeks)		February 28, 2015 (52 Weeks)
	Defined benefit pension plans	Accumulated other comprehensive loss	Defined benefit pension plans	Accumulated other comprehensive loss	Defined benefit pension plans	Accumulated other comprehensive loss
Accumulated other comprehensive loss
Balance—beginning of period	$(47,781)	$(47,781)	$(45,850)	$(45,850)	$(37,334)	$(37,334)
Other comprehensive (loss) income before reclassifications, net of $1,553, $(3,162), and $(7,506) tax expense (benefit)	2,356	2,356	(3,633)	(3,633)	(10,578)	(10,578)
Amounts reclassified from accumulated other comprehensive loss to net income, net of $2,047, $1,481, and $1,464 tax expense	3,108	3,108	1,702	1,702	2,062	2,062
Balance—end of period	$(42,317)	$(42,317)	$(47,781)	$(47,781)	$(45,850)	$(45,850)

The following table summarizes the effects on net income of significant amounts classified out of each component of accumulated other comprehensive loss for the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015:

	Fiscal Years Ended March 4, 2017, February 27, 2016 and February 28, 2015
Details about	Amount reclassified from accumulated other comprehensive loss
accumulated other comprehensive loss components	March 4, 2017 (53 Weeks)	February 27, 2016 (52 Weeks)	February 28, 2015 (52 Weeks)	Affected line item in the consolidated statements of operations
Defined benefit pension plans
Amortization of unrecognized prior service cost(a)	$—	$(67)	$(240)	Selling, general and administrative expenses
Amortization of unrecognized net loss(a)	(5,155)	(3,116)	(3,286)	Selling, general and administrative expenses
	(5,155)	(3,183)	(3,526)	Total before income tax expense
	2,047	1,481	1,464	Income tax expense
	$(3,108)	$(1,702)	$(2,062)	Net of income tax expense

(a)—See Note 18, Retirement Plans for additional details.

18. Retirement Plans

Defined Contribution Plans

The Company and its subsidiaries sponsor several retirement plans that are primarily 401(k) defined contribution plans covering nonunion associates and certain union associates. The Company does not contribute to all of the plans. In accordance with those plan provisions, the Company matches 100% of a participant’s pretax payroll contributions, up to a maximum of 3% of such participant’s pretax annual compensation. Thereafter, the Company will match 50% of the participant’s additional pretax payroll contributions, up to a maximum of 2% of such participant’s additional pretax annual compensation. Total expense recognized for the above plans was $68,393 in fiscal 2017, $65,118 in fiscal 2016 and $60,552 in fiscal 2015.

The Company sponsors a Supplemental Executive Retirement Plan (“SERP”) for its officers, which is a defined contribution plan that is subject to a five year graduated vesting schedule. The expense recognized for the SERP was $16,921 in fiscal 2017, $1,377 in fiscal 2016 and $8,748 in fiscal 2015.

Defined Benefit Plans

The Company and its subsidiaries also sponsor a qualified defined benefit pension plan that requires benefits to be paid to eligible associates based upon years of service and, in some cases, eligible compensation. The Company’s funding policy for The Rite Aid Pension Plan (The “Defined Benefit Pension Plan”) is to contribute the minimum amount required by the Employee Retirement Income Security Act of 1974. However, the Company may, at its sole discretion, contribute additional funds to the plan. The Company made contributions of $0 in fiscal 2017, $0 in fiscal 2016 and $1,159 in fiscal 2015.

The Company also maintains a nonqualified executive retirement plan for certain former employees who, pursuant to their employment agreements, did not participate in the SERP. The Company no longer enrolls new participants into this plan. These participants generally receive an annual benefit payable monthly over fifteen years. This nonqualified defined benefit plan is unfunded.

Net periodic pension expense and other changes recognized in other comprehensive income for the defined benefit pension plans and the nonqualified executive retirement plan included the following components:

	Defined Benefit Pension Plan			Nonqualified Executive Retirement Plan
	2017	2016	2015	2017	2016	2015
Service cost	$1,291	$1,498	$2,543	$—	$—	$—
Interest cost	6,634	6,398	6,474	436	475	542
Expected return on plan assets	(4,512)	(6,330)	(7,339)	—	—	—
Amortization of unrecognized prior service cost	—	67	240	—	—	—
Amortization of unrecognized net loss (gain)	5,085	3,690	2,392	70	(574)	894
Net pension expense	$8,498	$5,323	$4,310	$506	$(99)	$1,436
Other changes recognized in other comprehensive loss:
Unrecognized net (gain) loss arising during period	$(3,979)	$7,369	$17,190	$70	$(574)	$894
Prior service cost arising during period	—	—	—	—	—	—
Amortization of unrecognized prior service costs	—	(67)	(240)	—	—	—
Amortization of unrecognized net (loss) gain	(5,085)	(3,690)	(2,392)	(70)	574	(894)
Net amount recognized in other comprehensive loss	(9,064)	3,612	14,558	—	—	—
Net amount recognized in pension expense and other comprehensive loss	$(566)	$8,935	$18,868	$506	$(99)	$1,436

The table below sets forth reconciliation from the beginning of the year for both the benefit obligation and plan assets of the Company’s defined benefit plans, as well as the funded status and amounts recognized in the Company’s balance sheet as of March 4, 2017 and February 27, 2016:

	Defined Benefit Pension Plan		Nonqualified Executive Retirement Plan
	2017	2016	2017	2016
Change in benefit obligations:
Benefit obligation at end of prior year	$156,474	$167,256	$11,046	$12,685
Service cost	1,291	1,498	—	—
Interest cost	6,634	6,398	436	475
Distributions	(7,449)	(7,408)	(1,504)	(1,540)
Change due to change in assumptions	—	—	—	—
Actuarial loss (gain)	7,399	(11,270)	70	(574)
Benefit obligation at end of year	$164,349	$156,474	$10,048	$11,046
Change in plan assets:
Fair value of plan assets at beginning of year	$110,217	$129,934	$—	$—
Employer contributions	—	—	1,504	1,540
Actual return on plan assets	15,890	(12,309)	—	—
Distributions (including expenses paid by the plan)	(7,449)	(7,408)	(1,504)	(1,540)
Fair value of plan assets at end of year	$118,658	$110,217	$—	$—
Funded status	$(45,691)	$(46,257)	$(10,048)	$(11,046)
Net amount recognized	$(45,691)	$(46,257)	$(10,048)	$(11,046)
Amounts recognized in consolidated balance sheets consisted of:
Prepaid pension cost	$—	$—	$—	$—
Accrued pension liability	(45,691)	(46,257)	(10,048)	(11,046)
Net amount recognized	$(45,691)	$(46,257)	$(10,048)	$(11,046)
Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	$(44,761)	$(53,825)	$—	$—
Prior service cost	—	—	—	—
Amount recognized	$(44,761)	$(53,825)	$—	$—

The estimated net actuarial loss and prior service cost amounts that will be amortized from accumulated other comprehensive loss into net periodic pension expense in fiscal 2018 are $3,425 and $0, respectively.

The accumulated benefit obligation for the defined benefit pension plan was $164,349 and $156,474 as of March 4, 2017 and February 27, 2016, respectively. The accumulated benefit obligation for the nonqualified executive retirement plan was $10,048 and $11,046 as of March 4, 2017 and February 27, 2016, respectively.

The significant actuarial assumptions used for all defined benefit plans to determine the benefit obligation as of March 4, 2017, February 27, 2016 and February 28, 2015 were as follows:

	Defined Benefit Pension Plan			Nonqualified Executive Retirement Plan
	2017	2016	2015	2017	2016	2015
Discount rate	4.00%	4.25%	4.00%	4.00%	4.25%	4.00%
Rate of increase in future compensation levels	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term rate of return on plan assets	6.50%	6.50%	6.50%	N/A	N/A	N/A

Weighted average assumptions used to determine net cost for the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015 were:

	Defined Benefit Pension Plan			Nonqualified Executive Retirement Plan
	2017	2016	2015	2017	2016	2015
Discount rate	4.25%	4.00%	4.50%	4.25%	4.00%	4.50%
Rate of increase in future compensation levels	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term rate of return on plan assets	6.50%	6.50%	7.75%	N/A	N/A	N/A

To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This resulted in the selection of the 6.50% long-term rate of return on plan assets assumption for fiscal 2017, 2016 and 2015.

The Company’s pension plan asset allocations at March 4, 2017 and February 27, 2016 by asset category were as follows:

	March 4, 2017	February 27, 2016
Equity securities	52%	49%
Fixed income securities	48%	51%
Total	100%	100%

The investment objectives of the Defined Benefit Pension Plan, the only defined benefit plan with assets, are to:

•                  Achieve a rate of return on investments that exceeds inflation over a full market cycle and is consistent with actuarial assumptions;

•                  Balance the correlation between assets and liabilities by diversifying the portfolio among various asset classes to address return risk and interest rate risk;

•                  Balance the allocation of assets between the investment managers to minimize concentration risk;

•                  Maintain liquidity in the portfolio sufficient to meet plan obligations as they come due; and

•                  Control administrative and management costs.

The asset allocation established for the pension investment program reflects the risk tolerance of the Company, as determined by:

•                  the current and anticipated financial strength of the Company;

•                  the funded status of the plan; and

•                  plan liabilities.

Investments in both the equity and fixed income markets will be maintained, recognizing that historical results indicate that equities (primarily common stocks) have higher expected returns than fixed income investments. It is also recognized that the correlation between assets and liabilities must be balanced to address higher volatility of equity investments (return risk) and interest rate risk.

The following targets are to be applied to the allocation of plan assets.

Category	Target Allocation
U.S. equities	39%
International equities	13%
U.S. fixed income	48%
Total	100%

The Company expects to contribute $4,900 to the Defined Benefit Pension Plan and make payments of $1,241 to participants of the Nonqualified Executive Retirement Plan during fiscal 2018.

Common and Collective Trusts

Common collective trust funds are stated at fair value as determined by the issuer of the common collective trust funds based on the net asset value (“NAV”) of the underlying investments in accordance with ASC 820. There are generally no restrictions on redemptions from these funds and no unfunded commitments to invest. In accordance with ASC subtopic 820-10, certain investments that were measured at NAV per shared (or its equivalent) have not been classified in the fair value hierarchy. The underlying investments mainly consist of equity and fixed income securities funds that are valued based on the daily closing price as reported by the fund.

The proceeding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at March 4, 2017.

The following table sets forth by level within the fair value hierarchy a summary of the plan’s investments measured at fair value on a recurring basis as of March 4, 2017 and February 27, 2016:

	Fair Value Measurements at March 4, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity Securities
International equity	$—	$—	$—	$15,348
Large Cap	—	—	—	32,413
Small-Mid Cap	—	—	—	14,083
Fixed Income
Long Term Credit Bond Index	—	—	—	47,694
20+ Year Treasury STRIPS	—	—	—	7,563
Intermediate Fixed Income	—	—	—	639
Other types of investments
Short Term Investments	—	—	—	918
Total	$—	$—	$—	$118,658

	Fair Value Measurements at February 27, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Equity Securities
International equity	$—	$—	$—	$14,414
Large Cap	—	—	—	28,188
Small-Mid Cap	—	—	—	11,684
Fixed Income
Long Term Credit Bond Index	—	—	—	43,130
20+ Year Treasury STRIPS	—	—	—	10,929
Intermediate Fixed Income	—	—	—	41

	Fair Value Measurements at February 27, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Other types of investments
Short Term Investments	—	—	—	1,831
Total	$—	$—	$—	$110,217

The following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Following are the future benefit payments expected to be paid for the Defined Benefit Pension Plan and the nonqualified executive retirement plan during the years indicated:

Fiscal Year	Defined Benefit Pension Plan	Nonqualified Executive Retirement Plan
2018	$8,091	$1,241
2019	8,190	1,217
2020	8,408	1,137
2021	8,587	969
2022	8,785	874
2023 - 2027	45,960	3,550
Total	$88,021	$8,988

Other Plans

The Company participates in various multi-employer union pension plans that are not sponsored by the Company. Total expenses recognized for the multi-employer plans were $21,336 in fiscal 2017, $20,782 in fiscal 2016 and $19,634 in fiscal 2015.

19. Multiemployer Plans that Provide Pension Benefits

The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover certain of its union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans. Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s participation in these plans for the annual period ended March 4, 2017 is outlined in the table below. The “EIN/Pension Plan Number” column provides the Employer Identification Number (EIN) and the three- digit plan number, if applicable. The most recent Pension Protection Act (PPA) zone status available for fiscal 2017 and fiscal 2016 is for the plan year- ends as indicated below. The zone status is based on information that the Company received from the plan and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65 percent funded, plans in the yellow zone are less than 80 percent funded, and plans in the green zone are at least 80 percent funded. The “FIP/RP Status Pending/Implemented” column indicates plans for which a financial improvement plan (FIP) or a rehabilitation plan (RP) is either pending or has been implemented. In addition to regular plan contributions, the Company may be subject to a surcharge if the plan is in the red zone. The “Surcharge Imposed” column indicates whether a surcharge has been imposed on contributions to the plan. The last two columns list the expiration date(s) of the collective- bargaining agreement(s) to which the plans are subject and any minimum funding requirements. There have been no significant changes that affect the comparability of total employer contributions of fiscal years 2017, 2016, and 2015.

	EIN/Pension	Pension Protection Act Zone Status		FIP/ RP Status Pending/	Contributions of the Company			Surcharge	Expiration Date of Collective- Bargaining	Minimum Funding
Pension	Plan Number	2017	2016	Implemented	2017	2016	2015	Imposed	Agreement	Requirements
1199 SEIU Health Care Employees Pension Fund	13-3604862-001	Green— 12/31/2015	Green— 12/31/2014	No	$7,152	$7,775	$6,941	No	4/18/2015

Contribution rate of 10.76% of gross wages earned per associate beginning 01/01/2016. Contribution rate of 10.22% of gross wages earned per associate from 01/01/2015 through 12/31/2015. Contribution rate of 11.25% of gross wages earned per associate through 12/31/2014.

Southern California United Food and Commercial Workers Unions and Drug Employers Pension Fund	51-6029925-001	Red— 12/31/2016	Red— 12/31/2015	Implemented	8,021	7,552	7,002	No	7/14/2018

Subsequent to 01/01/2016 contributions of $1.41 per hour worked. From 01/01/2015 through 12/31/2015 contributions of $1.328 per hour worked for pharmacists and $0.602 per hour worked for non pharmacists. Prior to 01/01/2015 contributions of $1.242 per hour worked for pharmacists and $0.563 per hour worked for non pharmacists.

UFCW Pharmacists, Clerks and Drug Employers Pension Trust	94-2518312-001	Green— 12/31/2016	Green— 12/31/2015	No	2,970	3,006	2,938	No	7/13/2019	Effective 09/01/2014, contribution rate frozen at $0.55 per hour worked for associates. Prior to 9/01/2014, contribution rate of $0.57 per hour worked for associates.
United Food and Commercial Workers Union-Employer Pension Fund	34-6665155-001	Red— 9/30/2016	Red— 9/30/2015	Implemented	827	732	667	No	12/31/2017

Effective 02/05/207 contribution rate of $1.89 per hour worked. Effective 02/07/2016 through 02/04/2017 contribution rate of $1.76 per hour worked. Effective 02/02/2015 through 02/06/2016 contribution rate of $1.62 per hour worked. Contribution rate of $1.49 per hour worked prior to 02/02/2015.

United Food and Commercial Workers Union Local 880—Mercantile Employers Joint Pension Fund	51-6031766-001	Yellow— 9/30/2016	Yellow— 9/30/2015	Implemented	504	454	480	No	12/31/2017

Effective 01/01/2017 contribution rate $1.88 per hour worked. Effective 01/01/2016 through 12/31/2016 contribution rate of $1.79 per hour worked. Effective 10/01/2015 through 12/31/2015 contribution rate of $1.70 per hour worked. Effective 01/01/2015 through 09/30/2015 contribution rate of $1.61 per hour worked. Effective 10/01/2014 through 12/31/2014 contribution rate of $1.73 per hour worked. Contribution of $1.52 per hour worked prior to 10/01/2014.

Other Funds					1,862	1,263	1,606
					$21,336	$20,782	$19,634

The Company was listed in these plans Forms 5500 as providing more than 5 percent of the total contributions for the following plans and plan years:

Pension Fund	Year Contributions to Plan Exceeded More Than 5 Percent of Total Contributions (as of the Plan’s Year-End)
UFCW Pharmacists, Clerks and Drug Employers Pension Trust	12/31/2015 and 12/31/2014
Southern California United Food and Commercial Workers Unions and Drug Employers Pension Fund	12/31/2015 and 12/31/2014
United Food & Commercial Workers Union- Employer Pension Fund	9/30/2015 and 9/30/2014
United Food & Commercial Workers Union Local 880—Mercantile Employers Joint Pension Fund	9/30/2015 and 9/30/2014

At the date the Company’s financial statements were issued, certain Forms 5500 were not available.

During fiscal 2017, 2016 and 2015, the Company did not withdraw from any plans or incur any additional withdrawal liabilities.

20. Segment Reporting

Prior to June 24, 2015, the Company’s operations were within one reportable segment. As a result of the completion of the Acquisition, the Company has realigned its internal management reporting to reflect two reportable segments, its retail drug stores (“Retail Pharmacy”), and its pharmacy services (“Pharmacy Services”) segments.

The Retail Pharmacy segment’s primary business is the sale of prescription drugs and related consultation to its customers. Additionally, the Retail Pharmacy segment sells a full selection of health and beauty aids and personal care products, seasonal merchandise and a large private brand product line. The Pharmacy Services segment offers a full range of pharmacy benefit management services including plan design and administration, on both a transparent pass-through model and traditional model, formulary management and claims processing. Additionally, the Pharmacy Services segment offers specialty and mail order services, infertility treatment, and drug benefits to eligible beneficiaries under the federal government’s Medicare Part D program.

The Parent Company’s chief operating decision makers are its Parent Company Chief Executive Officer, Parent Company President and CEO—Retail Pharmacy, CEO—Pharmacy Services, Chief Financial Officer and its Senior Executive Vice Presidents (collectively the “CODM”). The CODM has ultimate responsibility for enterprise decisions. The CODM determines, in particular, resource allocation for, and monitors performance of, the consolidated enterprise, the Retail Pharmacy segment and the Pharmacy Services segment. The Retail Pharmacy and Pharmacy Services segment managers have responsibility for operating decisions, allocating resources and assessing performance within their respective segments. The CODM relies on internal management reporting that analyzes enterprise results on certain key performance indicators, namely, revenues, gross profit, and Adjusted EBITDA.

The following table is a reconciliation of the Company’s business segments to the consolidated financial statements for the fiscal years ended March 4, 2017, February 27, 2016 and February 28, 2015:

	Retail Pharmacy	Pharmacy Services	Intersegment Eliminations(1)	Consolidated
March 4, 2017:
Revenues	$16,766,620	$6,393,884	$(232,964)	$22,927,540
Gross Profit	4,671,975	392,732	—	5,064,707
Adjusted EBITDA(2)	551,816	188,235	—	740,051
February 27, 2016:
Revenues	$16,820,388	$4,103,513	$(153,664)	$20,770,237
Gross Profit	4,761,153	230,826	—	4,991,979
Adjusted EBITDA(2)	747,910	101,357	—	849,267
February 28, 2015:
Revenues	$16,558,195	$—	$—	$16,558,195
Gross Profit	4,719,410	—	—	4,719,410
Adjusted EBITDA(2)	748,535	—	—	748,535

(1)                                 Intersegment eliminations include intersegment revenues and corresponding cost of revenues that occur when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products. When this occurs, both the Retail Pharmacy and Pharmacy Services segments record the revenue on a stand-alone basis. In accordance with ASC 205-20, the Company reduced its intersegment eliminations to reflect the ongoing cash flows which are expected to continue between the Company and the Disposal Group of $132,516 and $79,123 for the fiscal years ended March 4, 2017 and February 27, 2016. Please see Note 3 for additional information.

(2)                                 See “Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share and Other Non-GAAP Measures” in MD&A for additional details.

The following is a reconciliation of net income to Adjusted EBITDA for fiscal 2017, 2016 and 2015:

	March 4, 2017 (53 weeks)	February 27, 2016 (52 weeks)	February 28, 2015 (52 weeks)
Net income from continuing operations	$4,080	$102,088	$2,011,846
Interest expense	200,065	186,132	116,997
Income tax expense (benefit)	44,438	49,512	(1,739,513)
Depreciation and amortization expense	407,366	361,134	277,241
LIFO (credit) charge	(3,721)	7,892	(10,023)
Lease termination and impairment charges	45,778	40,477	37,204
Loss on debt retirements, net	—	33,205	18,512
Other	42,045	68,827	36,271
Adjusted EBITDA from continuing operations	$740,051	$849,267	$748,535

The following is balance sheet information for the Company’s reportable segments:

	Retail Pharmacy	Pharmacy Services	Eliminations(2)	Consolidated
March 4, 2017:
Total Assets	$8,664,216	$3,087,143	$(157,607)	$11,593,752
Goodwill	43,492	1,639,355	—	1,682,847
Additions to property and equipment and intangible assets	281,072	12,725	—	293,797
February 27, 2016:
Total Assets	$8,468,186	$2,948,548	$(139,724)	$11,277,010
Goodwill	43,492	1,637,351	—	1,680,843
Additions to property and equipment and intangible assets	478,797	2,276	—	481,073

(2)                                 As of March 4, 2017 and February 27, 2016, intersegment eliminations include netting of the Pharmacy Services segment long-term deferred tax liability of $140,865 and $116,027, respectively, against the Retail Pharmacy segment long-term deferred tax asset for consolidation purposes in accordance with ASC 740, and intersegment accounts receivable of $16,742 and $23,697, respectively, that represents amounts owed from the Pharmacy Services segment to the Retail Pharmacy segment that are created when Pharmacy Services segment customers use Retail Pharmacy segment stores to purchase covered products.

21. Commitments, Contingencies and Guarantees

Legal Matters

The Company is a party to legal proceedings, investigations and claims in the ordinary course of its business, including the matters described below. The Company records accruals for outstanding legal matters when it believes it is probable that a loss will be incurred and the amount can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal matters that could affect the amount of any accrual and developments that would make a loss contingency both probable and reasonably estimable. If a loss contingency is not both probable and estimable, the Company does not establish an accrued liability.

The Company’s contingencies are subject to significant uncertainties, including, among other factors: (i) proceedings are in early stages; (ii) whether class or collective action status is sought and the likelihood of a class being certified; (iii) the outcome of pending appeals or motions; (iv) the extent of potential damages, fines or penalties, which are often unspecified or indeterminate; (v) the impact of discovery on the matter; (vi) whether novel or unsettled legal theories are at issue; (vii) there are significant factual issues to be resolved; and/or (viii) in the case of certain government agency investigations, whether a sealed qui tam lawsuit (“whistleblower” action) has been filed and whether the government agency makes a decision to intervene in the lawsuit following investigation.

After the announcement of the proposed Merger between the Company and Walgreens Boots Alliance, Inc. (WBA), ten (10) putative class action lawsuits were filed by purported Company stockholders against the Company, its directors (the Individual Defendants, together with the Company, the Rite Aid Defendants), WBA and Victoria Merger Sub Inc. (“Victoria Merger Sub”) challenging the transactions contemplated by the Merger agreement. Eight (8) of these actions were filed in the Court of Chancery of the State of Delaware (Smukler v. Rite Aid Corp., et al., Hirschler v. Standley, et al., Catelli v. Rite Aid Corp., et al., Orr v. Rite Aid Corp., et al., DePietro v. Standley, et al., Abadi v. Rite Aid Corp., et al., Mortman v. Rite Aid Corp., et al., Sachs Investment Grp., et al v. Standley, et al.). One (1) action was filed in Pennsylvania in the Court of Common Pleas of Cumberland County (Wilson v. Rite Aid Corp., et al.). The complaints in these nine (9) actions alleged primarily that the Individual Defendants breached their fiduciary duties by, among other things, agreeing to an allegedly unfair and inadequate price, agreeing to deal protection devices that allegedly prevented the directors from obtaining higher offers from other interested buyers for the Company and allegedly failing to protect against certain purported conflicts of interest in connection with the Merger. The complaints further alleged that the Company, WBA and/or Victoria Merger Sub aided and abetted these alleged breaches of fiduciary duty. The complaints sought, among other things, to enjoin the closing of the Merger as well as money damages and attorneys’ and experts’ fees.

On December 23, 2015, the eight (8) Delaware actions were consolidated in an action captioned In re Rite Aid Corporation Stockholders Litigation, Consol. C.A. No. 11663-CB (the “Consolidated Action”). In addition to the claims asserted in the nine (9) complaints discussed above, the operative pleading in the Consolidated Action also included allegations that the preliminary proxy statement contained material omissions, including with respect to the process that resulted in the Merger agreement and the fairness opinion rendered by the Company’s banker. On December 28, 2015, the plaintiffs in the Consolidated Action filed a motion for expedited proceedings, which the Court orally denied at a hearing held on January 5, 2016. On March 11, 2016, the Court granted the plaintiffs’ notice and proposed order voluntarily dismissing the Consolidated Action as moot, while retaining jurisdiction solely for the purpose of adjudicating plaintiffs’ counsel’s anticipated application for an award of attorneys’ fees and reimbursement of expenses. On April 15, 2016, the Company reached a settlement in principle related to this matter for an immaterial amount. On May 11, 2016, the Court entered a stipulated order regarding notice of payment thereof and final dismissal of this matter.

A tenth action was filed in the United States District Court for the Middle District of Pennsylvania (the Pennsylvania District Court), asserting a claim for violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC Rule 14a-9 against the Rite Aid Defendants, WBA and Victoria Merger Sub and a claim for violations of Section 20(a) of the Exchange Act against the Individual Defendants and WBA (Herring v. Rite Aid Corp., et al.). The complaint in the Herring action alleges, among other things, that the Company and the Individual Defendants disseminated an allegedly false and materially misleading proxy. The complaint sought to enjoin the shareholder vote on the proposed Merger, a declaration that the proxy was materially false and misleading in violation of federal securities laws and an award of money damages and attorneys’ and experts’ fees. On January 14 and 16, 2016, respectively, the plaintiff in the Herring action filed a motion for preliminary injunction and a motion for expedited discovery. On January 21, 2016, the Rite Aid Defendants filed a motion to dismiss the Herring complaint. At a hearing held on January 25, 2016, the Pennsylvania District Court orally denied the plaintiff’s motion for expedited discovery and subsequently denied the plaintiff’s motion for preliminary injunction on January 28, 2016. On March 14, 2016, the Pennsylvania District Court appointed Jerry Herring, Don Michael Hussey and Joanna Pauli Hussey as lead plaintiffs for the putative class and approved their selection of Robbins Geller Rudman & Dowd LLP as lead counsel. On April 14, 2016, the Pennsylvania District Court granted the lead plaintiffs’ unopposed motion to stay the Herring action for all purposes pending consummation of the Merger.

The Company has been named in a collective and class action lawsuit, Indergit v. Rite Aid Corporation, et al., pending in the United States District Court for the Southern District of New York, filed purportedly on behalf of current and former store managers working in the Company’s stores at various locations around the country. The lawsuit alleges that the Company failed to pay overtime to store managers as required under the FLSA and under certain New York state statutes. The lawsuit also seeks other relief, including liquidated damages, attorneys’ fees, costs and injunctive relief arising out of state and federal claims for overtime pay. On April 2, 2010, the Court conditionally certified a nationwide collective group of individuals who worked for the Company as store managers since March 31, 2007. The Court ordered that Notice of the Indergit action be sent to the purported members of the collective group (approximately 7,000 current and former store managers) and approximately

1,550 joined the Indergit action. Discovery as to certification issues has been completed. On September 26, 2013, the Court granted Rule 23 class certification of the New York store manager claims as to liability only, but denied it as to damages, and denied the Company’s motion for decertification of the nationwide collective action claims. The Company filed a motion seeking reconsideration of the Court’s September 26, 2013 decision which motion was denied in June 2014. The Company subsequently filed a petition for an interlocutory appeal of the Court’s September 26, 2013 ruling with the U. S. Court of Appeals for the Second Circuit which petition was denied in September 2014. Notice of the Rule 23 class certification as to liability only has been sent to approximately 1,750 current and former store managers in the state of New York. Discovery related to the merits of the claims is ongoing. On January 12, 2017, the parties reached a settlement in principle of this matter, for an immaterial amount of money, which is subject to preliminary and final approval by the court. On January 19, 2017, the court entered an order staying the case indefinitely pending preliminary and final court approval. In the event the settlement does not receive preliminary and/or final approval by the court, the litigation will resume. If such occurs, the Company presently is not able to either predict the outcome of this lawsuit or estimate a potential range of loss with respect to the lawsuit. The Company’s management believes, however, that this lawsuit is without merit and is vigorously defending this lawsuit.

The Company is currently a defendant in several lawsuits filed in state courts in California alleging violations of California wage-and-hour laws, rules and regulations pertaining primarily to failure to pay overtime, failure to pay for missed meals and rest periods, failure to reimburse business expenses and failure to provide employee seating (the “California Cases”). The class actions pertaining to failure to reimburse business expenses and provide employee seating purport to be class actions and seek substantial damages. The single-plaintiff and multi-plaintiff lawsuits regarding failure to pay overtime and failure to pay for missed meals and rest periods, in the aggregate, seek substantial damages. The Company has aggressively challenged the merits of the lawsuits and, where applicable, the allegations that the cases should be certified as class or representative actions.

In the business expense class action (Fenley v. Rite Aid Corporation, Santa Clara Superior Court), the parties reached a settlement pursuant to which the Company will pay an immaterial amount to settle the class claims. The court granted final approval of the settlement on February 3, 2017.

In the employee seating case (Hall v. Rite Aid Corporation, San Diego County Superior Court), the Court, in October 2011, granted the plaintiff’s motion for class certification. The Company filed its motion for decertification, which motion was granted in November 2012. Plaintiff subsequently appealed the Court’s order which appeal was granted in May 2014. The Company filed a petition for review of the appellate court’s decision with the California Supreme Court, which petition was denied in August 2014. Proceedings in the Hall case were stayed pending a decision by the California Supreme Court in two similar cases. That decision was rendered on April 4, 2016. A status conference in the case was held on November 18, 2016, at which time the court lifted the stay and scheduled the case for trial on January 26, 2018.

With respect to the California Cases, the Company, at this time, is not able to predict either the outcome of these lawsuits or estimate a potential range of loss with respect to said lawsuits and is vigorously defending them.

The Company was served with a Civil Investigative Demand Subpoena Duces Tecum dated August 26, 2011 by the United States Attorney’s Office for the Eastern District of Michigan. The subpoena requests records regarding the relationship of Rite Aid’s Rx Savings Program to the reporting of usual and customary charges to publicly funded health programs. In connection with the same investigation, the Company was served with a Civil Subpoena Duces Tecum dated February 22, 2013 by the State of Indiana Office of the Attorney General requesting additional information regarding both Rite Aid’s Rx Savings Program and usual and customary charges. The Company responded to both of the subpoenas. To enable the parties to discuss a possible resolution, the Medicaid Fraud Control Units of the several states, commonwealths, and the District of Columbia and the Company entered into an agreement tolling the statute of limitations until October 7, 2015. The parties agreed to extend the tolling agreement and continue to exchange pertinent claims data in the near future. On January 19, 2017, the District Court for the Eastern District of Michigan unsealed Relator’s Second Amended Complaint against the Company. In its Complaint, Relator alleges that the Company failed to report Rx Savings prices as its usual and customary charges under the Medicare Part D program and to federal and state Medicaid programs in 18 (eighteen) states and the District of Columbia; and that the Company is thus liable under the federal False Claims Act and similar False Claims Act statutes operative in the states named in the Complaint. The federal government and the 18 (eighteen) states and the District of Columbia named in the lawsuit have elected not to intervene in this action. At this stage of the proceedings, the Company is not able to either predict the outcome of this lawsuit or estimate a potential range of loss with respect to the lawsuit and is vigorously defending this lawsuit.

On April 26, 2012, the Company received an administrative subpoena from the U.S. Drug Enforcement Administration (“DEA”), Albany, New York District Office, requesting information regarding the Company’s sale of products containing pseudoephedrine (“PSE”). In April 2012, it also received a communication from the U.S. Attorney’s Office (“USAO”) for the Northern District of New York concerning an investigation of possible civil violations of the Combat Methamphetamine Epidemic Act of 2005 (“CMEA”). Additional subpoenas were issued in 2013, 2014, and 2015 seeking broader documentation regarding PSE sales and recordkeeping requirements. Assistant U.S. Attorneys from the Northern and Eastern Districts of New York and the Southern District of West Virginia are currently investigating, but no lawsuits or charges have been filed. Between September 2015 and January 2017, the Company received several grand jury subpoenas from the U.S. District Court for the Southern District of West Virginia seeking additional information in connection with the investigation of violations of the CMEA and/or the Controlled Substances Act (“CSA”). Violations of the CMEA or the CSA could result in the imposition of administrative, civil and/or criminal penalties against the Company. The Company is cooperating with the government and continues to provide information responsive to the subpoenas. The Company has entered into a tolling agreement with the USAOs in the Northern and Eastern Districts of New York and entered into a separate tolling agreement with the USAO in the Southern District of West Virginia. Discussions are underway to attempt to resolve these matters with those USAOs and the Department of Justice, but whether an agreement can be reached and on what terms is uncertain. While the Company’s management cannot predict the outcome of these matters, it is possible that the Company’s results of operations or cash flows could be materially affected by an unfavorable resolution. At this stage of the investigation, Rite Aid is not able to predict the outcome of the investigation.

In January 2013, the DEA, Los Angeles District Office, served an administrative subpoena on the Company seeking documents related to prescriptions by a certain prescriber. The USAO, Central District of California, also contacted the Company about a related investigation into allegations that Rite Aid pharmacies filled certain controlled substance prescriptions for a number of prescribers after their DEA registrations had expired or otherwise become invalid in violation of the federal Controlled Substances Act and DEA regulations. The Company responded to the administrative subpoena and subsequent informal requests for information from the USAO. The Company met with the USAO and DEA in January 2014 regarding this matter. The Company entered into a tolling agreement with the USAO. The Company recorded a legal accrual during the period ended March 1, 2014, which was revised during the period ending August 29, 2015. On February 28, 2017, the USAO, Central District of California, and the Company entered into a settlement agreement resolving this matter for an immaterial amount. The settlement agreement is not an admission of liability by the Company.

In June 2013, the Company was served with a Civil Investigative Demand (“CID”) by the United States Attorney’s Office for the Eastern District of California (the “USAO”). The CID requested records and responses to interrogatories regarding the Company’s Drug Utilization Review and prescription dispensing protocol and the dispensing of drugs designated as “Code 1” by the State of California. The Company researched the government’s allegations and refuted the government’s position in writing and on conference calls. Subsequently, the USAO’s office, along with the State of California, Department of Justice, Bureau of Medical Fraud and Elder Abuse (the “Bureau”), requested the Company to produce certain prescription files related to Code 1 drugs. There has been a series of four document productions in which the Company has produced prescription and associated documentation concerning Code 1 drugs: (i) on May 15, 2014, the government requested that the Company produce 60 prescriptions; (ii) on July 30, 2014, the government requested that the Company produce 30 prescriptions; (iii) on June 15, 2015, the government requested that the Company produce 80 prescriptions; and (iv) on September 30, 2016, the Company agreed to produce an additional 242 prescriptions. The Company is continuing discussions with the government.

Relator, Matthew Omlansky, filed a qui tam action, State of California ex rel. Matthew Omlansky v. Rite Aid Corporation, on behalf of the State of California against Rite Aid in the Superior Court of the State of California. In his Complaint, Relator alleges that Rite Aid violated the California False Claims Act by (i) failing to comply with California rules governing the Company’s reporting of its usual and customary prices; (ii) failing to dispense the least expensive equivalent generic drug in certain circumstances, in violation of applicable regulations; and (iii) dispensing, and seeking reimbursement for, restricted brand name drugs without prior approval. Relator filed his Second Amended Complaint on April 19, 2016 and Rite Aid filed its demurrer on July 29, 2016. On October 5, 2016, Rite Aid’s demurrer was granted and plaintiff’s complaint was dismissed with leave for plaintiff to file an amended complaint. Plaintiff filed a Third Amended Complaint to which Rite Aid filed a second demurrer, which is pending. At this stage of the proceedings, Rite Aid is unable to predict the outcome of its demurrer and Relator’s suit.

In addition to the above described matters, the Company is subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of business. While the Company’s management cannot predict the outcome of any of the claims, the Company’s management does not believe that the outcome of any of these legal matters will be material to the Company’s consolidated financial position. It is possible, however, that the Company’s results of operations or cash flows could be materially affected by an unfavorable resolution of pending litigation or contingencies.

22. Supplementary Cash Flow Data

	Year Ended
	March 4, 2017	February 27, 2016	February 28, 2015
Cash paid for interest (a)	$409,692	$403,727	$384,329
Cash payments for income taxes, net (a)	$17,081	$4,856	$6,665
Equipment financed under capital leases	$7,551	$9,614	$6,157
Equipment received for noncash consideration	$746	$3,011	$1,600
Accrued capital expenditures	$27,232	$50,391	$64,089
Gross borrowings from revolver (a)	$3,608,000	$4,729,000	$6,078,000
Gross repayments to revolver (a)	$3,278,000	$4,354,000	$4,753,000

(a) — Amounts are presented on a total company basis.

23. Related Party Transactions

There were receivables from related parties of $34 and $48 at March 4, 2017 and February 27, 2016, respectively.

As contemplated by the pending Merger with WBA, on December 31, 2015, the Board of Directors of the Company approved the adoption of a retention and severance program upon the recommendation of the Compensation Committee of the Board (the “Committee”), which was advised by the Committee’s independent compensation consultant, to enhance employee retention and corporate performance through the closing of the Merger, and authorized the Company to enter into individual retention award agreements with certain of its executive officers. The individual retention award agreements provide for the lump-sum payment of the retention award on the one hundred twentieth day following the closing of the Merger (the “retention date”), subject to continued employment through such retention date or upon the earlier termination of the recipient’s employment by the Company without “cause” or by the recipient for “good reason” (as such terms are defined in the Company’s 2014 Omnibus Equity Plan) (each referred to as a “qualifying termination”). The Company executed retention award agreements on December 31, 2015 with certain Company executive officers, which provided for the grant of retention awards under the terms described above and, for tax planning purposes, provide for the accelerated payment of the executive’s fiscal year 2016 bonus in 2015, the accelerated lapse of restrictions on certain time-based restricted stock awards in 2015 and, to the extent necessary for one executive officer, the accelerated payment of the retention award in 2015, in each case subject to repayment requirements on the part of the executive if the executive would not have otherwise become entitled to such payments. During fiscal 2016, the Company made advance payments to certain executives of $500 for retention bonuses and $1,778 of fiscal 2016 performance bonuses for tax planning purposes.

24. Guarantor and Non-Guarantor Condensed Consolidating Financial Information

The Company conducts the majority of its business through its subsidiaries. With the exception of EIC, substantially all of the Company’s 100 percent owned subsidiaries guarantee the obligations under the Amended and Restated Senior Secured Credit Facility, second priority secured term loan facilities, secured guaranteed notes and unsecured guaranteed notes (the “Subsidiary Guarantors”). Additionally, prior to the Acquisition, the subsidiaries, including joint ventures, that did not guarantee the Amended and Restated Senior Secured Credit Facility, second priority secured term loan facilities, secured guaranteed notes and unsecured guaranteed notes, were minor. Accordingly, condensed consolidating financial information for the Company and subsidiaries is not presented for those periods. Condensed consolidating financial information for the Company, its Subsidiary Guarantors and non-guarantor subsidiaries, is presented for periods subsequent to the Acquisition.

For the purposes of preparing the information below, the Company uses the equity method to account for its investment in subsidiaries. The equity method has been used by Subsidiary Guarantors with respect to investments in the non-guarantor subsidiaries. The subsidiary guarantees related to the Company’s Amended and Restated Senior Secured Credit Facility, second priority secured term loan facilities and secured guaranteed notes and, on an unsecured basis, the unsecured guaranteed notes, are full and unconditional and joint and several. Presented below is condensed consolidating financial information for the Company, the Subsidiary Guarantors, and the non-guarantor subsidiaries at March 4, 2017, February 27, 2016 and for the fiscal years ended March 4, 2017 and February 27, 2016. Separate financial statements for Subsidiary Guarantors are not presented.

	Rite Aid Corporation Condensed Consolidating Balance Sheet March 4, 2017
	Rite Aid Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$213,104	$32,306	$—		$245,410
Accounts receivable, net	—	1,506,288	264,838	—		1,771,126
Intercompany receivable	—	215,862	—	(215,862	)(a)	—
Inventories, net of LIFO reserve of $0, $607,326, $0, $0, and $607,326	—	1,789,541	—	—		1,789,541
Prepaid expenses and other current assets	—	203,033	8,508	—		211,541
Current assets held for sale	—	1,047,670	—	—		1,047,670
Total current assets	—	4,975,498	305,652	(215,862)		5,065,288
Property, plant and equipment, net	—	1,526,462	—	—		1,526,462
Goodwill	—	1,682,847	—	—		1,682,847
Other intangibles, net	—	661,778	53,628	—		715,406
Deferred tax assets	—	1,505,564	—	—		1,505,564
Investment in subsidiaries	15,275,488	50,004	—	(15,325,492	)(b)	—
Intercompany receivable	—	7,331,675	—	(7,331,675	)(a)	—
Other assets	—	215,917	—	—		215,917
Noncurrent assets held for sale	—	882,268	—	—		882,268
Total assets	$15,275,488	$18,832,013	$359,280	$(22,873,029)		$11,593,752
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$90	$17,619	$—	$—		$17,709
Accounts payable	—	1,609,025	4,884	—		1,613,909
Intercompany payable	—	—	215,862	(215,862	)(a)	—
Accrued salaries, wages and other current liabilities	66,365	1,207,240	67,342			1,340,947
Current liabilities held for sale	—	32,683	—	—		32,683
Total current liabilities	66,455	2,866,567	288,088	(215,862)		3,005,248
Long-term debt, less current maturities	3,235,888	—	—	—		3,235,888
Lease financing obligations, less current maturities	—	37,204	—	—		37,204
Intercompany payable	7,331,675	—	—	(7,331,675	)(a)	—
Other noncurrent liabilities	—	622,762	21,188	—		643,950
Noncurrent liabilities held for sale	4,027,400	29,992	—	—		4,057,392
Total liabilities	14,661,418	3,556,525	309,276	(7,547,537)		10,979,682
Commitments and contingencies	—	—	—	—		—
Total stockholders’ equity	614,070	15,275,488	50,004	(15,325,492	)(b)	614,070
Total liabilities and stockholders’ equity	$15,275,488	$18,832,013	$359,280	$(22,873,029)		$11,593,752

(a)                                 Elimination of intercompany accounts receivable and accounts payable amounts.

(b)                                 Elimination of investments in consolidated subsidiaries.

	Rite Aid Corporation Condensed Consolidating Balance Sheet February 27, 2016
	Rite Aid Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$90,569	$33,902	$—		$124,471
Accounts receivable, net	—	1,316,797	284,211	—		1,601,008
Intercompany receivable	—	224,220	—	(224,220	)(a)	—
Inventories, net of LIFO reserve of $0, $635,024, $0, $0, and $635,024	—	1,734,937	—	—		1,734,937
Prepaid expenses and other current assets	—	121,684	6,460	—		128,144
Current assets held for sale	—	962,167	—	—		962,167
Total current assets	—	4,450,374	324,573	(224,220)		4,550,727
Property, plant and equipment, net	—	1,579,564	—	—		1,579,564
Goodwill	—	1,680,843	—	—		1,680,843
Other intangibles, net	—	792,068	55,928	—		847,996
Deferred tax assets	—	1,539,141	—	—		1,539,141
Investment in subsidiaries	14,832,523	57,167	—	(14,889,690	)(b)	—
Intercompany receivable	—	7,270,869	—	(7,270,869	)(a)	—
Other assets	—	202,758	6,069	—		208,827
Noncurrent assets held for sale	—	869,912	—	—		869,912
Total assets	$14,832,523	$18,442,696	$386,570	$(22,384,779)		$11,277,010
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$90	$23,146	$—	$—		$23,236
Accounts payable	—	1,541,984	813	—		1,542,797
Intercompany payable	—	—	224,220	(224,220	)(a)	—
Accrued salaries, wages and other current liabilities	65,743	1,240,442	87,433	—		1,393,618
Current liabilities held for sale	—	37,244	—	—		37,244
Total current liabilities	65,833	2,842,816	312,466	(224,220)		2,996,895
Long-term debt, less current maturities	2,886,993	—	—	—		2,886,993
Lease financing obligations, less current maturities	—	41,364	—	—		41,364
Intercompany payable	7,270,869	—	—	(7,270,869	)(a)	—
Other noncurrent liabilities	—	689,742	16,937	—		706,679
Noncurrent liabilities held for sale	4,027,400	36,251	—	—		4,063,651
Total liabilities	14,251,095	3,610,173	329,403	(7,495,089)		10,695,582
Commitments and contingencies	—	—	—	—		—
Total stockholders’ equity	581,428	14,832,523	57,167	(14,889,690	)(b)	581,428
Total liabilities and stockholders’ equity	$14,832,523	$18,442,696	$386,570	$(22,384,779)		$11,277,010

(a)                                 Elimination of intercompany accounts receivable and accounts payable amounts.

(b)                                 Elimination of investments in consolidated subsidiaries.

	Rite Aid Corporation Condensed Consolidating Statement of Operations For the Year Ended March 4, 2017
	Rite Aid Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Revenues	$—	$22,821,940	$223,077	$(117,477	)(a)	$22,927,540
Costs and expenses:
Cost of revenues	—	17,767,363	213,225	(117,755	)(a)	17,862,833
Selling, general and administrative expenses	—	4,763,176	13,541	278	(a)	4,776,995
Lease termination and impairment expenses	—	45,778	—	—		45,778
Interest expense	182,282	17,796	(13)	—		200,065
Gain on sale of assets, net	—	(6,649)	—	—		(6,649)
Equity in earnings of subsidiaries, net of tax	(418,261)	5,101	—	413,160	(b)	—
	(235,979)	22,592,565	226,753	295,683		22,879,022
Income (loss) before income taxes	235,979	229,375	(3,676)	(413,160)		48,518
Income tax expense	—	43,013	1,425	—		44,438
Net income (loss) from continuing operations	235,979	186,362	(5,101)	(413,160	)(b)	4,080
Net income (loss) from discontinued operations	(231,926)	231,899	—	—		(27)
Net income (loss)	$4,053	$418,261	$(5,101)	$(413,160)		$4,053
Total other comprehensive income (loss)	5,464	5,464	—	(5,464)		5,464
Comprehensive income (loss)	$9,517	$423,725	$(5,101)	$(418,624)		$9,517

(a)                                 Elimination of intercompany revenues and expenses.

(b)                                 Elimination of equity in earnings of subsidiaries.

	Rite Aid Corporation Condensed Consolidating Statement of Operations For the Year Ended February 27, 2016
	Rite Aid Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations		Consolidated
	(in thousands)
Revenues	$—	$20,765,351	$162,620	$(157,734	)(a)	$20,770,237
Costs and expenses:
Cost of revenues	—	15,778,258	154,838	(154,838	)(a)	15,778,258
Selling, general and administrative expenses	—	4,572,146	11,921	(2,896	)(a)	4,581,171
Lease termination and impairment expenses	—	40,477	—	—		40,477
Interest expense	151,862	34,268	2	—		186,132
Loss on debt retirement, net	33,205	—	—	—		33,205
Loss on sale of assets, net	—	(606)	—	—		(606)
Equity in earnings of subsidiaries, net of tax	(613,974)	3,972	—	610,002	(b)	—
	(428,907)	20,428,515	166,761	452,268		20,618,637
Income (loss) before income taxes	428,907	336,836	(4,141)	(610,002)		151,600
Income tax expense (benefit)	—	49,681	(169)	—		49,512
Net income (loss) from continuing operations	428,907	287,155	(3,972)	(610,002	)(b)	102,088
Net income (loss) from discontinued operations	(263,442)	326,819	—	—		63,377
Net income (loss)	$165,465	$613,974	$(3,972)	$(610,002)		$165,465
Total other comprehensive (loss) income	(1,931)	(1,931)	—	1,931		(1,931)
Comprehensive income (loss)	$163,534	$612,043	$(3,972)	$(608,071)		$163,534

(a)                                 Elimination of intercompany revenues and expenses.

(b)                                 Elimination of equity in earnings of subsidiaries.

	Rite Aid Corporation Condensed Consolidating Statement of Cash Flows For the Year Ended March 4, 2017
	Rite Aid Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating activities:
Net cash (used in) provided by operating activities	$(162,842)	$347,465	$(1,596)	$—	$183,027
Investing activities:
Payments for property, plant and equipment	—	(254,149)	—	—	(254,149)
Intangible assets acquired	—	(39,648)	—	—	(39,648)
Intercompany activity	—	(57,817)	—	57,817	—
Proceeds from dispositions of assets and investments	—	16,852	—	—	16,852
Net cash (used in) provided by investing activities	—	(334,762)	—	57,817	(276,945)
Financing activities:
Net proceeds from revolver	330,000	—	—	—	330,000
Principal payments on long-term debt	—	(16,588)	—	—	(16,588)
Change in zero balance cash accounts	—	43,080	—	—	43,080
Net proceeds from issuance of common stock	6,951	—	—	—	6,951
Excess tax benefit on stock options and restricted stock	—	543	—	—	543
Payments for taxes related to net share settlement of equity awards	—	(6,254)	—	—	(6,254)
Intercompany activity	57,817	—	—	(57,817)	—
Net cash provided by (used in) financing activities	394,768	20,781	—	(57,817)	357,732
Cash flows of discontinued operations:
Operating activities of discontinued operations	(231,926)	281,016	—	—	49,090
Investing activities of discontinued operations	—	(187,314)	—	—	(187,314)
Financing activities of discontinued operations	—	(4,651)	—	—	(4,651)
Net cash provided by (used in) discontinued operations	(231,926)	89,051	—	—	(142,875)
Increase (decrease) in cash and cash equivalents	—	122,535	(1,596)	—	120,939
Cash and cash equivalents, beginning of period	—	90,569	33,902	—	124,471
Cash and cash equivalents, end of period	$—	$213,104	$32,306	$—	$245,410

	Rite Aid Corporation Condensed Consolidating Statement of Cash Flows For the Year Ended February 27, 2016
	Rite Aid Corporation (Parent Company Only)	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Operating activities:
Net cash (used in) provided by operating activities	$(124,429)	$841,258	$(6,486)	$—	$710,343
Investing activities:
Payments for property, plant and equipment	—	(391,199)	—	—	(391,199)
Intangible assets acquired	—	(89,874)	—	—	(89,874)
Acquisition of businesses, net of cash acquired	(1,778,377)	—	—	—	(1,778,377)
Intercompany activity	(103,834)	(794,422)	—	898,256	—
Proceeds from sale-leaseback transaction	—	26,953	—	—	26,953
Proceeds from dispositions of assets and investments	—	9,773	—	—	9,773
Net cash (used in) provided by investing activities	(1,882,211)	(1,238,769)	—	898,256	(2,222,724)
Financing activities:
Proceeds from issuance of long-term debt	1,800,000	—	—	—	1,800,000
Net proceeds from revolver	375,000	—	—	—	375,000
Principal payments on long-term debt	(650,079)	(17,415)	—	—	(667,494)
Change in zero balance cash accounts	—	(62,878)	—	—	(62,878)
Net proceeds from issuance of common stock	11,376	—	—	—	11,376
Financing fees paid for early debt redemption	(26,003)	—	—	—	(26,003)
Excess tax benefit on stock options and restricted stock	—	22,884	—	—	22,884
Payments for taxes related to net share settlement of equity awards	—	(17,506)	—	—	(17,506)
Deferred financing costs paid	(34,634)	—	—	—	(34,634)
Intercompany activity	794,422	63,446	40,388	(898,256)	—
Net cash provided by (used in) financing activities	2,270,082	(11,469)	40,388	(898,256)	1,400,745
Cash flows of discontinued operations:
Operating activities of discontinued operations	(263,442)	568,007	—	—	304,565
Investing activities of discontinued operations	—	(179,134)	—	—	(179,134)
Financing activities of discontinued operations	—	(5,223)	—	—	(5,223)
Net cash provided by (used in) discontinued operations	(263,442)	383,650	—	—	120,208
(Decrease) increase in cash and cash equivalents	—	(25,330)	33,902	—	8,572
Cash and cash equivalents, beginning of period	—	115,899	—	—	115,899
Cash and cash equivalents, end of period	$—	$90,569	$33,902	$—	$124,471

25. Interim Financial Results (Unaudited)

	Fiscal Year 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)	Year
Revenues	$5,725,485	$5,629,559	$5,669,111	$5,903,385	$22,927,540
Cost of revenues	4,496,400	4,387,845	4,424,260	4,554,328	17,862,833
Selling, general and administrative expenses	1,179,775	1,175,430	1,168,646	1,253,144	4,776,995
Lease termination and impairment charges	5,778	7,226	7,199	25,575	45,778
Interest expense	46,668	49,703	50,303	53,391	200,065
Loss (gain) on sale of assets, net	397	(560)	(225)	(6,261)	(6,649)
	5,729,018	5,619,644	5,650,183	5,880,177	22,879,022
(Loss) income before income taxes	(3,533)	9,915	18,928	23,208	48,518
Income tax (benefit) expense	(3,021)	3,879	(4,682)	48,262	44,438
Net (loss) income from continuing operations	(512)	6,036	23,610	(25,054)	4,080
Net income (loss) from discontinued operations	(4,076)	8,737	(8,600)	3,912	(27)
Net (loss) income	$(4,588)	$14,773	$15,010	$(21,142)	$4,053
Basic and diluted (loss) income per share(1):
Continuing operations	$(0.00)	$0.01	$0.02	$(0.02)	$0.00
Discontinued operations	$(0.00)	$0.00	$(0.01)	$0.00	$0.00
Net basic and diluted income per share	$(0.00)	$0.01	$0.01	$(0.02)	$0.00

	Fiscal Year 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Revenues	$4,165,244	$5,169,082	$5,660,635	$5,775,276	$20,770,237
Cost of revenues	2,997,079	3,950,461	4,377,587	4,453,131	15,778,258
Selling, general and administrative expenses	1,092,363	1,125,178	1,169,319	1,194,311	4,581,171
Lease termination and impairment charges	5,019	9,637	6,951	18,870	40,477
Interest expense	57,765	49,555	41,014	37,798	186,132
Loss on debt retirements, net	—	33,205	—	—	33,205
Loss (gain) on sale of assets, net	(258)	(694)	2,128	(1,782)	(606)
	4,151,968	5,167,342	5,596,999	5,702,328	20,618,637
Income before income taxes	13,276	1,740	63,636	72,948	151,600
Income tax expense	5,241	900	28,499	14,872	49,512
Net (loss) income from continuing operations	8,035	840	35,137	58,076	102,088
Net income (loss) from discontinued operations	10,801	20,629	24,406	7,541	63,377
Net (loss) income	$18,836	$21,469	$59,543	$65,617	$165,465
Basic and diluted (loss) income per share(1):
Continuing operations	$0.01	$0.00	$0.03	$0.06	$0.10
Discontinued operations	$0.01	$0.02	$0.03	$0.00	$0.06
Net basic and diluted income per share	$0.02	$0.02	$0.06	$0.06	$0.16

(1)                                 Income per share amounts for each quarter may not necessarily total to the yearly income per share due to the weighting of shares outstanding on a quarterly and year-to-date basis.

(2)                                 The interim financial results for the fourth quarter of fiscal 2017 includes 14 weeks.

26. Financial Instruments

The carrying amounts and fair values of financial instruments at March 4, 2017 and February 27, 2016 are listed as follows:

	2017		2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Variable rate indebtedness	$3,368,484	$3,404,225	$3,027,675	$3,025,500
Fixed rate indebtedness	$3,894,894	$4,152,374	$3,886,808	$4,210,416

Cash, trade receivables and trade payables are carried at market value, which approximates their fair values due to the short-term maturity of these instruments. In addition, as of March 4, 2017 and February 27, 2016, the Company had $6,874 and $6,069, respectively, of investments carried at amortized cost, as these investments are being held to maturity. As of March 4, 2017, these investments are included as a component of prepaid expenses and other current assets. As of February 27, 2016, these investments are included as a component of other assets. The Company believes the carrying value of these investments approximates their fair value.

The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

LIBOR-based borrowings under credit facilities:

The carrying amounts for LIBOR-based borrowings under the credit facilities, term loans and term notes are estimated based on the quoted market price of the financial instruments.

Long-term indebtedness:

The fair values of long-term indebtedness are estimated based on the quoted market prices of the financial instruments. If quoted market prices were not available, the Company estimated the fair value based on the quoted market price of a financial instrument with similar characteristics.

27. Asset Sale to WBA

The discussion and presentation of the operating and financial results of our business segments have been impacted by the following events.

Termination of Merger Agreement with WBA

On June 28, 2017, Rite Aid, WBA and Victoria Merger Sub, Inc. entered into a Termination Agreement (the “Merger Termination Agreement”) under which the parties agreed to terminate the Merger Agreement.  The Merger Termination Agreement provides that WBA would pay to Rite Aid a termination fee in the amount of $325,000, which was received on June 30, 2017.

Entry Into Amended and Restated Asset Purchase Agreement with WBA

On September 18, 2017, the Company entered into the Asset Purchase Agreement with WBA and Walgreen Co., an Illinois corporation and wholly owned direct subsidiary of WBA (“Buyer”), which amended and restated in its entirety the previously disclosed Asset Purchase Agreement, dated as of June 28, 2017, by and among the Company, WBA and Buyer.  Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer will purchase from the Company 1,932 stores (the “Acquired Stores”), three (3) distribution centers, related inventory and other specified assets and liabilities related thereto (collectively the “Assets to be Sold” or the “Disposal Group”) for a purchase price of approximately $4,375,000, on a cash-free, debt-free basis (the “Sale”).

The Company announced on September 19, 2017 that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired with respect to the Sale.

The majority of closing conditions to the Sale have been satisfied, and the subsequent transfer of the Company’s distribution centers and related assets remain subject to minimal customary closing conditions applicable only to the distribution centers being transferred at such distribution center closing, as specified in the Asset Purchase Agreement.

The parties to the Asset Purchase Agreement have each made customary representations and warranties. The Company has agreed to various covenants and agreements, including, among others, the Company’s agreement to conduct its business at the Acquired Stores in the ordinary course during the period between the execution of the Asset Purchase Agreement and the subsequent closings.  The Company has also agreed to provide transition services to Buyer for up to three (3) years after the initial closing of the Sale.

In the event that the Company enters into an agreement to sell all of the remainder of Rite Aid or over 50% of its stock or assets to a third party prior to the end of the transition period under the Transition Services Agreement (“TSA”), any potential acquirer would be obligated to assume the Company’s remaining obligations under the TSA.  Under the terms of the Amended and Restated Asset Purchase Agreement, the Company has the option to purchase pharmaceutical drugs through an affiliate of WBA under terms, including cost, that are substantially equivalent to Buyer’s for a period of ten (10) years, subject to certain terms and conditions.

Divestiture of the Assets to be Sold

Based on its magnitude and because the Company is exiting certain markets, the Sale represents a significant strategic shift that has a material effect on the Company’s operations and financial results.  Accordingly, the Company has applied discontinued operations treatment for the Sale as required by Accounting Standards Codification 210-05 — Discontinued Operations (ASC 205-20). In accordance with ASC 205-20, the Company reclassified the Disposal Group to assets and liabilities held for sale on its consolidated balance sheets as of the periods ended March 4, 2017 and February 27, 2016, and reclassified the financial results of the Disposal Group in its consolidated statements of operations and consolidated statements of cash flows for all periods presented and the notes thereto. The Company also revised its discussion and presentation of operating and financial results to be reflective of its continuing operations as required by ASC 205-20.

The carrying amount of the Assets to be Sold, which were included in the Retail Pharmacy segment, have been reclassified from their historical balance sheet presentation to current and non-current assets and liabilities held for sale as follows:

	March 4, 2017	February 27, 2016
Inventories	$1,047,670	$962,167
Current assets held for sale	$1,047,670	$962,167
Property and equipment	$725,230	$675,834
Goodwill (a)	32,632	32,632
Intangible assets	120,389	156,383
Other assets	4,017	5,063
Noncurrent assets held for sale	$882,268	$869,912
Current maturities of long-term lease financing obligations	$3,626	$3,612
Accrued salaries, wages and other current liabilities	29,057	33,632
Current liabilities held for sale	$32,683	$37,244
Long-term debt, less current maturities (b)	$4,027,400	$4,027,400
Lease financing obligations, less current maturities	6,866	11,531
Other noncurrent liabilities	23,126	24,720
Noncurrent liabilities held for sale	$4,057,392	$4,063,651

(a)         The Company had $76,124 of goodwill in its Retail Pharmacy segment resulting from the acquisition of Health Dialog and RediClinic, which is accounted for as Retail Pharmacy segment enterprise goodwill.  The Company has allocated a portion of its Retail Pharmacy segment enterprise goodwill to the discontinued operation.

(b)         In connection with the Sale, the Company is estimating that the Sale will provide excess cash proceeds of approximately $4,027,400 which will be used to repay outstanding indebtedness.  As such, the $4,027,400 of estimated repayment of outstanding indebtedness has been included in liabilities held for sale as of March 4, 2017 and February 27, 2016.

The operating results of the discontinued operations that are reflected on the consolidated statements of operations within net income (loss) from discontinued operations are as follows:

	March 4, 2017	February 27, 2016	February 28, 2015
Revenues	$10,050,049	$10,045,543	$9,970,182
Costs and expenses:
Cost of revenues	7,340,691	7,211,267	7,112,860
Selling, general and administrative expenses(a) (b)	2,465,364	2,432,175	2,416,361
Lease termination and impairment charges	9,516	7,946	4,741
Interest expense (c)	231,926	263,442	280,615
(Gain) loss on sale of assets, net	2,625	3,909	1,117
	10,050,122	9,918,739	9,815,694
Income (loss) from discontinued operations before income taxes	(73)	126,804	154,488
Income tax expense (benefit)	46	63,427	57,161
Net income (loss) from discontinued operations, net of tax	$(27)	$63,377	$97,327

(a)                                 Selling, general and administrative expenses for the discontinued operations excludes corporate overhead.  These charges are reflected in continuing operations

(b)                                 Corporate support activities related to the Disposal Group were not reclassified to discontinued operations.

(c)                                  In accordance with ASC 205-20, the operating results for the years ended March 4, 2017, February 27, 2016, and February 28, 2015, for the discontinued operations include interest expense relating to the $4,027,400 of outstanding indebtedness expected to be repaid with the estimated excess proceeds from the Sale.

The operating results reflected above do not fully represent the Disposal Group’s historical operating results, as the results reported within net income from discontinued operations only include expenses that are directly attributable to the Disposal Group.

The Company will continue to generate pharmacy services revenue from the Disposal Group after the Sale is completed.  As such, the Company has increased revenues and cost of revenues of the continuing operations to reflect amounts that were previously eliminated in consolidation relating to intercompany sales between the Company and the Disposal Group.  Accordingly, the Company has reversed $132,516 and $79,123 of revenues and cost of revenues for the years ended March 4, 2017 and February 27, 2016 that had previously been eliminated in consolidation.

RITE AID CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended March 4, 2017, February 27, 2016, and February 28, 2015

(dollars in thousands)

Allowances deducted from accounts receivable for estimated uncollectible amounts:	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
Year ended March 4, 2017	$32,820	$72,876	$74,805	$30,891
Year ended February 27, 2016	$31,247	$71,984	$70,411	$32,820
Year ended February 28, 2015	$26,873	$66,319	$61,945	$31,247